UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.
(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

DATE	April 26, 2012

TIME	8:30 a.m. Eastern Daylight Time

LOCATION	Renaissance Boca Raton Hotel

2000 Northwest 19th Street

Boca Raton, FL 33431

561-939-1568

ITEMS OF BUSINESS	1. To elect ten (10) members of the Board of Directors named, and for the term described, in this Proxy Statement;

2. To ratify our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the current year;

3. To hold an advisory vote approving the Company’s executive compensation;

4. To transact any other business that may properly come before the meeting and any adjournment thereof.

RECORD DATE	You must own Office Depot voting securities of record as of the close of business on February 28, 2012, to attend and vote at our Annual Meeting of Shareholders and any adjournment thereof.

ANNUAL REPORT	Our 2011 Annual Report on Form 10-K is enclosed with these proxy materials.

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of the Company’s proxy statement, annual report and other materials (the “proxy materials”) relating to the 2012 Annual Meeting to shareholders, the Company may furnish proxy materials to shareholders on the Internet by mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform shareholders when the materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials and the Company’s annual report, as well as how to submit your proxy, over the Internet. The Notice of Internet Availability will also serve as your admission ticket should you decide to attend the Annual Meeting in person. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

If you would like to register to receive materials relating to next year’s annual meeting of shareholders electronically instead of by mail, please go to www.proxyvote.com and follow the instructions to enroll.

We highly recommend that you consider electronic delivery of these documents as it helps lower the Company’s costs and reduce the amount of paper mailed to your home.

By order of the Board of Directors,

Elisa D. Garcia C. Executive Vice President, General Counsel & Corporate Secretary

Boca Raton, Florida

March 15, 2012

Please note that for security reasons, we will require that you present the admission ticket and a positive picture identification if you attend our Annual Meeting. The Notice of Internet Availability will serve as your admission ticket should you decide to attend the Annual Meeting. If you chose to receive a hard copy of the proxy materials, the proxy card included in the materials will serve as your admission ticket. We reserve the right to exclude any person whose name does not appear on our official shareholder list as of our Record Date of February 28, 2012. If you hold shares in “street name” and do not have a ticket, you must bring a letter from your stockbroker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for the meeting or for any other reason. Cameras, recording devices and other electronic devices, signs and placards will NOT be permitted at the meeting.

i

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PROXY STATEMENT

FOR THE

2012 ANNUAL MEETING OF SHAREHOLDERS

OF

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

Telephone (561) 438-4800

The Board of Directors of Office Depot, Inc. (“Office Depot” or the “Company”) is soliciting proxies to be voted at our 2012 Annual Meeting of Shareholders to be held on April 26, 2012 (“Annual Meeting”), at 8:30 a.m. Eastern Daylight Time, at the Renaissance Boca Raton Hotel, 2000 Northwest 19th Street, Boca Raton, Florida 33431, and at any postponement or adjournment of the Annual Meeting. We are providing this Proxy Statement to our Shareholders (“Shareholders”) on or about March 15, 2012. Our Shareholders of record are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

If you are planning to attend the Annual Meeting in person, you must have an admission ticket. All attendees will be required to present the admission ticket and a government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. The Notice of Internet Availability will serve as your admission ticket.

If you received a hard copy of the proxy materials, the proxy card included in the materials will serve as your admission ticket. If you received the proxy materials by electronic delivery, but still wish to receive a hard copy of the materials, you may do so by requesting a hard copy using any of the means described below in “Notice of Electronic Availability of Proxy Statement and Annual Report on Form 10-K”.

If you hold shares in “street name” and do not have a ticket, you must bring a letter from your stockbroker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit.

Purposes of the Meeting. Important matters outlined in the Notice of this Meeting will be considered at our Annual Meeting. We have provided these proxy materials to you in connection with the solicitation of proxies by our Board of Directors (“Board of Directors” or “Board”, or individually, each a “Director”). This Proxy Statement describes matters on which you, as a Shareholder, are entitled to vote and provides you with information so that you can make an informed decision.

Notice of Electronic Availability of Proxy Statement and Annual Report on Form 10-K. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy statement, annual report and other materials (the “proxy materials”) relating to the Annual Meeting to shareholders, the Company may furnish proxy materials to shareholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to inform shareholders when the materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

The Company intends to commence distribution of the Notice of Internet Availability to stockholders on or about March 15, 2012.

The Company will first make available the proxy solicitation materials at www.proxyvote.com on or about March 15, 2012 to all shareholders entitled to vote at the Annual Meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com. Our 2011 annual report to shareholders will be made available at the same time and by the same methods.

Voting Your Shares. You may vote your shares in one of the following ways: (1) in person at the Annual Meeting; (2) by voting electronically using a touch-tone telephone at 800-690-6903; or (3) by using the Internet to vote your shares at www.proxyvote.com. If your shares are held in “street name” with a broker or similar party, you have a right to direct that organization on how to vote the shares held in your account. You will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you choose to use the Internet or telephone to vote, you must do so by 6:00 p.m. Eastern Daylight Time on April 25, 2012, the day before our Annual Meeting takes place.

If you have received, by request, a hard copy of the proxy card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card and return it in the business reply envelope provided so that it is received prior to the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by telephone or the Internet or, if you requested a paper proxy card, by completing and returning the proxy card as promptly as possible, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

OUR BOARD OF DIRECTORS RECOMMENDS:

•	that you vote FOR its nominees for Directors of the Company as described in Item 1;

•	that you vote FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm as described in Item 2; and

•	that you vote FOR, on an advisory basis, the approval of the Company’s executive compensation described in Item 3.

Shareholders Eligible to Vote at Our Annual Meeting; List of Shareholders Available. Owners of our voting securities as of the close of business on February 28, 2012 (the “Record Date”) will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a “holder of record” as of the Record Date. If your shares are registered directly in your name with our transfer agent, Computershare, you are a Shareholder of record, and these proxy materials are being sent directly to you from the Company. As the Shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. If your shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the Shareholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares. However, since you are not the Shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the Shareholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

A list of Shareholders entitled to vote at the meeting will be available at our Annual Meeting and for ten days prior to the meeting between the hours of 9:00 a.m. and 4:00 p.m. Eastern Daylight Time at our corporate headquarters in Boca Raton, Florida. As of February 28, 2012, there were 280,864,843 shares of common stock outstanding and owned by Shareholders (i.e., excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting. In addition, as of

February 28, 2012, there were 274,596 shares of 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share and 75,404 shares of 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, outstanding which in the aggregate are entitled to 75,545,774 votes.

Proxies. Our Board of Directors has appointed certain persons (“proxy holders”) to vote proxy shares in accordance with the instructions of our Shareholders. If you authorize the proxy holders to vote your shares with respect to any matter to be acted upon, the shares will be voted in accordance with your instructions. If you are a Shareholder of record and you authorize the proxy holders to vote your shares but do NOT specify how your shares should be voted, the proxy holders will vote your shares as our Board of Directors recommends. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

If you are a beneficial owner of shares held in street name and do not provide your broker or nominee instructions on how to vote your shares a “broker non-vote” occurs. Under the rules of the New York Stock Exchange, the organization that holds your shares (i.e. your broker or nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a beneficial owner of shares held in street name and the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the Inspector of Election that it does not have the authority to vote on such matters with respect to your shares. Proposal No. 2 (ratification of appointment of the independent registered public accountant) is a matter the Company believes will be designated “routine.” A broker or nominee may generally vote on routine matters. Proposal No. 1 (election of Directors) and Proposal No. 3 (advisory approval of the Company’s executive compensation) will be considered “non-routine.” A broker or other nominee cannot vote on non-routine matters without instruction.

Revocation of Proxies. You can change or revoke your proxy at any time prior to the voting at the Annual Meeting: (1) by mailing your request to our Corporate Secretary at our corporate headquarters, at 6600 North Military Trail, Boca Raton, FL 33496, so that it is received not later than 4:00 p.m. Eastern Daylight Time, on April 25, 2012; (2) if you voted by Internet or telephone, by voting again via the Internet or by telephone; (3) by voting your shares by ballot in person at the Annual Meeting; or (4) if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Solicitation of Proxies. In addition to soliciting proxies by mail, we also may solicit proxies in person, by telephone or over the Internet. Our employees do not receive additional compensation for their solicitation services. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the “beneficial owner”) may solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We also have hired Morrow & Co., LLC to assist us in communicating with these institutions and forwarding solicitation materials to them, and we have agreed to pay Morrow & Co., LLC a fee of $12,000 plus reimbursement of its reasonable out-of-pocket expenses in connection with this service. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Establishing a Quorum. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding voting securities must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present.

Effect of Abstentions and Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion as discussed above. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as broker “non-votes.” Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” any matter. Broker non-votes will not be counted as shares entitled to vote and accordingly will not affect the outcome with respect to any matter to be voted on at the Annual Meeting.

Required Vote.

Election of Directors. In an uncontested election, each nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more Directors or shares held by a broker for which voting instructions have not been given will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. In a contested election (an election in which the number of candidates exceeds the number of director positions to be filled), the number of Director nominees that equals the number of director positions to be filled receiving the greatest number of votes cast will be elected as Directors.

Ratification of Independent Registered Public Accounting Firm. Pursuant to the Company’s Amended and Restated Bylaws (“Bylaws”), ratification of the Company’s independent registered public accounting firm requires that a majority of the votes cast at the Annual Meeting be voted “FOR” the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be counted as a vote cast “FOR” or “AGAINST” that proposal. Thus, abstentions will not affect the outcome with respect to this matter.

Advisory Vote Approving the Company’s Executive Compensation. We will consider this proposal to be approved, on an advisory basis, if this proposal receives the affirmative vote of a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. Abstentions and shares held by a broker for which voting instructions have not been given will not be counted as a vote cast either “for” or “against” executive compensation.

Other Matters. Other than the proposal that is subject to an advisory vote, pursuant to the Company’s Bylaws, approval of any other proposal to be voted upon at the Annual Meeting requires a majority of the votes present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the Annual Meeting to be voted “FOR” the proposal. Accordingly, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

ITEM 1: ELECTION OF DIRECTORS

Nominees for Directors of Office Depot

The Board proposes the following ten (10) nominees for election of Directors at the 2012 Annual Meeting. The Directors will hold office from the election until the next Annual Meeting, or until their successors have been elected and qualified. The ten (10) nominees for election at the 2012 Annual Meeting are all currently Directors of the Company. The Company’s Board of Directors has determined that nine (9) nominees satisfy the New York Stock Exchange’s (the “NYSE”) definition of independent Director. We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Should any of the nominees become unable to serve, our Corporate Governance and Nominating Committee may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR the nominee who is unable to serve will be voted for the substitute nominee so named. If a substitute nominee is not named, all proxies will be voted for the election of the remaining nominees (or as directed on your proxy). In no event will more than ten (10) Directors be elected at our 2012 Annual Meeting. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

BIOGRAPHICAL INFORMATION ON THE NOMINEES

NEIL R. AUSTRIAN	AGE: 72

Mr. Austrian has served as a Director on our Board since 1998. Mr. Austrian has served as Chair and Chief Executive Officer (“Chair and CEO”) of the Company since May 2011, prior to which he was Interim Chair and CEO since November 2010. He also served in the Interim role from October 2004 through March 2005. Mr. Austrian has in-depth insights into the Company’s operations and its management which uniquely qualifies him for serving on our Company’s Board. In addition, Mr. Austrian’s experience as President and Chief Operating Officer of the National Football League from April 1991 until December 1999, makes him well suited to understand and oversee the complex managerial, strategic and financial considerations necessary to serve on the board of a corporation such as Office Depot. His experience at Dillon Reed & Co. Inc. as Managing Director from October 1987 until March 1991 provided him with a sound footing in finance, investment banking and deal negotiation. In addition, Mr. Austrian served as the Chief Financial Officer of Doyle Berbach Advertising, a public advertising agency, from 1974 until 1978, which enhanced his finance, marketing, and strategic experience. Mr. Austrian’s knowledge of all aspects of the direct sales business gained while serving as a director of Viking Office Products from 1988 until August 1998 when it merged with Office Depot, further strengthens his knowledge of our industry. Mr. Austrian also serves as a director of the DirecTV Group.

JUSTIN BATEMAN	AGE: 38

Mr. Bateman has served as a Director on our Board since June 2009. He is a senior Partner with BC Partners, the U.S. investment arm of which he co-established in early 2008, and is based in the firm’s New York office. Mr. Bateman initially joined BC Partners’ London office in 2000 from PricewaterhouseCoopers, where he spent three years in Transaction Services working on due diligence projects for both financial investors and corporate clients. In 2002 he left BC Partners to complete his MBA at INSEAD before rejoining the BC Partners London office. Over the years Mr. Bateman has participated in or been a board member of General Healthcare Group, Baxi Holdings, Ltd. and Regency Entertainment. He is currently a director of Intelsat S.A., the leading international provider of fixed satellite services. Mr. Bateman was appointed as a Director of the Company pursuant to the terms of the Investor Rights Agreement in connection with the Company’s private equity investment transaction with BC Partners. Mr. Bateman serves as a non-voting observer on the Audit Committee and his experience as a chartered accountant and understanding of accounting issues is helpful in fulfilling the committee’s oversight responsibilities. Mr. Bateman’s analysis of and participation in the oversight of BC

Partners portfolio companies provides him with the skills he needs to assist the Company with its strategic planning process. Mr. Bateman’s education and experience in business and finance allows him to provide the Board significant managerial, strategic, financial and compliance-based expertise.

THOMAS J. COLLIGAN	AGE: 67

Mr. Colligan has served as a Director on our Board since January 2010. He served as Vice Dean of The Wharton School’s Aresty Institute of Executive Education from 2007 to June 2010 where he was responsible for the non-degree executive education programs. From 2004 to 2007, Mr. Colligan served as a managing director at Duke Corporate Education, a corporation that provides custom executive education and is affiliated with Duke University’s Fuqua School of Business. Prior to joining Duke Corporate Education, he was Vice Chairman of PricewaterhouseCoopers LLP from 2001 to 2004 and served there in other capacities from 1969 to 2004, including as a partner. Mr. Colligan also has advised Fortune 500 companies in various industries, including technology, telecommunications, pharmaceuticals and consumer products. Mr. Colligan is currently a director of CNH Global, N.V., and Targus Group International, Inc., a non-public company and leading global supplier of notebook carrying cases and accessories. He previously served as a director of Schering-Plough Corporation, Anesiva, Inc. and Educational Management Corporation. Mr. Colligan’s experience as a former audit partner and Vice Chairman of PricewaterhouseCoopers qualifies him to serve on the Board of Directors and to provide guidance to the Company’s internal audit function. In addition, Mr. Colligan’s former position as Vice Dean of The Wharton School’s Aresty Institute of Executive Education and his previous position as Managing Director at Duke Corporate Education have provided him a broad based understanding of new and developing business strategies that are helpful to our Board.

MARSHA J. EVANS	AGE: 64

Ms. Evans has served as a Director on our Board since 2006. Ms. Evans was acting Commissioner of the Ladies Professional Golf Association from July 2009 to January 2010, President and Chief Executive Officer of the American Red Cross from 2002 to 2005, and National Executive Director of The Girl Scouts of the USA from 1998 to 2002. Ms. Evans retired from the U.S. Navy in 1998 with the rank of Rear Admiral. From 1995 to 1998 Ms. Evans served as superintendent of the Naval Postgraduate School in Monterey, California and from 1993 to 1995 she led the Navy’s worldwide recruitment organization, during which time she developed extensive human resources experience. Ms. Evans also served as a director of Huntsman Corporation from 2005 to 2011. Currently, she is also a Director of Weight Watchers International, the North Highland Company and The Estate of Lehman Brothers Holdings. Ms. Evans brings significant leadership experience to our Board of Directors and the Board relies on her perspectives on human resources and governance issues.

BRENDA J. GAINES	AGE: 62

Ms. Gaines has been a Director on our Board since 2002. Ms. Gaines retired in 2004 from her position as President and Chief Executive Officer of Diners Club North America, a Division of Citigroup, a position she held since 2002. She served as President of Diners Club North America from 1999 until 2002 and from 1994 until 1999, she served as Executive Vice President, Corporate Card Sales. Prior to that she served in various positions of increasing responsibility within Citigroup or its predecessor corporations since 1988. From 1985 until 1987, Ms. Gaines was Deputy Chief of Staff for the Mayor of the City of Chicago. She is currently a director of AGL Resources, the Federal National Mortgage Association (Fannie Mae) and Tenet Healthcare Corporation, and is on the National Board of the Smithsonian Institution. Ms. Gaines also served as a director of CNA Financial Corp. from 2004 to 2007 and NICOR, Inc. from 2006 to 2011 and has served as a board member of the non-profit organization March of Dimes. Ms. Gaines has significant experience in financial services, including the credit card and payment industry. As Chief Executive Officer of Diners Club North America, she managed a company with three distinct customer groups, that included retail consumers, small businesses and large multinational corporations. While working as the Deputy Chief of Staff for the Mayor of the City of Chicago, Ms. Gaines developed valuable experience working with public agencies, which represent one of the Company’s larger customer segments. This experience enables her to provide insights into the Company’s core customers as well as the Company’s products and services. Ms. Gaines has held a number of executive and board leadership positions in a number of public companies. Ms. Gaines’ service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.

W. SCOTT HEDRICK	AGE: 66

Mr. Hedrick has been a Director on our Board since 1991. From November 1986 until April 1991, he was a Director of The Office Club, Inc., which was acquired by Office Depot in 1991. Mr. Hedrick was appointed Lead Director in February 2011. He was a founder and has been a general partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a director of Hot Topic, Inc. and a cluster of mutual funds managed by Capital Research and Management Company. As one of our longest-serving non-executive Directors, Mr. Hedrick brings an important institutional knowledge to our Board. His work with InterWest provides him with a solid basis for his analysis of our financial strategies. Mr. Hedrick’s service on the board of Hot Topic, Inc. gives him another view of the issues affecting retailers, which is useful to our Board of Directors.

KATHLEEN MASON	AGE: 62

Ms. Mason has served as a Director on our Board since 2006. She currently serves as President and Chief Executive Officer of Tuesday Morning Corporation and has served in that position since July 2000. From July 1999 to November 1999, Ms. Mason served as President of Filene’s Basement, a department store chain. From January 1997 to June 1999, Ms. Mason was President of HomeGoods, an off-price home fashion store and a subsidiary of TJX Companies. Ms. Mason was Chair and Chief Executive Officer of Cherry & Webb, a women’s specialty store, from February 1987 to December 1996. Prior to those dates, she held management positions at Kaufmann’s Division of the May Company, Mervyn’s Division of Target, Inc. and the Limited. She is currently a director of Genesco, Inc. and previously served as a director of The Men’s Warehouse, Inc., and of Hot Topic, Inc. Ms. Mason’s senior executive positions at various large national retail companies gives her the experience to critically review the various business considerations necessary to run a successful consumer-driven business such as our North American Retail Division. Ms. Mason’s broad exposure to numerous retailers provides our Board with relevant comparisons and her extensive retail knowledge gives her an insight into a number of issues facing Office Depot. As a sitting chief executive officer of a public retail company, Ms. Mason is able to offer our Board of Directors sound business and financial strategies to address evolving complex audit issues.

JAMES S. RUBIN	AGE: 44

Mr. Rubin has served as a Director on our Board since June 2009. He is a Senior Partner of BC Partners, which he joined in May 2008 from One Equity Partners, where he was a founding partner since its inception in 2001. Mr. Rubin originated and executed transactions in a variety of industries with a particular focus on healthcare and business services and was also responsible for building One Equity’s practice in India. Prior to forming One Equity, Mr. Rubin was a Vice President with Allen & Company Incorporated, a New York merchant bank specializing in media and entertainment transactions and advisory work. From 1996 to 1998, he held a number of senior policy positions with the Federal Communications Commission. Mr. Rubin is currently a board member of ATI Enterprises, a private post-secondary education company, and MultiPlan, one of the largest independent preferred provider organizations in the U.S. He is a member of the board of trustees of the Brookings Institute and the New York City non-profit Common Ground Communities, and serves on the board of The Dalton School. Mr. Rubin was appointed as a Director pursuant to the terms of the Investor Rights Agreement in connection with the Company’s private equity investment transaction with BC Partners. Mr. Rubin’s extensive background in the financial services industry allows him to provide proven financial advice to our Board. Mr. Rubin brings significant business and finance experience to our Board of Directors and provides new strategies and solutions to address an increasingly complex business environment.

RAYMOND SVIDER	AGE: 49

Mr. Svider has served as a Director on our Board since June 2009. He has been co-Chairman of BC Partners since December 2008 and has been a Managing Partner of the firm since 2003. Mr. Svider joined BC Partners in 1992 in Paris before moving to London in 2000 to lead its investments in the technology and telecoms industries. Over the years, Mr. Svider has participated in or led a variety of investments including Tubesca, Nutreco, UTL, Neopost, Polyconcept, Neuf Telecom, Unity Media/Tele Columbus, and Intelsat S.A. He is currently Chairman of the board, the audit and compensation committees of Intelsat S.A., and a member of the board of ATI Enterprises, a private post-secondary education company, and MultiPlan, one of the largest independent preferred provider organizations in the U.S. Prior to joining BC Partners, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago. Mr. Svider was appointed as a Director on our Board pursuant to the terms of the Investor Rights Agreement in connection with the Company’s private equity investment transaction with BC Partners. As a Managing Partner of BC Partners since 2003, Mr. Svider has demonstrated significant leadership abilities and extensive knowledge of complex financial and operational issues facing large organizations. He brings an expertise in international operations and financial strategy to our Board of Directors. In addition, through his oversight of BC Partners portfolio companies, Mr. Svider has significant experience in developing various strategies to motivate and compensate executives.

NIGEL TRAVIS	AGE: 62

Mr. Travis has served as a Director on our Board since March 2012. He has been Chief Executive Officer of Dunkin’ Brands Group Inc. since January 2009 and serves as President of Dunkin’ Donuts since October 2009. From 2005 through 2008 Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc. From 1994 to 2005 he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 – 2005. Mr. Travis also held human resources and international roles for Burger King Holdings, Inc. from 1989 – 1994, prior to which he worked for Grand Metropolitan PLC since 1985. Mr. Travis currently serves on the Board of Dunkin’ Brands Group and Lorillard, Inc. Previous board service includes Papa Johns International, Inc. from 2005 – 2008, Bombay Company from 2000 – 2007, and Limelight Group from 1996 – 2000. Mr. Travis brings significant international, retail, human resources and operations experience to our Board.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN ITEM 1 ON YOUR PROXY CARD.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to Delaware law and our Bylaws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chair & CEO and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. All members of the Board of Directors are elected annually by the Shareholders.

Regular attendance at Board meetings and the Annual Meeting is required of each Director. The Office Depot Board held six (6) meetings during 2011. No incumbent Director attended fewer than 75% of the total number of Board and standing Committee meetings in 2011. The independent Directors met in executive session at six (6) Board meetings in 2011. All incumbent Directors attended the 2011 Annual Meeting of Shareholders.

Corporate Governance Guidelines

Strong corporate governance practices and the independence of our Board of Directors are a long standing priority at Office Depot. These practices provide a framework within which the Board of Directors and management can pursue our strategic objectives and ensure long-term growth for the benefit of our Shareholders. Our Corporate Governance Guidelines may be viewed at our corporate web site, www.officedepot.com under the headings “Company Information/Investor Relations/Corporate Governance.” In addition, a printed copy of our Corporate Governance Guidelines will be provided to any shareholder upon written request to our Corporate Secretary. The Corporate Governance and Nominating Committee reviews the guidelines annually and any changes are recommended to the Board of Directors for approval.

Board Leadership Structure

Office Depot’s Board of Directors annually elects one of its own members as the Chairman of the Board of Directors. Office Depot’s Bylaws provide that the Chairman of the Board may also be the Chief Executive Officer (“CEO”). Office Depot believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that Office Depot should have the opportunity to determine the ideal structure for its Board leadership, which leadership structure may change over time. The Board of Directors has chosen the current leadership structure of a combined role of CEO and Chairman because it provides an effective balance for the management of the Company and because of Mr. Austrian’s in depth knowledge of the Office Depot business and his ability to formulate and lead strategic initiatives. As CEO, Mr. Austrian is involved in the day-to-day operations of the Company and is aware of the issues of critical business importance that need to be elevated to the Board of Directors. Mr. Austrian has served as a Board member since 1998 and also served as the Company’s Lead Director. The Board of Directors also believes that a combined CEO and Chairman role as part of a governance structure that includes an active and independent Lead Director who is charged with meaningful responsibilities, as required by Office Depot’s Corporate Governance Guidelines, ensures independent oversight of the Board of Directors and its responsibilities as well as meaningful coordination between Company management and the independent Board members. Office Depot’s combined CEO and Chairman role, together with the assistance of its independent Lead Director, effectively serves the best interests of Office Depot and its Shareholders because it provides our Company with strong, balanced, and consistent leadership. The Board of Directors’ administration of its risk oversight does not have an effect on the Board’s leadership structure.

Mr. Hedrick serves as our Lead Director and has the following duties:

•	preside at all meetings of the Board of Directors where the Chair of the Board is not present;

•	preside at all executive sessions of the independent Directors;

•	call meetings of the independent Directors, as needed;

•	meet regularly with the CEO;

•	serve as a liaison between the CEO and the independent Directors;

•	develop the agendas for meetings of the independent Directors;

•	approve Board of Directors meeting agendas and schedules;

•	review information sent to the Board of Directors; and

•	meet with Shareholders as appropriate.

Director Independence

The Board of Directors believes in strong and independent Directors. The Board of Directors evaluates the independence of each nominee for election as a Director of our Company in accordance with the Corporate Governance Guidelines, which incorporate the applicable listing standards of the NYSE. The Corporate Governance Guidelines require that a majority of our Board of Directors must be “Independent” within the meaning of the NYSE’s listing standards (“Independent Directors”), and all Directors who sit on our Audit Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”) and Corporate Governance and Nominating Committee, must also be Independent Directors.

All members of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee have been determined by our Board of Directors to be Independent Directors. Our Board of Directors has reviewed the various relationships between members of our Board of Directors and the Company and has affirmatively determined that none of our Directors has a material relationship with the Company that would impair independence from management, other than Mr. Austrian, who serves as Chair and CEO. Our Board of Directors has also determined that Messrs. Bateman, Rubin and Svider are affiliates of the Company due to BC Partners’ stock ownership of the Company. The Board of Directors concluded that a relationship with a shareholder of the Company in and of itself does not impair Messrs. Bateman, Rubin and Svider’s independent judgment in connection with their duties and responsibilities as Directors of the Company. The Board also determined that Mr. Colligan, who serves as a Director of an entity that sells products to the Company, is independent.

As a result, all members of our Board of Directors other than Mr. Austrian, due to his CEO position, have been determined to be Independent Directors. This determination by our Board of Directors is based upon an individual evaluation of each of our Directors, his or her employment or Board of Directors affiliations, and a determination that the Independent Director has no business relationship with our Company other than his or her service on our Board of Directors. None of our Directors serves as an executive officer of a charitable organization to which we made contributions during 2011.

Board of Directors’ Role in Risk Oversight

Our Board of Directors has an active role in overseeing management of the Company’s risks, directly and through its Committees. The Board oversees a formal enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Company’s Chief Compliance Officer. In the Company’s continuing risk assessment process, risk is assessed quarterly by a Steering Committee (the “Steering Committee”), comprised of members of management representing our business units and corporate staff. This Steering Committee focuses on identifying and evaluating Company-wide risks in four primary areas: financial risk, legal/compliance risk, operational/strategic risk and compensation risk. This Company-wide risk portfolio is then presented to and evaluated by the Operating Committee, made up of our Chief Executive Officer, Executive Vice President & Chief Financial Officer, Business Unit Presidents, Executive Vice President & Chief Marketing Officer, Executive Vice President & Chief Merchandising Officer, Executive Vice President of Human Resources, and our Executive Vice President & General Counsel (collectively, the “Operating Committee”). The Operating Committee membership was expanded to include the Executive Vice President & Chief Marketing Officer and Executive Vice President & Chief Merchandising Officer positions in order to further strengthen the risk oversight function in these areas of the Company’s business. The findings are then presented to the Board of Directors. In addition to the presentation made to the full Board of Directors at least once a year, the Audit Committee receives quarterly updates on certain risk areas the Board has identified for focus and the Independent Directors periodically discuss risk management during executive sessions without management present.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various Committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. As part of its annual executive compensation review in setting executive compensation, the Compensation Committee reviews the Company’s management of executive compensation and retention risks and strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Audit and Compensation Committees annually have a joint meeting to review incentive compensation plans for a risk assessment. The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our Directors and Named Executive Officers (“NEOs”), and corporate governance.

How Nominees to Our Board of Directors are Selected

Candidates for election to our Board of Directors are nominated by our Corporate Governance and Nominating Committee and ratified by our Board of Directors for nomination to the Shareholders. Pursuant to the Corporate Governance Guidelines, the Company seeks to have a Board of Directors that represents diversity as to skills, experiences, age, race, gender and ethnicity and, while the Company does not have a formal diversity policy, the Corporate Governance and Nominating Committee seeks diverse Board candidates. The Corporate Governance and Nominating Committee operates under a Charter, which is available on our Corporate web site at www.officedepot.com under the headings “Company Information/Investor Relations/Corporate Governance.”

The Chairman of the Corporate Governance and Nominating Committee recommended Mr. Travis for nomination by the Corporate Governance and Nominating Committee, which in turn recommended Mr. Travis’ nomination to the Board of Directors.

Candidates Recommended by Shareholders. Our Corporate Governance and Nominating Committee will give due consideration to candidates recommended by Shareholders. Shareholders may recommend candidates for the consideration of the Corporate Governance and Nominating Committee by submitting such recommendation directly to the Committee by mail, as described under the heading “Corporate Governance; Communicating with our Board of Directors” later in this Proxy Statement. In making recommendations, Shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph.

Qualifications for Nomination. Our Corporate Governance and Nominating Committee believes that a Director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our Shareholders. He or she must have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing a range of experiences in business and in areas that are relevant to the Company’s business and operations. We believe that Directors with experience in significant leadership positions over an extended period, especially CEO positions, provide the Company with special insights. Because we continuously seek to strengthen our business and to grow by identifying and developing new markets for our products, strategic expertise, both on a domestic and international level, is important to us. We seek to have Directors with experience as executives, directors or in other leadership positions in our, or similar industries. We believe that an understanding of finance and financial reporting processes is important for our Directors as the Company measures its operating and strategic performance by reference to financial targets. We seek to have a number of Directors who qualify as Audit Committee financial experts, and we expect all of our Directors to be financially knowledgeable. We also seek to have Directors with a strong corporate governance background. Our Company’s success depends, in part, on its success in growing its businesses outside the United States, thus we also seek to have Directors with a global business perspective. In addition, a Director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. He or she also needs to exhibit qualities of independence in thought and action. All Directors should possess strong collaboration skills, have the potential to influence management and also have the ability to dedicate significant time to service on our Board. A candidate should be committed first and foremost to the interests of all our Shareholders. Our evaluation of Director nominees also considers the diversity of skills, experiences, age, race, gender and ethnicity as factors when recommending Directors. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board of Directors.

Methods of Finding Qualified Nominees. Our Corporate Governance and Nominating Committee identifies nominees in a number of ways. One method is the recommendation of sitting members of the Board of Directors, who personally know and have an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the Board of Directors or not. Such persons are contacted from time to time to ask whether they would be willing to serve. If they are willing, then the Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Corporate Governance and Nominating Committee also from time to time may engage search firms to assist the Committee in identifying potential nominees to our Board of Directors. These firms conduct searches on behalf of the Corporate Governance and Nominating Committee and provide the Committee with names of potential Director candidates. We pay these firms a fee for such services. As mentioned above, our Corporate Governance and Nominating Committee also is open to receiving recommendations from Shareholders as to potential candidates it might consider.

Messrs. Raymond Svider, James Rubin and Justin Bateman were appointed as Directors pursuant to the terms of the Investor Rights Agreement, dated as of June 23, 2009 (the “Investor Rights Agreement”), among the Company, BC Partners, Inc. and certain funds advised by BC Partners, Inc. (the “Investors”), whereby the Investors were entitled to nominate three Directors to the Board and the Company agreed to use all reasonable efforts to cause the persons nominated by the Investors pursuant to the terms of the Investor Rights Agreement to be elected to the Board. In addition, pursuant to the terms of the Investor Rights Agreement, Mr. Rubin was appointed to the Corporate Governance and Nominating Committee, Mr. Svider was appointed to the Finance Committee (the “Finance Committee”) and the Compensation Committee, and Mr. Bateman was appointed to the Finance Committee and is a non-voting observer of the Audit Committee. For more information regarding the Investor Rights Agreement, please refer to our Form 8-K filed with the SEC on June 23, 2009.

Communicating with our Board of Directors

Our Shareholders and any other parties interested in communicating with our Board of Directors may contact any member (or all members) of our Board of Directors, or the Independent Directors as a group, any Committee of our Board of Directors or any Chair of any such Committee by mail. The Office Depot Legal Department reviews all communications sent to the Board related to the duties and responsibilities of the Board and its Committees and regularly provides the communications to Committee Chairs, the Lead Director or the full Board as needed. To communicate with our Directors by mail, correspondence may be addressed to any individual Director by name, to the Independent Directors as a group, to any Committee of our Board of

Directors by name or to any Committee Chair either by name or by title. All such mailings are to be sent “c/o Corporate Secretary” to our Corporate headquarters at: 6600 North Military Trail, Boca Raton, FL 33496.

In addition, any person who desires to communicate any matter specifically and confidentially to our Audit Committee may contact the Audit Committee by addressing a letter to the Chair of the Audit Committee, c/o Corporate Secretary, at our Corporate headquarters address. Mark on the outside of the envelope that the communication inside is “Confidential.” Such communications to our Audit Committee may be submitted anonymously to the “Audit Committee Chair,” in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Such mailing will be directed to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

It is our Board of Directors’ policy that each of our Directors should attend the Annual Meeting, at which time they are available to answer questions that may be raised in the question and answer period. At our 2011 Annual Meeting, all Directors were in attendance.

Majority Voting Policy

Subject to our Corporate Governance Guidelines, Directors will be elected by majority vote. In an uncontested election, each Director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” the nominee. Pursuant to the Company’s Bylaws, abstentions are not considered to be “votes cast” therefore an abstention will have no effect on the election of Directors. In a contested election (an election in which the number of candidates exceeds the number of Director positions to be filled), the number of Director nominees that equals the number of Director positions to be filled receiving the greatest number of votes cast will be elected as Directors. All of our Directors form a single class of Directors and stand for election each year. Information about the nominees, their business experience and other relevant biographical information is set forth in the following section.

Pursuant to Article II, Section 9 of our Bylaws, in any uncontested election of Directors, any Director who is an “incumbent” Director who does not receive a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election must immediately tender his or her resignation to the Board of Directors. After the Director tenders his or her resignation, the Board of Directors must then decide within 90 days of the date the Director submitted his or her resignation, through a process managed by the Corporate Governance and Nominating Committee (and excluding the Director in question from all Board of Directors and Committee deliberations), whether to accept the Director’s resignation. Absent a compelling reason, as determined by the Board of Directors, for the Director to remain on the Board, the Board of Directors shall accept the Director’s resignation. If the Board of Directors determines that there is a compelling reason for the Director to remain on the Board and does not accept the Director’s resignation, the Board must publicly disclose its decision either in a Current Report on Form 8-K filed with the SEC or in a press release.

If the Board of Directors accepts an incumbent Director’s resignation, that Director will immediately cease to be a member of the Board of Directors. If the Board of Directors does not accept an incumbent Director’s resignation, that Director will continue to serve until the next annual meeting of Shareholders, or until the earlier of his or her subsequent resignation or removal. If a Director nominee who was not already serving as an incumbent Director is not elected at the annual meeting, under Delaware law and our Bylaws, that Director nominee would not become a director and would not serve on the Board of Directors as a “holdover director.”

Related Person Transactions Policy

Our Related Person Transactions Policy (the “Policy”) sets forth the procedures governing the review and approval or ratification of transactions between the Company, on the one hand, and (i) an Executive Officer (“Executive Officer”); (ii) Director; (iii) an immediate family member of an Executive Officer or Director; (iv) any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in categories (i), (ii), (iii), (iv) and (v) are collectively referred to as “Related Persons.”

This Policy applies to all related person transactions, and under the Policy a “related person transaction” is any transaction:

•	In which the Company was or is to be a participant;

•	In which the amount exceeds $120,000; and

•	In which any Related Person has, or will have, a direct or indirect material interest.

•	Including any contribution of $120,000 or more to a charitable organization of which a Related Person is a trustee, director, executive officer or has a similar relationship.

No Related Person transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company. Unless different terms are specifically approved or ratified by the Corporate Governance and Nominating Committee, any approved or ratified transaction must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Corporate Governance and Nominating Committee for review and pre-approval or ratification. During fiscal 2011, all of the transactions described in this section that were subject to the Company’s policies and procedures were reviewed and approved or ratified by the Corporate Governance and Nominating Committee and the Board of Directors. A copy of the Policy is available for review on the Company’s web site at www.officedepot.com under the headings “Company Information/Investor Relations/Corporate Governance.”

On an annual basis, each Director and Executive Officer is required to complete a questionnaire which requires disclosure of any related party transaction. The Corporate Governance and Nominating Committee reviews any transaction disclosed.

From time to time the Company may engage in purchase and sale transactions for office products with BC Partners or its portfolio companies. These transactions are conducted on an arms length basis and are not material to BC Partners.

Succession Planning

At least annually, the Board of Directors formally discusses CEO and senior management succession with the CEO and also in executive session with only non-management Directors present. The process includes an evaluation of the requirements for the CEO and each senior management position and the regular review of potential permanent and interim candidates for CEO and senior management positions.

Code of Business Conduct (Code of Ethical Behavior)

Our Board of Directors has adopted a Code of Ethical Behavior for all of our employees. This Code also applies to our Directors. A copy of this Code may be viewed at our Corporate website, www.officedepot.com under the headings “Company Information/Investor Relations/Corporate Governance.” In addition, a printed copy of our Code of Ethical Behavior will be provided to any Shareholder upon written request to our Corporate Secretary at the address for our Corporate headquarters listed elsewhere in this Proxy Statement.

The Company has established the confidential Office Depot Hotline (the “Hotline”) to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, our policies or established procedures. The Hotline enables our Associates, vendors and the public to express their concerns about possible violations of law or our policies without fear of retribution or retaliation of any kind. It is our express policy that no retaliatory action be taken against any Associate for using the Hotline procedure. The Hotline is operated by an independent third party, not by Company personnel. The Hotline can be accessed by either calling the following toll-free number or visiting the following web site:

1-866-634-6854

www.odhotline.com

COMMITTEES OF OUR BOARD OF DIRECTORS

The Board of Directors has established four (4) standing committees—(i) Audit, (ii) Compensation, (iii) Corporate Governance and Nominating, and (iv) Finance.

The table below shows the membership for each of the Board of Directors’ standing committees in 2011:

Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee	Finance Committee
Thomas J. Colligan (chair) Brenda J. Gaines Myra M. Hart* Kathleen Mason	Marsha J. Evans (chair) W. Scott Hedrick Raymond Svider	W. Scott Hedrick (chair) Brenda J. Gaines Myra M. Hart* James S. Rubin	Justin Bateman Kathleen Mason Raymond Svider

*	Ms. Hart will retire from the Board concurrent with the 2012 Annual Meeting and therefore will not be a member of any standing committee after the 2012 Annual Meeting.

Each of the four Committees of our Board of Directors has a written Charter that is reviewed and approved annually by our Board of Directors, is available for review on our Corporate website, www.officedepot.com under the headings “Company Information/Investor Relations/Corporate Governance” and is available in hard copy upon written request to our Corporate Secretary.

Audit Committee

In 2011, the Audit Committee had four members and met five (5) times. Our Board of Directors has reviewed and made the determinations required by the listing standards of the NYSE and regulations of the SEC regarding the independence and financial literacy of the members of our Audit Committee. All members of the Audit Committee have been determined by the Board of Directors to be Independent Directors and financially literate. In addition, our Board of Directors has determined that the following members of our Audit Committee qualify as “Audit Committee financial experts” within the meaning of the applicable regulations of the SEC: Thomas J. Colligan, Brenda J. Gaines and Kathleen Mason.

None of the Company’s Directors serve on the Audit Committee of more than one public company.

The Audit Committee is responsible for the performance of our internal audit function as well as ensuring our compliance with legal and regulatory requirements, assessing and mitigating financial risks to the Company and insuring the integrity of our financial reporting process. The Audit Committee’s responsibilities, discussed in detail in its Charter, include, among other duties, the duty to:

•	oversee the financial reporting process;

•	meet with internal and external auditors regarding audit results;

•	engage and ensure the independence of our independent registered public accounting firm;

•	review the effectiveness of our internal controls; and

•	oversee compliance with our Code of Ethical Behavior.

Corporate Governance and Nominating Committee

In 2011, the Corporate Governance and Nominating Committee had four members and met five (5) times. Mr. W. Scott Hedrick is the Chair of our Corporate Governance and Nominating Committee and Lead Director. All members of the Committee have been determined by our Board of Directors to be Independent Directors.

Our Corporate Governance and Nominating Committee is responsible for establishing and monitoring the effectiveness of the overall corporate governance philosophy and the Director nomination process. The Corporate Governance and Nominating Committee’s responsibilities include, among other duties, the duty to:

•	review and make recommendations to the Board of Directors concerning the size and composition of our Board of Directors and its Committees and the recruitment and selection of Directors;

•	nominate Director candidates for election at annual meetings; and

•	review and make recommendations to the Board of Directors concerning our corporate governance policies and practices.

In addition, the Corporate Governance and Nominating Committee is also responsible for reviewing and approving any transactions between the Company and any Related Person. See “Corporate Governance; Related Person Transactions Policy.”

Finance Committee

In 2011, the Finance Committee had three members and met six (6) times. Our Finance Committee is responsible for overseeing our capital structure, financial policies and business and financial plans. The Finance Committee’s responsibilities, discussed in detail in its Charter, include, among other duties, the duty to:

•	review our financial policies and procedures;

•	review annual capital budgets and major spending requests from management;

•	monitor our financial standing and financial ratings;

•	review our long-range financial objectives; and

•	provide oversight and advice to management regarding our capital allocation, spending and structure.

Compensation Committee

In 2011, the Compensation Committee had three members and met eight (8) times. All members of the Committee have been determined by our Board of Directors to be Independent Directors.

Compensation Committee Responsibilities and Authority

Our Compensation Committee is responsible for establishing and monitoring the effectiveness of the overall compensation philosophy and policies of our Company. As set forth in its Charter, the Compensation Committee’s responsibilities, include, among other duties, the duty to:

•

review the performance and approve the compensation of each of our Executive Officers except for our CEO, whose performance and compensation will be reviewed and established by the independent members of the full Board of Directors; and

•	provide oversight of all cash compensation, equity compensation, benefits and perquisites for our Executive Officers and Directors.

During the course of the year, the Compensation Committee: reviews and approves any new employment arrangements for members of the Operating Committee, other than the CEO (for whom it makes recommendations to the Board); reviews, approves or recommends changes in the perquisites and benefits provided to members of the Operating Committee; reviews the composition of the Peer Group used for benchmarking purposes and the Company’s executive compensation programs and policies; reviews the Company’s executive compensation disclosures; approves new executive compensation plans and material amendments to existing executive compensation plans; engages and directly monitors independent compensation consultant(s) to study and make recommendations regarding Director or Operating Committee compensation matters; and reviews management’s assessment of the risks related to the Company’s incentive compensation practices and programs.

In connection with its review of performance of our Executive Officers, the Compensation Committee also reviews the financial results of the Company for the purposes of determining compensation program levels and if performance goals were attained. The Compensation Committee obtains the data regarding the Company’s financial results for the year from management and discusses the financial results with its compensation consultant and others as it may deem necessary, and then reports the results to the Board of Directors. The Compensation Committee reviews the individual performance ratings for the NEOs, other than the CEO.

The Chair of the Compensation Committee works with the Executive Vice President, Human Resources, members of our Human Resources department and with the Executive Vice President and General Counsel to set individual meeting agendas for the Compensation Committee that are consistent with an annual calendar of regular activities that has been approved by the Compensation Committee and reported to the Board of Directors. As needed, telephonic Compensation Committee meetings are held which are not part of the pre-established annual calendar.

Compensation Committee Charter

The Compensation Committee Charter is reviewed annually to ensure that the Compensation Committee is fulfilling its duties in aligning our executive compensation program with shareholder value creation, ensuring that we attract and retain talented executives and officers and are being responsive to the legitimate needs of our Shareholders. There were no changes to the Compensation Committee Charter in 2011. The Charter is posted on our web site.

Delegation of Authority; Subcommittees

The Compensation Committee has delegated authority to the Chair of the Committee to approve, upon the recommendation of the CEO and the Executive Vice President, Human Resources, new hire equity grants for officers who are not Executive Officers, provided that such grants do not exceed a level that is 25% above the annual target long-term incentive in effect during the year of the grant for officers at the same level as the new hire, and otherwise follows policies approved by the Compensation Committee. Grants and awards to Executive Officers and Directors are reserved to the full Compensation Committee. The Compensation Committee has also delegated authority to the Company’s internal Compensation and Benefits Committee (which consists of the Executive Vice President, Human Resources, Executive Vice President and General Counsel and Executive Vice President and Chief Financial Officer), the power to administer and make certain non-material amendments to our qualified 401(k) plan and our health and welfare plans that are subject to the Employee Retirement Income Security Act of 1974 and our non-qualified deferred compensation plans. The Compensation Committee has also been delegated the power to administer and make amendments and grants under our long-term equity plans, but only to the extent that such amendment does not affect the rights or obligations of any participant in the long term equity plans.

Involvement of Compensation Consultants and Executive Management in Compensation Decisions

The Compensation Committee directly engages Hay Group, a human resources and compensation consulting firm, as its independent advisor with respect to executive compensation. Hay Group works from time to time with members of the Compensation Committee, particularly in executive sessions of the Compensation Committee; and at the request of the Compensation Committee, with management to gain a better understanding of the Company’s pay policies and practices and to facilitate the development of the Company’s executive compensation strategies and determination of appropriate compensation levels. In 2011, the Hay Group provided the following services to the Compensation Committee: advice on setting annual compensation for Board of

Directors and executives based on Company performance and Peer Group benchmarking; in connection with the 2011 Say on Pay vote advice on to how improve our compensation programs and policies to further link NEO compensation with performance; advice on the design of the annual awards under the short and long-term incentive plans; attendance at all Compensation Committee meetings, providing advice on compensation issues raised, and assisting the Chair with preparation for meetings.

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from management and the Compensation Committee’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. The CEO, CFO, the Executive Vice President, Human Resources and the Executive Vice President and General Counsel interact closely with the Compensation Committee. These individuals work with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with the Company’s business and management retention goals. They provide feedback and insights into the effectiveness of the Company’s compensation programs and practices. The Compensation Committee looks to the Legal and Human Resources Departments for advice in the design and implementation of compensation plans, programs, and practices. In addition, the CEO, the Executive Vice President, Human Resources, the Executive Vice President and General Counsel, and certain other members of the Human Resources and Legal Departments often attend portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues. The Compensation Committee requires management input to properly assess the internal impact of regulatory changes and potential program changes. Management is asked to provide advantages and disadvantages of decision items so that the Compensation Committee has a full range of information from both internal and external sources upon which to make its decisions. There is no predetermined weight given to management’s input in making compensation program decisions.

Executive Session

At each meeting, the Compensation Committee meets in executive session without members of management present for the purpose of discussing matters independently from management.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company’s Board of Directors is comprised of four Independent Directors. The responsibilities of the Audit Committee are set forth in its written Charter (the “Charter”), which has been adopted by our Board of Directors. A copy of the Charter may be obtained from our Company website or in the manner described elsewhere in this Proxy Statement.

The duties of the Audit Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company’s independent accountants, internal auditors and management of the Company to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”), our Committee has certain other duties, which include the engagement of our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), pre-approval of both audit and non-audit work in advance of Deloitte’s commencing such work and other obligations as imposed by SOX. Pursuant to applicable provisions of SOX, we have delegated to the Chair the authority to pre-approve engagements of Deloitte between meetings of our Audit Committee, provided that the Chair reports to us at each meeting on pre-approvals since the date of our last Audit Committee meeting. Our Board of Directors has determined that the following members of our Audit Committee are “audit committee financial experts” under the regulations of the Securities and Exchange Commission promulgated pursuant to authority granted to it under SOX: Ms. Gaines, Ms. Mason and Mr. Colligan. These persons’ qualifications are detailed in their biographical information set forth earlier in this Proxy Statement. In addition, in accordance with listing standards of the New York Stock Exchange, our Board of Directors has determined that each member of our Audit Committee is financially literate as required by such listing standards.

During fiscal year 2011 this Committee met five (5) times, which included meetings to discuss quarterly or annual earnings press releases in advance of release by the Company. The Company’s senior financial management and independent and internal auditors were in attendance at all such meetings. At each such meeting, the Audit Committee conducted a private session with the management of our Internal Audit Department as well as Deloitte, without the presence of management. Our Audit Committee conducted private sessions at various meetings during 2011 with our Chief Executive Officer, Chief Financial Officer, Controller and General Counsel. In addition, our Audit Committee received periodic reports from the Company’s Disclosure Committee which reviews the Company’s disclosures and ensures that effective controls and procedures are in place related to the Company’s disclosures.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent accountants to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

We have reviewed and discussed with senior management the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s 2011 Annual Report on Form 10-K. The Audit Committee also discussed with management and Deloitte the critical accounting policies applied by the Company in the preparation of its financial statements. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have reviewed and discussed with management and Deloitte, the Company’s audited consolidated financial statements and the Company’s internal controls over financial reporting. We have also discussed with Deloitte the matters required to be discussed by PCAOB AU Section No. 380, as currently in effect.

We have obtained the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Deloitte and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with us, and has confirmed in its letter to us that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

In reliance on the foregoing review and discussions with our independent and internal auditors and senior management of the Company, we have recommended to our Board of Directors, and the Board of Directors has approved, that the financial statements prepared by the Company’s management and audited by its independent accountants be included in the Company’s 2011 Annual Report on Form 10-K for filing with the United States Securities and Exchange Commission. The Audit Committee also has retained Deloitte as the Company’s independent accounting firm for 2012 and the Audit Committee and the Board have recommended that Shareholders ratify Deloitte’s appointment.

The Audit Committee as of Fiscal Year Ended 2011:

Thomas J. Colligan (Chair)

Brenda J. Gaines

Myra M. Hart

Kathleen Mason

ITEM 2: RATIFYING OUR AUDIT COMMITTEE’S APPOINTMENT OF  DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“SOX”), the Audit Committee of our Board of Directors appointed the certified public accounting firm of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ended December 31, 2011, and to issue an opinion on management’s report on internal control over financial reporting. Deloitte has audited our consolidated financial statements each year since 1990. Representatives of Deloitte will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from Shareholders. Our Audit Committee also has appointed Deloitte as our independent registered public accounting firm for 2012.

Although our Audit Committee already has appointed Deloitte as our independent registered public accounting firm for 2012 and the vote of our Shareholders is not required for this action under Delaware law or SOX, we request that the Shareholders nevertheless ratify this appointment. As a matter of good corporate governance, we are submitting this item for Shareholder approval. In the event that we do not receive the required vote the Audit Committee will consider such vote when appointing our independent registered public accounting firm for 2013.

Audit & Other Fees

The fees for our independent registered public accounting firm for professional services rendered in connection with (i) the audit of our annual financial statements as set forth in our Annual Report on Form 10-K for the fiscal years ended December 25, 2010 and December 31, 2011, (ii) the review of our quarterly financial statements as set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2010 and 2011, and (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, as well as fees paid to our independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth below. The audit committee approved 100% of the fees related to the services discussed below.

Audit & Other Fees Paid to Deloitte & Touche LLP	Fiscal 2010	Fiscal 2011
Audit Fees	$5,487,548	$6,493,872
Audit Related Fees (as defined under the Sarbanes-Oxley Act of 2002)	$431,925	$116,338
Tax Fees	$589,499	$264,567
All Other Fees	0	0
Total Fees	$6,508,972	$6,874,777
Ratio of Audit Fees, Audit Related Fees and Tax Compliance Fees To Total Fees paid to our Independent Registered Public Accounting Firm in the years indicated	100% Audit, Audit-Related and Tax Compliance Fees 0%—all other fees (including tax planning fees)	100% Audit, Audit-Related and Tax Compliance Fees 0%—all other fees (including tax planning fees)

Audit Fees—Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal controls over financial reporting for the fiscal years ended December 31, 2011, and December 25, 2010; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; statutory audit filings; and SEC registration statements. In April 2011, the Company and

Deloitte Tax LLP entered into an agreement resolving, on mutually agreeable terms, all potential claims with respect to tax advice and related services provided by Deloitte in relation to the Company’s 2010 taxable year. The consideration for such release was an undisclosed amount.

Audit Related Fees—Consists primarily of assurance related fees associated with International business restructuring.

Tax Fees—Consists primarily of fees for tax compliance.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as any other services, must be separately approved. The policy also provides that the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee provided that the pre-approval of any matters permitted by the Chair is reported to the full Audit Committee at its next meeting.

Financial Information Systems Design and Implementation Fees

We did not engage Deloitte to provide any professional services in connection with (i) operating or supervising the operation of our information system or managing our local area network; or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

Independence

The Audit Committee of our Board of Directors has determined that the non-audit services rendered by our independent registered public accounting firm during our most recent fiscal year are compatible with maintaining their independence.

YOUR AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2 ON YOUR PROXY CARD.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs for fiscal 2011 and explains how the Compensation Committee made its compensation decisions for our named executive officers (“NEOs”). In this section, Office Depot, Inc. is referred to as the “company”. The NEOs for 2011 are:

•	Chairman and Chief Executive Officer, Neil Austrian;

•	Executive Vice President and Chief Financial Officer, Michael Newman;

•	President, North America, Kevin Peters;

•	President, International, Steven Schmidt;

•	Executive Vice President, General Counsel and Corporate Secretary, Elisa Garcia;

•	Former President, International, Charlie Brown; and

•	Former Executive Vice President, Human Resources, Daisy Vanderlinde.

Our Performance in 2011

The company made measurable progress in 2011 in improving financial performance despite a lackluster global economy. Our executives successfully executed key business initiatives that are yielding early positive results. In particular, our Chairman and Chief Executive Officer has made significant progress achieving key objectives established by the Board in order to strategically position the company for a positive impact on performance in 2011 and later years. A more detailed discussion of these other key objectives can be found in “2011 Key Management Objectives and NEO Compensation” later in this CD&A.

The key financial measures on which our 2011 annual cash bonus plan was based are: earnings before interest and taxes (“EBIT”), free cash flow, and gross profit dollars, all as adjusted. The company achieved at or above the threshold level for each of these three metrics. Accordingly, all of our NEOs, except former executives Mr. Brown and Ms. Vanderlinde, earned an annual cash bonus at 86% of target for fiscal 2011.

Key 2011 Management Changes

•

Appointment of Mr. Austrian as Chairman and Chief Executive Officer: In May 2011, the Board elected Mr. Austrian, who was serving as the Interim Chairman and Chief Executive Officer (“Interim Chair and CEO”) at the time, to serve as the company’s Chairman and Chief Executive Officer (“Chair and CEO”).

•

Consolidation of North America Division: In July 2011, Mr. Austrian changed the company’s reporting structure by combining the reporting for the company’s North America Retail Division and its Business Solutions Division into one new North America Division. Mr. Peters, formerly the President, North America Retail, was promoted to the new position of President, North America. In addition, Mr. Schmidt, who was formerly the President, Business Solutions Division, became the company’s new Executive Vice President, Corporate Strategy and New Business Development. Mr. Peters also assumed responsibility for the company’s supply chain in February 2012.

•	Appointment of new President, International Division: In November 2011, Mr. Schmidt became President, International following Mr. Brown’s termination from employment.

•

Additional duties for Executive Vice President and Chief Financial Officer: Mr. Newman assumed additional duties in 2011 including, from July until February 2012, management of the company’s Supply Chain, and from July until Mr. Schmidt’s November 2011 appointment as President, International, Mr. Newman also managed the company’s Mexico and Latin America operations.

In 2011, there was no change in base salary or target bonus percentage under the annual cash bonus plan in connection with any of these position or responsibility changes other than Mr. Austrian’s appointment as Chair and CEO as described in the “Summary of Key 2011 Compensation Decisions” later in this CD&A.

Summary of Key 2011 Compensation Decisions

•

Chair and CEO compensation: In connection with his appointment as Chair and CEO in May 2011, the Compensation Committee negotiated, and the Board of Directors approved, a new letter agreement with Mr. Austrian that superseded and replaced Mr. Austrian’s interim letter agreement entered into in November 2010. Under the new letter agreement, Mr. Austrian is eligible to receive an annual base salary of $1,100,000, which is less than what he was eligible to receive as Interim Chair and CEO. Mr. Austrian’s other compensation (excluding his time-based restricted stock grant) represents 53% of his total compensation and is at-risk. The Compensation Committee felt it was critical that the Chair and CEO compensation be linked to improving shareholder value. This was accomplished through two equity grants, one of which vests based on performance and service requirements while the other vests based on service requirements only. The company and Mr. Austrian also entered into a change in control agreement which contains the same provisions as the change in control agreements provided to the other NEOs and requires the double trigger of a change in control and termination before any severance benefits become payable, as further described under the “Summary of Executive Agreements and Potential Payments Upon A Change In Control” section. Mr. Austrian is not entitled to severance upon termination prior to a change in control. In July 2011, the parties amended Mr. Austrian’s letter agreement to change the cash bonus performance and payment periods from a quarterly to an annual basis, to align with the performance and payment periods in effect for the other NEOs. There are no gross-up provisions in any of the arrangements with the Chair and CEO.

•

NEO base salary and target incentive compensation levels for 2011 remain at the same levels as 2010: As part of its annual compensation review for NEOs, the Compensation Committee decided to maintain the existing base salary and target incentive compensation levels for NEOs for 2011, as further described in the “2011 Key Management Objectives and NEO Compensation” section later in this CD&A.

•

Changes to Annual Cash Bonus metrics: The Compensation Committee changed two of the 2010 annual bonus metrics for fiscal 2011 as follows: (i) from Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) to EBIT to align with divisional metrics which focused on improving operating performance while continuing to reduce costs to drive earnings improvement, and (ii) from sales to gross profit dollars to focus the NEOs on profitable sales. The third metric, free cash flow, which was chosen to ensure ongoing liquidity and retention of creditor and vendor confidence, remained the same as the 2010 metric. The 2011 bonus metrics were designed to allow a leveraging up if objectives were “over achieved” or down if below target, but above threshold, performance resulted.

Fiscal 2011 Annual Cash Bonus payout

Due to the company’s 2011 financial performance, the NEOs (except for Mr. Brown and Ms. Vanderlinde) received a bonus at 86% of target as detailed below:

2011 Bonus Metrics	Award Weighting	Threshold Parameter (25% Payout)	Target Parameter (100% Payout)	2011 Actual Performance	Payout Percentage
EBIT*	50%	$105 million	$140 million	$122 million	32%
Free Cash Flow*	25%	$33 million	$42 million	$57 million	34%
Gross Profit Dollars*	25%	$3.297 billion	$3.47 billion	$3.422 billion	20%

*	As adjusted. See “2011 Key Management Objectives and NEO Compensation- Annual Cash Bonus” for more details on the adjustments.

•

Fiscal 2011 Long-Term Incentive Program grant: In May 2011, the Compensation Committee approved the annual long-term incentive grant to the NEOs (excluding Mr. Austrian, who was the Interim Chair and CEO at the time) which was delivered 50% in non-qualified stock options and 50% in restricted stock with all equity vesting one-third on each of the first, second, and third anniversaries of the grant date; provided that, each NEO remains in the company’s employment until each anniversary date. For 2011, all of the non-qualified stock options were granted at a 25% premium over the exercise price, which is the fair market value on the grant date.

•

Termination of Executive Medical Plan beginning in 2012: The Compensation Committee approved terminating coverage of all executives, including the NEOs, under the Executive Medical Plan beginning in 2012 after reviewing the Peer Group (described in the “Competitive Benchmarking” section later in this CD&A) and determining that an executive medical benefit is no longer necessary for a competitive executive compensation program and in response to the escalating cost of health care under the Executive Medical Plan. As of January 1, 2012, the executives are now eligible to participate in the medical, dental, vision, and pharmacy benefit programs available to the company’s broad-based full-time employees.

•

Enhancing Stock Ownership Guidelines: In October 2011, the Compensation Committee enhanced the company’s stock ownership guidelines for the executives, including the NEOs, to more closely reflect the ownership guidelines of the company’s competitors and peers and current corporate governance trends. Under the enhanced guidelines, the Chair and CEO is expected to hold company stock equal to at least either: 700,000 shares, or a multiple equal to five times his annual base salary, to be satisfied within five years of assuming his position. Under the enhanced guidelines, the other NEOs are expected to hold company stock equal to at least either: 250,000 shares, or a multiple equal to three times each individual’s annual base salary, to be satisfied within five years of becoming a Section 16(b) officer of the company. The amount of stock required to satisfy the ownership requirement must be held by each NEO until termination of employment with the company. The Compensation Committee also adopted a restriction on an NEO’s right to sell stock during the initial five year period prior to such individual satisfying the required ownership. The restriction requires that the NEO retain 50% of the net shares (after shares are disposed of to pay for taxes upon acquisition).

•

Risk assessment review: In December 2011, the Compensation Committee reviewed a risk assessment of the company’s global incentive plans and had a joint review meeting with the Audit Committee in February 2012 as part of the Compensation Committee’s oversight of risk in incentive compensation paid to employees, including the NEOs.

•

Severance arrangements with former Executive Officers: In September 2011, in connection with Mr. Brown’s termination and pursuant to the terms of his previously negotiated Executive Employment Agreement, Mr. Brown received a severance payment of $4,401,209, which included a retention bonus that the Compensation Committee had negotiated with Mr. Brown in April 2010 in exchange for Mr. Brown waiving his walk-away right under his change in control agreement that was in effect at the time. In August 2011, in connection with Ms. Vanderlinde’s termination of employment, the Compensation Committee reviewed and approved a Separation Agreement pursuant to which Ms. Vanderlinde received a total severance payment of $1,572,296, which included amounts owed to her pursuant to her previously negotiated Employment Offer Letter Agreement and an additional payment to obtain her release of any and all claims against the company.

•

Policies affecting the compensation of NEOs, including anti-hedging and clawback policies: In February 2011, the Board adopted an anti-hedging policy which prohibits hedging transactions with respect to company securities by our Directors, executive officers and all other employees. In February 2010, the Board adopted a policy for recoupment of incentive compensation. The policy provides that if the company restates its reported financial results for any period beginning after January 1, 2010, the Board will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of shareholders, the Board will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Key Changes to Our Compensation Practices for 2012 as a Result of Say on Pay Vote

At our April 2011 annual meeting, our shareholders voted to approve our fiscal 2010 executive compensation program, but approximately one-third of the votes cast did not support the measure. In response to concerns expressed by shareholders and as described in further detail in the “Response to 2011 Say on Pay Vote” section later in this CD&A, the Compensation Committee worked with its independent compensation consultant, Hay Group, and management to improve the company’s executive compensation programs and policies to further link NEO compensation with performance. No specific component of the program was altered for 2011 since the Compensation Committee had established the fiscal 2011 annual compensation program prior to the results of the Say on Pay Vote. However, in February 2012, the Compensation Committee made the following changes to the long-term incentive compensation program for NEOs (other than the Chair and CEO) in order to better align the interests of executive management with shareholders. The Compensation Committee is evaluating changes to the CEO compensation in light of Say on Pay.

2011 Long-Term Incentive Program	2012 Long-Term Incentive Program (following the 2011 Say on Pay Vote)

Long Term Incentive Program structure consisted solely of 50% Restricted Stock and 50% Stock Options. The whole grant had time-based vesting and a portion was also subject to a performance target:

• Restricted Stock — Subject to time-based vesting with a three year pro-rata vesting period

• Stock Options —

• 100% of the stock option award granted at a 25% premium on the exercise price and subject to time-based vesting with a three year pro-rata vesting period

Long Term Incentive Program structure provides an opportunity for performance-based equity and cash awards.

50% of equity award and the entire cash award is performance-based with additional time-based vesting component to promote retention and to better align interests of executive management with shareholders:

•      50% of opportunity is Restricted Stock

•      25% of opportunity: Time-based vesting with a three year pro-rata vesting period

•      25% of opportunity: Performance-based (subject to meeting EBIT threshold) and time-based vesting pro-rata over three year period

•      50% of opportunity is Cash

•      Performance-based (subject to meeting EBIT threshold) and time-based vesting pro-rata over three year period

If fiscal year 2012 performance threshold (EBIT) is not satisfied, participants receive only the time-vested restricted stock (25% of opportunity).

2011 Key Management Objectives and NEO Compensation

This section discusses the key objectives the Board set for the NEOs in 2011, the roles and responsibilities of the NEOs, and the total compensation packages for each of the NEOs in 2011.

Execution of 2011 Annual Initiatives and Impact on Company Performance

While the company made measurable progress in 2011 in improving financial performance and achieved at or above the threshold level for EBIT, free cash flow and gross profit under our annual cash bonus program, our

NEOs also successfully executed the annual initiatives approved by the Board under the company’s annual operating plan. These key initiatives are intended to strategically position the company for a positive impact on performance in 2011 and later years and are discussed briefly below:

•

Improving operating performance while reducing costs. In establishing the company’s 2011 annual operating plan, the Board and management identified the need to focus on improving operating performance while continuing to reduce costs as a key component in the company’s short-term performance and long-term success. The Board established a goal of achieving an as adjusted EBIT of at least $105 million in 2011. To encourage management to focus on this key component, the Compensation Committee selected EBIT as one of the three metrics for the 2011 annual cash bonus program. The company achieved an as adjusted EBIT of $122 million in 2011.

•

Ensuring resources are available to support company’s 2011 key initiatives. The Board charged management with ensuring that sufficient human resources and financial capital were allocated to the company’s divisions and departments as needed to guarantee success in each of the key initiatives identified under the company’s 2011 annual operating plan. The Board reviewed performance of the key initiatives at each of its quarterly meetings.

•

Pricing and promotions. The Board charged management with increasing margins through implementation of strategic pricing in the Retail and Business Solutions Division businesses and through enhanced planning and IT platforms for promotions.

•

Implementing in-store customer experience initiative. In 2011, the company piloted an “In Store Customer Experience” initiative to enhance customers’ overall shopping experience in the company’s North America retail stores. This pilot initiative included: re-focusing on product training and sales coaching for store employees; establishing process improvements to streamline store functions, so store employees have more time to focus on the customers instead of administrative tasks; and simplifying in-store signage. The company is rolling out this initiative to all North America retail stores in 2012.

•

Redesigning marketing and merchandising strategies. In recent years, the company had limited its marketing and merchandising efforts as part of its cost reduction strategies. As part of the company’s desire to redesign its merchandising and marketing strategies, the company’s goal was to hire new executives to lead these efforts; and in July 2011, the company hired a new Executive Vice President & Chief Marketing Officer and appointed an Interim Head of Merchandising, who became the Executive Vice President & Chief Merchandising Officer in January 2012.

Roles and Responsibilities of NEOs and Total Compensation Paid in 2011

Chief Executive Officer. On May 23, 2011, the Board elected Mr. Austrian to serve as the company’s Chair and CEO. Mr. Austrian had been the Interim Chair and CEO since November 1, 2010.

Roles, Responsibilities, and 2011 CEO Objectives—Following Mr. Austrian’s appointment to Chair and CEO, in addition to his responsibilities for managing the company’s executive team and overseeing implementation of the annual initiatives discussed above, the Board also set certain key objectives for Mr. Austrian. The objectives are discussed briefly below:

•

Rebuilding positive company culture. As Interim Chair and CEO, Mr. Austrian personally led internal focus groups to identify the company’s strengths and weaknesses. During these focus group meetings, Mr. Austrian identified certain company culture improvements that were needed. The Board charged Mr. Austrian with rebuilding a positive company culture that focuses on commitment, accountability and continued process improvement, including considering changes to the company’s organizational structure to encourage employee commitment to the company’s success.

•

Restructuring management team. Mr. Austrian restructured his management team, consolidating all North American operations under one President, appointing a new Executive Vice President of Human Resources,

and creating the enhanced roles of Executive Vice President, Chief Marketing Officer and Executive Vice President, Chief Merchandising Officer and elevating these roles to the Operating Committee level. In addition, the company implemented robust reporting and review of key initiatives performance at the Operating Committee and Board levels.

•

Focusing on CEO succession planning. In connection with Mr. Austrian’s appointment as Chair and CEO, the Board identified CEO succession planning as an important objective to be focused on over the next few years. The Board asked Mr. Austrian to focus on grooming certain executives to become possible candidates for the CEO position in the future. As a result, succession planning throughout the company has received a renewed focus.

Total Compensation—When assessing whether the company’s compensation policies align pay with performance, the Compensation Committee reviews both financial performance and execution of non-financial annual initiatives as described in this section of the CD&A. Based on these performance objectives, the Board, after consultation with the Compensation and Corporate Governance and Nominating Committees, determined that Mr. Austrian’s performance in 2011 was above expectations.

Mr. Austrian’s 2011 annual base salary was $1,100,000 beginning with his election to Chair and CEO on May 23, 2011, which is less than what he was eligible to receive as Interim Chair and CEO. Prior to such date, Mr. Austrian received a monthly base salary of $200,000 for his services as the Interim Chair and CEO. In 2011, the Compensation Committee benchmarked the Chair and CEO’s total direct compensation solely against the Peer Group (described in the “Competitive Benchmarking” section later in this CD&A) because it believes that CEO positions within the Peer Group are of similar scope and complexity. In 2011, Mr. Austrian’s base salary was approximately 7% below the median of the company’s Peer Group for 2010. Mr. Austrian’s other compensation (excluding his time-based restricted stock grant) represents 53% of his total compensation and is at-risk.

Mr. Austrian was eligible for a 2011 target bonus of 140% of his annual base salary, pro-rated for his service as Chair and CEO from May 23, 2011 through December 31, 2011, and subject to the satisfaction of the three performance metrics approved by the Compensation Committee under the 2011 annual cash bonus program for the NEOs, as described earlier in this CD&A. The target bonus percentage for Mr. Austrian is set approximately at the Peer Group median. In light of the company’s 2011 performance against the bonus metrics and the applicable pro-ration for service, Mr. Austrian’s cash bonus for 2011 is $815,015.

In lieu of a sign-on cash bonus and to incentivize future performance, Mr. Austrian was awarded two grants of restricted shares of the company’s common stock on May 23, 2011. The Board, upon recommendation of the Compensation Committee, felt it was critical that the Chair and CEO compensation be linked to improving shareholder value. This was accomplished through two equity grants, one of which vests based on performance and service requirements while the other vests based on service requirement only. The first grant of 600,000 restricted shares is subject to vesting based on a service requirement, and the second grant of 600,000 restricted shares is subject to vesting based on both service and performance requirements, as further described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control.” Additionally, Mr. Austrian agreed to extend the scheduled vesting date for the unvested stock options granted to him on November 2, 2010 when he was named Interim Chair and CEO to April 30, 2013.

Other NEOs (other than the Chief Executive Officer). In addition to the Chair and CEO, the company’s currently employed NEOs include: Michael Newman, Kevin Peters, Steven Schmidt and Elisa Garcia. In this section, references to “NEO” or “NEOs” does not include the Chair and CEO. In addition, in 2011, our NEOs included two former executives: Charles Brown and Daisy Vanderlinde.

Roles and Responsibilities—The currently employed NEOs had the following roles and responsibilities in 2011:

•	Michael Newman, Executive Vice President and Chief Financial Officer. Mr. Newman was appointed Executive Vice President and Chief Financial Officer in August 2008. As Executive Vice President and

Chief Financial Officer, Mr. Newman’s roles and responsibilities include managing the company’s finance, accounting, information technology, and tax departments as well as overseeing the company’s Supply Chain from July 2011 through February 2012.

•

Kevin Peters, President, North America. Mr. Peters was appointed President of the company’s new North America Division in July 2011. Previously, Mr. Peters had served as President, North America Retail since April 2010, as Executive Vice President, Supply Chain and Information Technology from March 2009 to April 2010, and as Executive Vice President, Supply Chain from when he joined the company in 2007 until March 2009. As President, North America, Mr. Peters’ roles and responsibilities include managing the company’s North America Retail and Business Solutions Divisions as well as overseeing the company’s E-Commerce department. In February 2012, Mr. Peters also assumed responsibility for the company’s supply chain.

•

Steven Schmidt, President, International. Mr. Schmidt was appointed President, International in November 2011. Mr. Schmidt previously served as Executive Vice President, Corporate Strategy and New Business Development from July 2011, following the company’s combining its North America Retail Division and its Business Solutions Division into one new North America Division. Previously, Mr. Schmidt had been President, Business Solutions Division since joining the company in July 2007. As President, International, Mr. Schmidt’s roles and responsibilities now include managing the company’s business outside of the United States.

•

Elisa Garcia, Executive Vice President, General Counsel and Corporate Secretary. Ms. Garcia was appointed Executive Vice President, General Counsel and Corporate Secretary in July 2007. As Executive Vice President, General Counsel and Corporate Secretary, Ms. Garcia has global responsibility for legal, government relations, compliance, loss prevention, internal audit and risk management for the company and oversees more than 150 legal and compliance professionals located in the United States, Europe and Asia.

Total Compensation—The Compensation Committee evaluates the contributions of the NEOs primarily against the company’s corporate performance and execution of the company’s non-financial annual initiatives rather than focusing on each NEO’s individual business unit or function. The Compensation Committee believes that the NEOs share the responsibility for implementing the key initiatives of the annual operating plan and driving the performance of the company, as the key members of management. However, the Compensation Committee also takes into consideration each NEO’s individual role and performance based on: (i) the size, scope, and complexity of the NEO’s role, (ii) the NEO’s relative position compared to market pay for the Peer Group based on available proxy data, (iii) long-term contributions, performance, and growth potential, and (iv) retention considerations. In addition, in certain cases, Hay Group survey data is utilized to review the compensation of the NEOs since proxy information does not typically reflect the actual job content of some NEOs.

2011 Base Salary—The Compensation Committee reviews the NEO base salaries each year and considers the company’s financial performance and execution of the company’s non-financial annual initiatives in the prior year as well as the company’s compensation objectives, market competitiveness, and any changes in positions or responsibilities of NEOs. During the review process in February 2011, based on the company’s performance in 2010, the Compensation Committee did not increase base salaries of the NEOs for 2011 even though base salaries were below the Peer Group median. The annual base salary for each of the NEOs in 2011 was as follows: $625,000 for Messrs. Newman, Peters, Schmidt, and Brown and $440,000 for Ms. Garcia and Ms. Vanderlinde. On average, these NEOs’ base salaries were about 8% below the median of the Peer Group based on available 2010 survey data. However, the Compensation Committee believes that, based on the company’s overall performance in 2011, its decision not to increase salaries for the NEOs in 2011 was consistent with its compensation philosophy and objectives of aligning executive compensation with shareholder interests and paying for performance. Despite the changes in roles and responsibilities of the NEOs, as described above, the Compensation Committee did not change any base salaries for the NEOs in 2011.

2011 Annual Cash Bonus—In February 2011, the Compensation Committee considered the 2011 annual operating business plan approved by the Board and the key performance measures for the company’s business in its decision to approve the following performance metrics for the NEOs under the company’s 2011 annual cash bonus plan: (1) an EBIT metric to align with divisional metrics which focused on improving operating performance while continuing to reduce costs to drive earnings improvement; (2) a free cash flow metric to ensure ongoing liquidity and retention of creditor and vendor confidence; and (3) gross profit dollars, a gross margin metric, to focus our NEOs on growing profitable sales. The change from the performance metrics used in the 2010 annual cash bonus plan (i.e., EBITDA, free cash flow, and sales) was made to align 2011 executive compensation with the company’s 2011 strategic initiatives to drive the company’s growth, and the 2011 performance metrics will be retained for the 2012 annual cash bonus plan.

The 2011 bonus metrics were designed to allow a leveraging up if objectives were “over achieved” or down if below target performance, but above the threshold resulted. The Compensation Committee did not set maximum parameters for any of the metrics, so payment could be made for extraordinary performance. The Compensation Committee believed that not imposing a ceiling would not incentivize excessive risk taking because the results for the annual incentive include the expense of the incentive, and there are controls in place to mitigate risk concerns. As an additional protection against undue risk taking, the company has a clawback policy for incentive compensation as described under “Recoupment Policy” in the “Other Policies and Matters Related to Executive Compensation” section later in this CD&A. While the Compensation Committee has negative discretion in making bonus determinations, it did not exercise its discretion with respect to the 2011 bonus.

The Compensation Committee reviewed the level of achievement for each of the bonus metrics under the 2011 annual cash bonus plan based on the company’s 2011 audited financial statements approved by the Board’s Audit Committee. For purposes of the 2011 corporate annual cash bonus plan, the company achieved EBIT of $122 million, free cash flow of $57 million, and gross profit dollars of $3.4 billion, after adjustments approved by the Finance Committee. The company achieved at or above the threshold level for each metric. When considering whether the company has reached the target performance metrics for Annual Bonus compensation, the Compensation Committee may exclude significant or unusual items that may distort the company’s performance. This ensures that executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term. Therefore, the Compensation Committee determined the final achievement level by excluding unplanned and extraordinary items including: costs associated with facility closures and other downsizing activities that are considered part of a specific functional reorganization, direct costs associated with specific and approved efficiency initiatives and a denied tax refund claim. The Compensation Committee also added certain unplanned and extraordinary items in making its determination, including: a cash dividend from a joint venture, a delayed trade payables adjustment and a shrink adjustment. Following the application of these adjustments, the Compensation Committee authorized bonuses under the 2011 annual cash bonus plan to be paid at 86% of target to the NEOs. For purposes of calculating the achievement of each of the bonus metrics, the following net adjustments were made:

	EBIT (in millions)	Free Cash Flow (in millions)	Gross Profit Dollars (in millions)
As Reported(1)	$65	$69	$3,426
Extraordinary Items, Net	$57	$(12)	$(4)
Adjusted(2)	$122	$57	$3,422

(1)	As reported in the company’s 2011 Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	2011 annual cash bonus plan metric achievement.

Messrs. Newman, Peters, Schmidt and Brown were eligible for a 2011 target bonus of 75% of annual base salary. Ms. Garcia and Ms. Vanderlinde were eligible for a target bonus of 70% of annual base salary. The target bonus percentages for NEOs are set approximately at the Peer Group median for similarly situated NEOs. In light of the company’s 2011 performance as compared to the bonus metrics, the NEOs received the cash bonus set forth in the “Non-Equity Incentive Plan” column of the Summary Compensation Table.

2012 Base Salary and Annual Cash Bonus—The Compensation Committee approved changes in base salary and/or target bonus percentage effective as of April 1, 2012 for the following NEOs: (i) Mr. Peters’ base salary was increased to $675,000 and his target bonus percentage was increased to 85% to reflect his responsibility for all of the company’s North American business, previously handled by two business unit Presidents; (ii) the target bonus percentage for both Messrs. Newman and Schmidt was increased to 85% to reflect increases in responsibility in 2011 as a result of the changes in the company’s reporting structure and in connection with Mr. Brown’s termination from employment; and (iii) Ms. Garcia’s base salary was increased to $500,000 to recognize performance since joining the company in 2007 and to address below market base salary.

Long-Term Equity Incentive—The Compensation Committee believes that providing equity grants is an effective means to focus the NEOs on driving share price appreciation and delivering long-term value to shareholders. The 2011 equity grant to each of the NEOs was based on the Compensation Committee’s consideration of the following items: (i) long-term incentive grants to NEOs in the Peer Group, (ii) availability of shares under the 2007 Long-Term Incentive Plan and the annual “burn rate” of shares under the 2007 Long-Term Incentive Plan based on ISS calculation methodology, and (iii) the company’s recent financial performance. On May 3, 2011, the NEOs received non-qualified stock options at an option price of $5.34, which was equal to 125% of the closing stock price on such date, and restricted shares of the company’s common stock in the amounts set forth in the Grants of Plan Based Awards Table. All of the equity granted in 2011 has a three year pro-rata vesting period based on the grant date, and the non-qualified stock options granted have a seven year exercise period. See “Response to 2011 Say on Pay Vote” for a discussion of changes made to the long-term equity incentive program for fiscal year 2012.

Retention Payments—In 2010, in connection with the resignation of Steve Odland, the company’s former Chief Executive Officer, the company entered into a Retention Agreement with Mr. Newman under which he is eligible to earn a retention payment of up to $1,937,500 payable in two installments – upon the filing of the Annual Reports on Form 10-K for the fiscal years ended December 31, 2010 and December 31, 2011. The Compensation Committee felt that it was important at the time of Mr. Odland’s departure and in light of the uncertainty at the CEO position to retain the company’s Chief Financial Officer for the next two annual reporting cycles. On March 11, 2011, Mr. Newman received the first payment of $937,500 under his Retention Agreement.

In addition, in 2010, the company entered into a Retention Agreement with Ms. Garcia under which she is eligible to earn a retention payment of up to $1,500,000 payable in three equal installments, as long as she remains actively employed with the company until each Retention Payment Date (as defined in the Retention Agreement). The Compensation Committee felt that stability in the corporate governance area was important for the company and therefore entered into the Retention Agreement with Ms. Garcia. The first payment to Ms. Garcia pursuant to the Retention Agreement was made on November 10, 2011.

As discussed further below, in connection with his termination, in September 2011, Mr. Brown received a $3 million retention bonus that the Compensation Committee had negotiated with Mr. Brown in April 2010 in exchange for Mr. Brown waiving his walk-away right under his change in control agreement which was in effect at the time.

Arrangements with Former Executive Officers. In September 2011, Mr. Brown, President, International, was terminated from employment. In connection with his termination and pursuant to the terms of his previously negotiated Executive Employment Agreement, Mr. Brown was entitled to receive a severance payment of $4,401,209, which included a $3 million retention bonus that the Compensation Committee had negotiated with Mr. Brown in April 2010 in exchange for Mr. Brown waiving his walk-away right under his change in control agreement which was in effect at the time. For additional information on Mr. Brown’s severance payment, see “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control.” In August 2011, Ms. Vanderlinde, Executive Vice President of Human Resources, was terminated, and pursuant to her Separation Agreement, received a severance payment of $1,572,296, which included amounts owed to her pursuant to her previously negotiated Employment Offer Letter Agreement and an additional payment to obtain her release of any and all claims against the company.

Response to 2011 Say on Pay Vote. At the company’s 2011 Annual Shareholders Meeting, the company had on the ballot, for the first time, a non-binding resolution for shareholders to approve elements of the compensation of the NEOs, as described in the CD&A, the compensation tables, and the accompanying narrative disclosure issued with respect to that meeting. Although the company’s 2010 compensation program for NEOs received a passing vote on its Say on Pay proposal at its 2011 Annual Shareholders Meeting in April, approximately one-third of the votes cast did not support the measure. As a result, the company engaged in dialogue with its largest shareholders, as explained below, and the Compensation Committee considered the concerns of shareholders as evidenced by the vote, and continued to focus on changes to further strengthen the link between NEO compensation and performance.

In connection with the 2011 Say on Pay vote, the company and the Compensation Committee Chair engaged in thorough discussions of the executive compensation program with certain of the company’s largest shareholders. A number of these shareholders informed us that the dialogue had enabled them to increase their understanding of the company’s compensation program. Several of these shareholders focused on matters related to:

•	The desire that long-term compensation be linked to long-term performance of the company;

•	The combined role of Chair and CEO; and

•	The membership on the Compensation Committee of Raymond Svider, a representative of BC Partners.

The Compensation Committee has reviewed the investor feedback received in connection with the 2011 Annual Meeting and has deliberated extensively concerning the results of the 2011 Say on Pay vote on fiscal 2010 executive compensation. No specific component of the program was altered for 2011 based on shareholder feedback, since it was received after the Compensation Committee had established the fiscal 2011 annual compensation program. However, as a result of the investor feedback, as well as the discussions with Hay Group, our compensation consultant, and management, the Compensation Committee approved a newly designed long-term incentive program for fiscal year 2012 to continue to align the interests of executive management with shareholders while providing stretch goals and retention value for the NEOs (other than the Chair and CEO):

•	The 2012 Long-Term Incentive Program provides an award based on a targeted value broken down as follows:

•	25% of the value of the grant in restricted stock, vesting one-third each year for 3 years;

•	25% of the value of the grant in performance-based restricted stock units, with a one year performance period, and time-based vesting one-third each year for 3 years; and

•	50% of the value of the grant in performance-based cash, with a one year performance period, and time-based vesting one-third each year over 3 years.

•

The performance cash and performance stock units are based on whether the company achieves an EBIT target set by the Board under the 2012 annual operating plan, with the EBIT metric designed to allow a leveraging up if 2012 results exceed the EBIT target, subject to a maximum EBIT, or a leveraging down if 2012 results are below target, but at or above a threshold EBIT. If actual EBIT for 2012 is less than threshold, then the performance cash and performance stock units are forfeited and only the time-vested restricted stock (25% of opportunity) will remain outstanding.

The Compensation Committee is evaluating changes to the CEO’s compensation in light of Say on Pay.

The company chose not to make changes regarding certain matters raised by shareholders, including:

•

Regarding the combined role of Chair and CEO, the company believes this is an effective leadership structure for the company at this time; and the company’s rationale for this structure is discussed in the “Board Leadership Structure” section earlier in this Proxy Statement.

•

Regarding the membership on the Compensation Committee of Raymond Svider, a representative of BC Partners, the company believes that the participation of a 20% owner of the company on the Compensation Committee is a good practice since such a director is highly motivated to rigorously oversee compensation and is well-positioned to exercise independent judgment regarding compensation. In fact, the interests of representatives of major shareholders are generally aligned with those of other shareholders with respect to the oversight of executive compensation.

Compensation Framework

The goal of the company’s compensation program for NEOs is to retain and reward executives who create long-term value for shareholders without excessive risk taking. This section discusses the Compensation Committee’s compensation philosophy; the roles of the Compensation Committee, the Board, management, and independent compensation consultants in establishing NEO compensation; peer group benchmarking; and the importance of pay-for-performance and aligning shareholder interests in designing NEO compensation.

Compensation Philosophy

The executive compensation program is constructed to align the interests of executive management with shareholders, attract and retain highly qualified individuals, and create long-term value while not incentivizing excessive risk taking. The Compensation Committee is guided by the following key principles in determining the compensation structure for the company’s executives:

Competition. Compensation should reflect the competitive marketplace, so the company can attract, retain, and motivate talented executives throughout the volatility of business cycles.

Accountability for Business Performance. Compensation should be tied in part to the company’s financial and operating performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible and for achieving the company’s annual operating plan.

Accountability for Long-Term Performance. Compensation should include meaningful incentives to create long-term shareholder value while not incentivizing excessive risk taking.

To implement the key principles, the compensation structure consists of the following elements: base salary, performance-based annual cash bonus, and long-term cash and equity incentives. Balanced benefits that align with those provided to the larger employee population are also provided. Perquisites are only provided to attract and retain talented executives, as competitively necessary.

Base Salary. The base salary component is designed to provide a competitively comparable fixed amount of compensation that is less than a majority of total target compensation, which is comprised of base salary, short and long-term incentives, and benefits.

Annual Cash Bonus. The performance-based annual cash bonus is designed to link compensation to shareholder interests. Bonus target percentages are set targeting toward the median of the Peer Group, and the bonus is paid at target for reaching annual operating plan financial goals but is leveraged up and down for above and below plan performance, respectively. The total target cash level approximates the Peer Group median when the company meets its performance goals. The annual cash bonus plan is designed to provide increased incentive payouts when company performance significantly exceeds target levels, and to provide reduced incentive payouts when performance is below target but above threshold levels. The annual cash bonus plan design may also include a discretionary portion of the annual performance-based cash bonus to enable the Compensation Committee to address issues such as risk, quality of performance, and adherence to the company’s Code of Ethical Behavior. The Compensation Committee did not exercise discretion in fiscal 2011.

Long-Term Equity Incentive. The long-term incentive component is designed to incentivize achievement of the company’s operating plan and to balance short-term performance rewards with those for sustained long-term performance results that create value for the company’s shareholders. The long-term incentive is instrumental in retaining the NEOs and permits the granting of non-qualified stock options, restricted stock, performance shares, and/or performance-based cash. Long-term incentive opportunities are structured to be at the median of the Peer Group with opportunity for increased grants for superior performance. In 2011, a minimum of 50% of the equity component for NEOs was tied to performance.

Establishing Executive Compensation

Role of the Compensation Committee. Each year, the Compensation Committee conducts an initial review of management’s recommendations with respect to executive compensation design for the following year, evaluates these recommendations, consults with Hay Group, which is the Compensation Committee’s independent compensation consultant, and reviews the company’s Peer Group data. After year-end when financial results for the prior year are available, the Compensation Committee reviews performance against targets for the prior year, approves payouts under prior year compensation plans where applicable, and reviews the proposed executive compensation design with this backdrop before providing approval of the salary, bonus target percentages, and long-term incentive grants and awards for the NEOs (other than the CEO) for the new year. Annually, the Compensation Committee recommends to the Board for approval: a payout to the CEO under prior year compensation plans where applicable, and the salary, bonus target percentages, and long-term incentive grants and awards for the CEO for the new year. The Compensation Committee also approves the metrics, including financial and performance goals, to be used in assessing annual performance and determining target annual bonuses.

During the course of the year, the Compensation Committee: reviews and approves any new employment arrangements for NEOs other than the CEO (for whom it makes recommendations to the Board and then negotiates with the CEO to implement the Board’s decisions); reviews, approves, and recommends changes in the perquisites and benefits provided to the NEOs; reviews and makes recommendations to the Board on the composition of the Peer Group used for benchmarking purposes and the company’s executive compensation programs and policies; reviews the company’s executive compensation disclosures in the company’s annual proxy statement; reviews the company’s stock ownership guidelines for the company’s NEOs and Directors against the company’s Peer Group and tracks the progress of the NEOs and Directors in satisfying such guidelines within the required time frame; approves new executive compensation plans and material amendments to existing executive compensation plans; reviews its charter and recommends changes to the Board where applicable; engages and directly monitors independent compensation consultant(s) to study and make recommendations regarding Director or NEO compensation matters; and reviews the risks related to the company’s incentive compensation practices and programs.

The Compensation Committee meets at least quarterly during which it also meets in executive session without management present.

Role of the Board. The Board receives reports from the Compensation Committee on its actions and recommendations following every Compensation Committee meeting and then acts as it determines appropriate on the Compensation Committee’s recommendations. The Board also approves the terms of the compensation package and employment agreements for the CEO.

Role of Management. The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from management and the Compensation Committee’s own individual experiences and best judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. The role of management in establishing executive compensation is further described in the “Involvement of Compensation Consultants and Executive Management in Compensation Decisions” section under the “Committees of Our Board of Directors” section earlier in this Proxy Statement.

Role of Independent Compensation Consultant. In relation to their engagement, as described in the “Involvement of Compensation Consultants and Executive Management in Compensation Decisions” section earlier in this Proxy Statement, Hay Group also provided compensation data, and reviewed and advised the Compensation Committee on: negotiating executive employment agreements, responding to shareholder concerns reflected in the 2011 Say on Pay vote, and developing the Peer Group.

Competitive Benchmarking

The Compensation Committee believes benchmarking is a useful method to gauge the compensation level for executive talent within competitive job markets that are germane to the company. The Compensation Committee reviews data gathered from Peer Group proxies as well as survey data from Hay Group for benchmarking purposes. Data from Proxy Statements and Hay Group’s retail industry survey provide specific Peer Group NEO information concerning base salaries, bonuses, long-term incentives, and benefit/perquisite prevalence. However, the Peer Group and Hay Group survey data are not used in isolation. NEO compensation also takes into consideration the company’s financial performance and the financial performance of the Peer Group. This information is then used to analyze each NEO’s individual performance and tenure in his/her current position. After a review of the benchmarking data and the other factors mentioned, the Compensation Committee determines any changes to the NEO compensation positioning, target total direct compensation structures (i.e., sum of salary, annual bonus, and equity awards), variable compensation program design, and/or benefit and perquisite offerings, if necessary. When making compensation decisions, the Compensation Committee considers each element of compensation individually, but also considers the target total direct compensation as well as the mix of compensation paid to the NEOs.

The Compensation Committee has developed specific criteria to select the company’s Peer Group and reviews the criteria annually to determine if modifications are necessary. The guiding criteria used in 2011 were the same as 2010 and included, but were not limited to: companies with revenues within one half to two times the company’s revenue, a retail or direct to customer business model, a business to business model, significant global operations, and a significant distribution function. Companies selected for the Peer Group were required to have a number of these characteristics, but not all of them.

For 2011, no changes were made to the company’s 2010 Peer Group, which consisted of the following nineteen organizations:

• Amazon.com	• J.C. Penney Co., Inc.	• Starbucks Corporation
• Arrow Electronics, Inc.	• Kohl’s Corporation	• Tech Data Corporation
• Avnet, Inc.	• Limited Brands, Inc.	• TJX Companies, Inc.
• Best Buy Co., Inc.	• Macy’s, Inc.	• W.W. Grainger
• GameStop	• OfficeMax Inc.	• Yum! Brands, Inc.
• Gap Inc.	• Rite Aid Corporation
• Genuine Parts Company	• Staples, Inc.

Aligning Executive Compensation with Shareholder Interests

The Compensation Committee believes there should be a key link between compensation and shareholder interests. The Compensation Committee recognizes that shareholder interests are protected when the company pays the NEOs competitively, but not in excess of market, relative to competitive benchmarks such as the company’s Peer Group and applicable survey data. When designing the compensation program, the Compensation Committee strives to provide an appropriate mix of different compensation elements, including short-term and long-term, fixed and variable, and cash and equity components, and to provide smaller rewards for short-term performance and larger rewards for long-term performance. The Compensation Committee also designs the compensation program to provide meaningful rewards to the NEOs which align with the short-term and long-term objectives of the company without encouraging undue risk taking.

NEOs receive their short-term, fixed, cash component in base salary, their short-term, variable, cash component under the annual cash bonus plan, and their long-term variable equity and cash components under the long-term incentive plan. Cash payments reward short-term and long-term performance, while equity rewards encourage our NEOs to deliver results over a longer period of time and serve as a retention tool. For fiscal year 2012, the cash payment under the long-term incentive program will also serve as a retention tool and the performance-based equity awards will align NEOs interests with those of stockholders. The Compensation Committee believes that a portion of NEO compensation should be at risk by basing it on the company’s operating and stock price performance over the long term, which disincentivizes taking excessive short-term risks which may negatively impact long-term performance. In establishing the total compensation package, at least half of total target compensation is awarded in variable pay. Variable pay is reviewed by the Compensation Committee on an annual basis to ensure that the metrics selected provide appropriate rewards for the achievement of the goals and priorities identified by the Board and the NEOs in the annual operating business plan as key to the company’s stability and growth.

The Compensation Committee periodically monitors the company’s incentive plans throughout the year to ensure that the incentive plans do not encourage undue risk taking and appropriately balance risk and reward consistent with the company’s enterprise risk management efforts.

Pay-For-Performance

The Compensation Committee views the annual cash bonus plan and the long-term equity incentive plan as key links between NEO compensation and the creation of shareholder value as each of these programs provide meaningful rewards to the NEOs for satisfying performance targets the Compensation Committee has identified as key drivers in the short-term and long-term success of the company.

Other Compensation

The company provides the NEOs with a set of core benefits (e.g., coverage for medical, dental, vision care, prescription drugs, annual physical, basic life insurance, long-term disability coverage, and car allowance) plus voluntary benefits that an NEO may select (e.g., supplemental life insurance). The company’s overall benefits philosophy is to focus on the provision of these core benefits, with NEOs able to use their cash compensation to obtain such other benefits as they individually determine to be appropriate. The company provides health and life insurance benefits; but consistent with the Peer Group, does not provide substantial perquisites. The following events related to the company’s benefits and perquisites for the NEOs took place in 2011:

Retirement Plans. In January 2011, the company restarted a matching contribution to the 401(k) plan for all participants, including the NEOs, to motivate and retain employees. The matching contribution is equal to 50% of employee deferrals on the first 4% of eligible earnings (up to plan limits). The matching contribution is below market. The company continues to maintain three non-qualified deferred compensation plans which remain frozen to new contributions. The company does not sponsor a pension plan.

Mr. Austrian’s Benefits and Perquisites. Mr. Austrian did not receive any of the core benefits and perquisites during his service as Interim Chair and CEO; however, effective with his election to serve as the Chair and CEO on May 23, 2011, he participates in all of the core benefits and perquisites provided to the NEOs other than the car allowance program, which he voluntarily opted out of under his letter agreement (as described in the “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control” section).

Executive Medical Plan. In October 2011, the Compensation Committee approved terminating coverage of the executives, including the NEOs, under the executive medical plan effective January 1, 2012. The executive medical plan provided enhanced medical, dental, vision, and pharmacy benefits to the executives. Due to rising health care costs, the executive medical plan has significantly increased in cost in recent years. The Compensation Committee determined that it was not prudent for the company to continue to provide benefits to the executives under the executive medical plan. As of January 1, 2012, the executives are now eligible to participate in the company’s medical, dental, vision, and pharmacy benefit programs available to the broad-based full-time employees.

NEO Employment Arrangements

The company is party to various employment arrangements, including written offer letters, employment agreements, change in control agreements, and retention agreements with certain of our NEOs, that provide for the payment of additional and future compensation of such NEOs for satisfying specified service requirements, in the event of certain types of terminations and, in some cases, in the event of a change in control of the company. The terms of these arrangements are usually established in connection with the NEOs’ initial hire by the company. The termination of employment provisions in the employment arrangements were entered into to address competitive concerns at the time the NEOs were recruited, by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or forgoing other opportunities to join the company.

The Compensation Committee believes the change in control agreements effectively create incentives for the NEOs to build shareholder value and to obtain the highest value possible should the company be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each NEO’s compensation. In addition, these arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements, which is particularly important to the company given the high levels of competition for executive talent in the retail sector. For additional information on the employment arrangements the company is party to with certain of our NEOs, see “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control.”

Other Policies and Matters Related to Executive Compensation

Incentive Plan Risk Review. The Compensation Committee has generally reviewed, analyzed and discussed the executive compensation incentive programs in the context of how the current global economic and financial situation might affect the program. The Compensation Committee, in conjunction with the Audit Committee, received reports on all of the company’s 100+ global incentive plans, which were discussed to ensure that the plans did not incentivize excessive risk and rewarded the behavior the company wishes to reward. The committees jointly reported to the Board that they do not believe that any aspects of the compensation program encourage the NEOs to take unnecessary and excessive risks. The committees highlighted the progress the company has made in strengthening governance and ensuring a strong correlation between the company’s operating objectives and the objectives of the incentive programs. Additionally, the financial goals set forth in the corporate annual cash bonus plan are based upon performance targets that the Compensation Committee believes are attainable without the need to take inappropriate risks or make material changes to the company’s business or strategy. In addition, the 2007 Long-Term Incentive Plan awards that vest over a three-year period mitigate against taking short-term risks. Finally, the equity component of the company’s compensation program coupled with the company’s stock ownership guidelines, which expose NEOs to the loss of the value of retained equity if stock prices decline, incentivize NEOs to focus on long-term share appreciation.

Recoupment Policy. In February 2010, the Board adopted a policy for recoupment of incentive compensation. The policy provides that if the company restates its reported financial results for any period beginning after January 1, 2010, the Board will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of shareholders, the Board will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Anti-Hedging Policy. In February 2011, the Board adopted an anti-hedging policy which prohibits hedging transactions with respect to company securities by our Directors, executive officers and all other employees.

Stock Ownership Guidelines for NEOs. The Compensation Committee believes that the NEOs should maintain a meaningful equity interest in the company through the ownership of stock. The Peer Group data includes the use of both multiples of base salary and target share amounts, with the multiple of base salary approach being the prevalent methodology in the Peer Group. In October 2011, the Compensation Committee enhanced the company’s executive stock ownership guidelines to increase the required levels of stock ownership for the Chair and CEO and for the other NEOs to more closely reflect the ownership guidelines of the company’s competitors and Peer Group and current corporate governance trends. The enhanced guidelines used for the NEOs continue to be within the target range for the Peer Group.

Under the enhanced guidelines, the Chair and CEO is expected to hold company stock equal to at least either: 700,000 shares, or a multiple equal to five times his annual base salary, to be satisfied within five years of assuming his position. Under the enhanced guidelines, the other NEOs are expected to hold company stock equal to at least either: 250,000 shares, or a multiple equal to three times each individual’s annual base salary, to be satisfied within five years of becoming a Section 16(b) officer of the company. The amount of stock required to satisfy the ownership requirement must be held by each NEO until termination of employment with the company. The Compensation Committee also adopted a restriction on an NEO’s right to sell stock during the initial five year period prior to such individual satisfying the required ownership. The restriction requires that the NEO retain 50% of the net shares (after shares are disposed of to pay for taxes and acquisition). For purposes of determining compliance with these stock ownership guidelines, the following types of equity are considered: shares held outright (including restricted stock for which the restrictions have lapsed and shares purchased on the open market), unvested restricted stock subject to time vesting requirements only, vested restricted stock units, and the spread between fair market value and exercise price for vested in-the-money stock options. The current guidelines are deemed competitive according to market data. The Compensation Committee annually reviews each NEO’s progress toward meeting the ownership guidelines. As of February 28, 2012, all of our currently employed NEOs satisfied their stock ownership requirements.

In 2012, the Compensation Committee will again review the executive stock ownership guidelines and determine if any changes are warranted in either the level of shares required to be held or in the methodology to calculate the ownership level (i.e., multiple of salary or fixed number of shares).

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the other NEOs, excluding the Chief Financial Officer. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Code Section 162(m). The Compensation Committee strives to structure NEO compensation to come within the deductibility limits set in Code Section 162(m) whenever possible. However, the Compensation Committee believes that it must maintain the flexibility to take actions which it deems to be in the best interests of the company but which may not qualify for tax deductibility under Code Section 162(m).

In fiscal year 2011, the only NEO who received an annual base salary in excess of $1,000,000 was Mr. Austrian, whose annual base salary as Chair and CEO is $1,100,000. A portion of the compensation paid to Messrs. Austrian, Peters and Schmidt and Ms. Garcia will not be deductible for tax purposes for 2011 pursuant to Code Section 162(m). For fiscal year 2011, the lost deduction was approximately $1.3 million.

Regulatory Requirements. In addition to Code Section 162(m), the Compensation Committee considered other tax and accounting provisions in developing the pay programs for the NEOs. These include the special rules applicable to fair value based methods of accounting for stock compensation and the overall income tax rules applicable to various forms of compensation. While the Compensation Committee tried to compensate the NEOs in a manner that produced favorable tax and accounting treatment, the main objective was to develop fair and equitable compensation arrangements that appropriately incentivized, rewarded, and retained the NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the company has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the company’s management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

THE COMPENSATION COMMITTEE:

Marsha J. Evans (Chair)

W. Scott Hedrick

Raymond Svider

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2011, the Compensation Committee consisted of: Lee A. Ault and David W. Bernauer (who both served through the 2011 Annual Meeting), Marsha J. Evans, W. Scott Hedrick, and Raymond Svider. All members of the Committee were Independent Directors, and no member was an employee or former employee of the company. During fiscal year 2011, none of the company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the company’s Board of Directors or Compensation Committee.

COMPENSATION PROGRAMS RISK ASSESSMENT

The Compensation Committee has assessed the company’s compensation programs and has concluded that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The company has conducted a risk assessment that included a detailed qualitative and quantitative analysis of its compensation and benefit programs to which employees at all levels of the organization may participate, including the NEOs. The Compensation Committee considered how the design of the company’s compensation programs compares to compensation programs maintained by the Peer Group. Based on the company’s assessment, the Compensation Committee believes that the company’s compensation and benefit programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of the company. The company’s programs contain various factors to ensure its employees, including the NEOs, are not encouraged to take unnecessary risks in managing the company’s business, such as:

•	oversight of compensation and benefits programs (or components of programs) by the Compensation Committee;

•	discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final incentive award payouts;

•	oversight of compensation and benefits programs (or components of programs) by a broad-based group of functions within the company, including Human Resources;

•	a variety of programs that provide focus on both short-and long-term goals and that provide a balanced mixture of cash and equity compensation;

•	incentives focused primarily on the use of financial metrics based on the annual operating plan which is approved by the Board;

•	service-based vesting conditions with respect to equity-based awards; and

•	incentive pay recoupment policy which provides for recoupment of incentive compensation in the event of a financial restatement.

The Compensation Committee periodically monitors the company’s incentive plans throughout the year to ensure that the incentive plans do not encourage undue risk taking and appropriately balance risk and reward consistent with the company’s enterprise risk management efforts.

SUMMARY COMPENSATION TABLE

The following table provides a summary of the annual and long-term compensation that the company paid to its NEOs (or deferred for, or that was attributable to/earned) for services rendered during the 2009, 2010, and 2011 fiscal years.

Summary Compensation Table for Fiscal Years 2009 – 2011

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Named Officers and Principal Positions	Year	(1) Salary ($)	Bonus ($)		(2) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	(4) All Other Compensation ($)		Total ($)
									Total Other
Neil Austrian (5) Chief Executive Officer	2011	$1,646,154	$—		$4,284,000	$—	$815,015	$—	$71,766		$6,816,935
	2010	$415,385	$—		$—	$984,400	$—	$—	$—		$1,399,785

Michael Newman Chief Financial Officer	2011	$637,019	$937,500	(6)	$355,832	$294,840	$410,877	$—	$81,134		$2,717,202
	2010	$625,000	$468,750		$—	$1,580,200	$—	$—	$40,924		$2,714,874
	2009	$625,000	$—		$—	$200,400	$437,500	$—	$164,875		$1,427,775

Kevin Peters President, North America	2011	$637,019	$—		$355,832	$294,840	$410,877	$—	$101,769		$1,800,337
	2010	$568,077	$—		$—	$1,802,447	$247,380	$—	$55,120		$2,673,024

Steve Schmidt President, International	2011	$637,019	$—		$355,832	$294,840	$410,877	$—	$106,097		$1,804,665
	2010	$625,000	$—		$—	$1,580,200	$276,563	$—	$53,957		$2,535,720
	2009	$625,000	$—		$—	$606,200	$468,750	$—	$36,944		$1,736,894

Elisa D. Garcia Executive Vice President, General Counsel	2011	$448,462	$500,000	(7)	$203,333	$168,480	$269,974	$—	$115,157		$1,705,406

Charles Brown Former President, International	2011	$471,154	$—		$355,832	$294,840	$—	$—	$3,471,351	(9)	$4,593,177
	2010	$625,000	$1,000,000	(8)	$—	$1,580,200	$276,563	$—	$44,543		$3,526,306
	2009	$625,000	$—		$—	$267,200	$—	$—	$653,663		$1,545,863

Daisy Vanderlinde Former Executive Vice President, Human Resources	2011	$301,231	$—		$203,333	$168,480	$—	$—	$1,627,763	(10)	$2,300,807

(1)

Column (c) is used to record salary amounts that include cash compensation earned by each NEO during fiscal years 2011, 2010 and 2009 as well as any amounts earned in those years but contributed into the 401(k) Plan at the election of the NEO. Fiscal year 2011 included an additional 53rd week which is reflected in the salary amounts for the NEOs employed though that period.

(2)

The dollar amounts in columns (e) and (f) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized by each of the NEOs when received. Assumptions used in the calculation of these award amounts are included in Note A to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(3)

The amounts in column (g) reflect cash awards earned under the 2011 Bonus Plan, which is previously discussed in more detail in the Compensation Discussion and Analysis (“CD&A”) under the “Annual Cash Bonus” section. While such amounts were earned for fiscal year 2011 performance, they will not be paid to the NEOs until March 9, 2012. Fiscal year 2011 consisted of a 53-week period.

(4)

The Other Compensation Table for Fiscal Year 2011 that follows reflects the types and dollar amounts of perquisites, other personal benefits, and severance arrangements provided to the NEOs during the fiscal year 2011. For purposes of computing the dollar amounts of the items listed in the following table, the actual out-of-pocket costs to the company of providing the perquisites, other personal benefits, and severance arrangements to the NEOs was used. Each perquisite, other personal benefit, and severance arrangement included in the Table that follows is described in more detail in the narratives immediately following the Table.

(5)

Effective May 23, 2011, Mr. Austrian was appointed as the company’s Chair and CEO. Set forth in this table is the compensation that Mr. Austrian has earned during fiscal year 2011 for his service as Interim Chair and CEO from December 26, 2010 through May 22, 2011, and as Chair and CEO from May 23, 2011 through December 31, 2011, pursuant to the terms of his letter agreements with the company, which are described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section. In addition to the compensation described in the Summary Compensation Table and Grants of Plan-Based Award Tables, in 2011, Mr. Austrian also received stock awards for his service as a director of the company prior to his appointment as Chair and CEO, which is reflected in the “Director Compensation Table for Fiscal Year 2011.”

(6)

Pursuant to the terms of his Retention Agreement which is described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section, Mr. Newman earned the first installment of his Retention Payment in March 2011.

(7)

Pursuant to the terms of her Retention Agreement which is described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section, Ms. Garcia earned the first installment of her Retention Payment in November 2011.

(8)

In 2010, Mr. Brown accrued a $1,000,000 retention bonus pursuant to his amended Executive Employment Agreement, which is described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section. This retention bonus was accrued on September 14, 2010 to be payable in connection with Mr. Brown’s termination of employment. Mr. Brown was terminated in September 2011 and received a severance payment as reported under column (i), in addition to this retention bonus.

(9)

Mr. Brown was terminated by the company on September 26, 2011. In connection with Mr. Brown’s termination of employment, he became entitled to a severance payment pursuant to the terms of his previously negotiated Executive Employment Agreement, which is described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section. In addition to the severance payment, Mr. Brown was paid a $1,000,000 retention bonus accrued in 2010, which is disclosed in Footnote 8 above. Mr. Brown’s severance payment will be paid to him in cash on March 26, 2012 and is disclosed on the “Other Compensation Table for Fiscal Year 2011” that follows.

(10)

Ms. Vanderlinde terminated employment with the company on August 31, 2011. In connection with Ms. Vanderlinde’s termination of employment, she earned a severance payment pursuant to the terms of her Separation Agreement, which included amounts owed to her pursuant to her previously negotiated Employment Offer Letter Agreement, both of which are described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change of Control” section. Ms. Vanderlinde’s severance payment was paid to her in cash on September 7, 2011 and is disclosed on the “Other Compensation Table for Fiscal Year 2011” that follows.

Other Compensation Table for Fiscal Year 2011

Summary Compensation Table, Column (i) Components

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)
Named Officers	(1) Car Allowance	(2) Exec Med	(3) Exec Welfare	(4) 401k Match	(5) Personal Aircraft Usage	(6) Charitable Contributions	Severance		(9) Company Event	Total
Neil Austrian	$—	$26,561	$10,340	$—	$18,879	$10,000	$—		$5,986	$71,766
Michael Newman	$15,900	$51,457	$8,877	$4,900	$—	$—	$—		$—	$81,134
Kevin Peters	$15,900	$60,393	$8,603	$4,900	$—	$—	$—		$11,973	$101,769
Steve Schmidt	$15,900	$49,710	$11,114	$4,900	$—	$12,500	$—		$11,973	$106,097
Elisa D. Garcia	$15,900	$61,144	$8,213	$4,900	$—	$25,000	$—		$—	$115,157
Charles Brown	$11,760	$46,166	$7,316	$4,900	$—	$—	$3,401,209	(7)	$—	$3,471,351
Daisy Vanderlinde	$10,680	$33,140	$6,747	$4,900	$—	$—	$1,572,296	(8)	$—	$1,627,763

(1)	The amounts in column (b) reflect the payments made to each NEO during fiscal year 2011 as part of the Executive Car Allowance Program.
(2)

The amounts in column (c) reflect the cost to the company for insurance premiums (medical, dental and vision) and health physicals in connection with the NEOs’ participation in the Executive Benefits Program. As discussed further in the CD&A under the “Summary of Key 2011 Compensation Decisions,” the Compensation Committee approved terminating coverage of all executives, including the NEOs, under the Executive Medical Plan beginning in 2012. As of January 1, 2012, the executives are now eligible to participate in the medical, dental, vision and pharmacy benefit programs available to the company’s broad-based full-time employees.

(3)

The amounts in column (d) reflect the cost to the company for insurance premiums associated with welfare benefits (LTD, STD, basic life insurance and AD&D) in connection with the NEOs’ participation in the Executive Benefits Program. Amounts also include imputed income for premiums paid on life insurance in excess of $50,000.

(4)

The amounts in column (e) reflect the company cost of matching contributions under our 401(k) Plan of up to 2% of eligible compensation for the 2011 fiscal year subject to the IRS annual compensation limits. As discussed in the “Retirement Plans” section of the CD&A, the company restarted a matching contribution to the 401(k) Plan for all participants beginning January 2011.

(5)

The amount in column (f) reflects the incremental cost of personal use of company leased aircraft. The amount includes the actual cost of fuel and additives, trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, certain other smaller variable costs for each personal trip leg plus an allocation of maintenance costs based on the per mile cost to maintain the planes multiplied by the number of personal miles flown. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft and hangar lease costs, depreciation, and flight crew salaries) are not included. Mr. Peters’ personal use of company leased aircraft resulted in no incremental cost to the company.

(6)	The amount in column (g) represents the cost of company matching contributions on behalf of the NEOs to eligible charitable organizations under the 2011 Executive Matching Gifts Program.
(7)

Reflects the severance payment payable to Mr. Brown in connection with his termination in September 2011 and pursuant to the terms of his previously negotiated Executive Employment Agreement. In connection with his termination, in addition to the $1 million retention award as described in footnotes 9 and 10 to the Summary Compensation Table, Mr. Brown became entitled to receive: 1) cash severance of $937,500; 2) $2,000,000 retention bonus, 3) 2011 pro-rated bonus at target; and 4) 18 times COBRA and other welfare benefit plan monthly premiums. Payment of all amounts will be paid to him in cash on March 26, 2012.

(8)

In August 2011, Ms. Vanderlinde, Executive Vice President of Human Resources, was terminated, and pursuant to her Separation Agreement, received a severance payment of $1,572,296 on September 7, 2011. In connection with her termination, Ms. Vanderlinde became entitled to receive: 1) $880,000 continued base salary for 24 months; 2) $616,000 for two times 2011 bonus at target; and 3) $76,296 for COBRA and other welfare benefit plan monthly premiums.

(9)	Represents payments to Messrs. Austrian, Peters and Schmidt for personal expenses incurred while attending a company-sponsored event and the related gross-up payments for the event.

Grants of Plan-Based Awards in Fiscal Year 2011
(a)	(b)	(c-e)			(f-h)				(i)		(j)	(k)	(l)
Named Officers	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares/Units		All Other Option Awards: Number of Securities Underlying Options (#)	(4) Exercise or Base Price of Option Awards ($/Sh)	(5) Grant Date Fair Value
		(1) Threshold ($)	(1)(2) Target ($)	(1) Maximum ($)	Threshold (#)	(3) Target (#)		Maximum (#)
Neil Austrian	5/23/2011	$236,923	$947,692	NA	—	—		—	600,000	(6)	—	—	$2,412,000
	5/23/2011					600,000	(6)		—		—	—	$1,872,000
Michael Newman	5/3/2011	$119,441	$477,764	NA	—	140,000	(O)	—	—		—	$5.34	$294,840
	5/3/2011					83,333	(R)	—	—		—	—	$355,832
Kevin Peters	5/3/2011	$119,441	$477,764	NA	—	140,000	(O)	—	—		—	$5.34	$294,840
	5/3/2011					83,333	(R)	—	—		—	—	$355,832
Steve Schmidt	5/3/2011	$119,441	$477,764	NA	—	140,000	(O)	—	—		—	$5.34	$294,840
	5/3/2011					83,333	(R)	—	—		—	—	$355,832
Elisa D. Garcia	5/3/2011	$78,481	$313,923	NA	—	80,000	(O)	—	—		—	$5.34	$168,480
	5/3/2011					47,619	(R)	—	—		—	—	$203,333
Charles Brown	5/3/2011	$119,441	$477,764	NA	—	140,000	(O)	—	—		—	$5.34	$294,840
	5/3/2011					83,333	(R)	—	—		—	—	$355,832
Daisy Vanderlinde	5/3/2011	$78,481	$313,923	NA	—	80,000	(O)	—	—		—	$5.34	$168,480
	5/3/2011					47,619	(R)	—	—		—	—	$203,333

(1)

Column (c) reflects the minimum payments each NEO could expect to receive if the company reached at least its threshold performance goal in fiscal year 2011 under the 2011 Annual Corporate Bonus Plan. Fiscal year 2011 consisted of a 53-week period which is reflected in the payout amounts. Threshold was set at 25% of target for all NEOs. The Bonus Plan award was based upon the company’s ability to meet annual financial performance targets set by the Compensation Committee. Each of the company’s financial performance goals were targeted to pay out at 100% upon achievement. Maximum parameters were not set for any of the metrics, so payment could be made for extraordinary performance. Performance below the Plan threshold resulted in no bonus being paid for that metric. Further description of the 2011 Annual Corporate Bonus Plan is discussed in the “Annual Cash Bonus” section.

(2)

The amounts shown in column (d) reflect the target payments each NEO could receive if the company reached its target performance goals in 2011 under the 2011 Annual Corporate Bonus Plan. Each NEO’s target annual bonus is expressed as a percentage of such officer’s bonus eligible earnings. For 2011, Mr. Austrian’s target bonus percentage was 140% of annual bonus eligible earnings. Mr. Austrian’s earnings as Interim CEO and Chair were not eligible for the annual bonus. For 2011, the target bonus percentage was 75% of annual bonus eligible earnings for Messrs. Newman, Peters, Schmidt and Brown and 70% of annual bonus eligible earnings for Mlles. Garcia and Vanderlinde.

(3)

Column (g) represents awards of nonqualified stock options and restricted stock shares granted under the company’s 2007 Long-Term Incentive Plan (the “2007 LTIP”). The (O) reflected next to the target share amounts above is used to designate nonqualified stock options granted at a 25% premium price, and the (R) reflected next to the target share amounts is used to designate restricted stock shares. All options and restricted shares granted under the 2011 annual long-term incentive grant vest pro-rata over the three-year period following the grant date.

(4)

Under the 2007 LTIP, grants of stock options must have an exercise price equal to or greater than their “fair market value” on the grant date. The 2007 LTIP defines “fair market value” as the closing stock price on the New York Stock Exchange on the grant date.

(5)

Computed in accordance with FASB ASC Topic 718 for stock-based compensation. See Note A of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

(6)

When Mr. Austrian was appointed as the company’s Chair and CEO, in lieu of a sign-on cash bonus and to incentivize future performance, he was awarded two grants of restricted shares of the company’s common stock on May 23, 2011. The first grant of 600,000 restricted shares is subject to vesting based on a service requirement, and the second grant of 600,000 restricted shares is subject to vesting based on both service and performance requirements, as further described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control. ”

Outstanding Equity Awards at 2011 Fiscal Year-End
	Option Awards							Stock Awards
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Named Officers	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		(18) Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
PEO—Neil Austrian	7,500	(1)	—	—	—	$19.7250	4/25/12	—	—	—	—		—
	7,500	(1)	—	—	—	$11.4850	2/14/13	—	—	—	—		—
	7,500	(1)	—	—	—	$17.5450	2/18/14	—	—	—	—		—
	15,611	(1)	—	—	—	$33.0650	2/14/13	—	—	—	—		—
	44,155	(1)	—	—	—	$11.2700	3/5/15	—	—	—	—		—
	38,736	(1)	—	—	—	$0.8500	3/4/16	—	—	—	—		—
	133,333	(2)	266,667	—	—	$4.4300	11/2/17	—	—	—	—		—
	—	—	—	—	—	—	—	600,000	(3)	$1,290,000	600,000	(3)	$1,290,000
PFO—Michael Newman	403,877	(4)	—	—	—	$6.8000	8/27/15	—	—	—	—		—
	100,000	(5)	50,000	—	—	$0.8500	3/4/16	—	—	—	—		—
	100,000	(5)	50,000	—	—	$1.0625	3/4/16	—	—	—	—		—
	66,666	(6)	133,334	—	—	$7.7100	3/8/17	—	—	—	—		—
	66,666	(6)	133,334	—	—	$9.6380	3/8/17	—	—	—	—		—
	—	(7)	140,000	—	—	$5.3400	5/3/18	83,333	(7)	$179,166	—		—
Kevin Peters	75,000	(5)	37,500	—	—	$0.8500	3/4/16	—	—	—	—		—
	75,000	(5)	37,500	—	—	$1.0625	3/4/16	—	—	—	—		—
	66,666	(6)	133,334	—	—	$7.7100	3/8/17	—	—	—	—		—
	66,666	(6)	133,334	—	—	$9.6380	3/8/17	—	—	—	—		—
	24,960	(8)	49,921	—	—	$5.1300	6/8/17	—	—	—	—		—
	—	(7)	140,000	—	—	$5.3400	5/3/18	83,333	(7)	$179,166	—		—
Steve Schmidt	112,047	(9)	—	—	—	$28.7300	7/24/14	—	—	—	—		—
	233,333	(5)	233,334	—	—	$0.8500	3/4/16	—	—	—	—		—
	66,667	(5)	66,667	—	—	$1.0625	3/4/16	—	—	—	—		—
	66,666	(6)	133,334	—	—	$7.7100	3/8/17	—	—	—	—		—
	66,666	(6)	133,334	—	—	$9.6380	3/8/17	—	—	—	—		—
	—	(7)	140,000	—	—	$5.3400	5/3/18	83,333	(7)	$179,166	—		—
Elisa D. Garcia	37,500	(5)	37,500	—	—	$0.8500	3/4/16	—	—	—	—		—
	75,000	(5)	37,500	—	—	$1.0625	3/4/16	—	—	—	—		—
	37,500	(6)	75,000	—	—	$7.7100	3/8/17	—	—	—	—		—
	37,500	(6)	75,000	—	—	$9.6380	3/8/17	—	—	—	—		—
	11,822	(8)	23,644	—	—	$5.1300	6/8/17	—	—	—	—		—
	—	(7)	80,000	—	—	$5.3400	5/3/18	47,619	(7)	$102,381

Outstanding Equity Awards at 2011 Fiscal Year-End
	Option Awards							Stock Awards
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Named Officers	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		(18) Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles Brown (16)	40,000	(10)	—	—	—	$16.0650	2/4/12	—	—	—	—	—
	40,000	(11)	—	—	—	$11.4850	2/14/13	—	—	—	—	—
	40,000	(12)	—	—	—	$17.5450	3/26/13	—	—	—	—	—
	50,000	(13)	—	—	—	$18.0850	2/11/12	—	—	—	—	—
	25,000	(14)	—	—	—	$28.2450	7/26/12	—	—	—	—	—
	285,423	(15)	—	—	—	$11.2700	3/26/13	—	—	—	—	—
	133,333	(5)	—	—	—	$0.8500	3/26/13	—	—	—	—	—
	133,333	(5)	—	—	—	$1.0625	3/26/13	—	—	—	—	—
	66,666	(6)	—	—	—	$7.7100	3/26/13	—	—	—	—	—
	66,666	(6)	—	—	—	$9.6380	3/26/13	—	—	—	—	—
Daisy Vanderlinde (17)	337,500	(5)	—	—	—	$0.8500	2/28/13	—	—	—	—	—
	112,500	(5)	—	—	—	$1.0625	2/28/13	—	—	—	—	—
	112,500	(6)	—	—	—	$7.7100	2/28/13	—	—	—	—	—
	112,500	(6)	—	—	—	$9.6380	2/28/13	—	—	—	—	—
	67,060	(8)	—	—	—	$5.1300	2/28/13	—	—	—	—	—
	80,000	(7)	—	—	—	$5.3400	2/28/13	—	—	—	—	—

(1)	Represents annual grants of stock options made to Mr. Austrian as part of his compensation for serving on the Board of Directors for prior years.
(2)

Mr. Austrian was granted non-qualified stock options to purchase 400,000 shares of common stock of the company on November 2, 2010 pursuant to and subject to the terms of the company’s 2007 LTIP. Additionally, Mr. Austrian agreed to extend the scheduled vesting date for the unvested stock options to April 30, 2013 when he was named interim Chair and CEO.

(3)

In lieu of a sign-on cash bonus and to incentivize future performance, Mr. Austrian was awarded two grants of restricted shares of the company’s common stock on May 23, 2011. The first grant of 600,000 restricted shares is subject to vesting based on a service requirement, and the second grant of 600,000 restricted shares is subject to vesting based on both service and performance requirements, as further described under the “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control.”

(4)

Represents stock options granted to Mr. Newman on August 27, 2008 under the 2007 LTIP as part of his sign-on with the company. These options vest in three equal installments beginning on the first anniversary of the grant date.

(5)

Represents an annual grant of stock options awarded on March 4, 2009 under the 2007 LTIP. 50% of the grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vest in three equal installments beginning on the first anniversary of the grant date.

(6)

Represents an annual grant of stock options awarded on March 8, 2010 under the 2007 LTIP. 50% of the grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vest in three equal installments beginning on the first anniversary of the grant date.

(7)

Represents an annual grant of stock options and restricted stock awarded on May 3, 2011 under the 2007 LTIP. 50% of the grant consisted of premium-priced options and 50% consisted of a grant of restricted stock. Both options and restricted stock vest in three equal installments beginning on the first anniversary of the grant date.

(8)

Represents new at-the-money stock options granted to in exchange for old out-of-the-money stock options as part of the Offer to Exchange that the company offered to its employees on June 8, 2010. Because Mr. Peters, Ms. Garcia, and Ms. Vanderlinde were not NEOs for 2009, they were eligible to participate in the exchange. The exchanged options vest pursuant to the terms of the 2007 LTIP.

(9)

Represents stock options granted to Mr. Schmidt on July 24, 2007 under the 2007 LTIP as part of his sign-on with the company. These awards vested in three equal installments beginning on the first anniversary of the grant date.

(10)

Represents an annual grant of stock options made to Mr. Brown on February 4, 2002 under the company's Long-Term Equity Incentive Plan. The grant consisted of 33,776 nonqualified stock options that vested in three equal installments beginning on the first anniversary of the grant date and 6,224 incentive stock options that cliff-vested on the third anniversary of the grant date.

(11)

Represents an annual grant of stock options made to Mr. Brown on February 14, 2003 under the company's Long-Term Equity Incentive Plan. The grant consisted of 31,293 nonqualified stock options that vested in three equal installments beginning on the first anniversary of the grant date and 8,707 incentive stock options that cliff-vested on the third anniversary of the grant date.

(12)

Represents an annual grant of stock options made to Mr. Brown on February 18, 2004 under the company's Long-Term Equity Incentive Plan. The grant consisted of 34,301 nonqualified stock options that vested in three equal installments beginning on the first anniversary of the grant date and 5,699 incentive stock options that cliff-vested on the third anniversary of the grant date.

(13)

Represents an annual grant of stock options made to Mr. Brown on February 11, 2005 under the company's Long-Term Equity Incentive Plan. The options vested in three equal installments beginning on the first anniversary of the grant date.

(14)

Represents a grant of stock options to Mr. Brown on July 26, 2005 under the company's Long-Term Equity Incentive Plan after being promoted to President of the company's International Division. The options vested in three equal installments beginning on the first anniversary of the grant date.

(15)	Represents an annual grant of stock options made to Mr. Brown on March 5, 2008 under the 2007 LTIP. The options vested in three equal installments beginning on the first anniversary of the grant date.
(16)

In connection with Mr. Brown’s termination of employment with the company, the option expiration date for each of his vested nonqualified stock option grants became the earlier of: each grant’s original expiration date, or March 26, 2013, which was eighteen months following his termination of employment as provided for under the terms of the 2007 LTIP.

(17)

In connection with Ms. Vanderlinde’s termination of employment with the company, the option expiration date for each of her vested nonqualified stock option grants became the earlier of: each grant’s original expiration date, or February 28, 2013, which was eighteen months following her termination of employment as provided for under the terms of her previously negotiated Employment Offer Letter Agreement.

(18)

Market value of unvested restricted stock awards computed by multiplying the number of shares by $2.15, the closing price of the company's common stock on the New York Stock Exchange on December 30, 2011, the last day the New York Stock Exchange was open during the company's 2011 fiscal year, which ended on December 31, 2011.

Option Exercises and Stock Vested in Fiscal Year 2011

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Named Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		(1) Value Realized on Vesting ($)
Neil Austrian	—	—	29,274	(2)	$125,000
Michael Newman	—	—	—		—
Kevin Peters	—	—	17,747	(3)	$94,946
Steve Schmidt	—	—	41,408	(3)	$221,533
Elisa D. Garcia	—	—	23,662	(3)	$126,592
Charles Brown	—	—	—		—
Daisy Vanderlinde	—	—	71,281	(4)	$298,020

(1)	Value of Restricted Stock calculated by multiplying the number of shares by the fair market value of the company’s common stock on the NYSE on the vesting date.
(2)	Represents immediate vesting of restricted stock granted in 2011 for Mr. Austrian’s annual retainer as a Director prior to becoming the Chair and CEO on May 23, 2011.
(3)	Represents three-year pro rata vesting of restricted stock granted in 2008 under the LTIP.
(4)	Represents shares of restricted stock for which vesting was accelerated under the LTIP provision of reaching the age of 60 and completing 5 years of continuous service with the company while employed.

Nonqualified Deferred Compensation

In addition to offering a traditional qualified defined contribution retirement savings plan (i.e., 401(k) plan), the company continues to maintain three non-qualified deferred compensation plans for the benefit of its executive officers, including the NEOs, which remain frozen to new contributions. The following table reflects information related to the company’s non-qualified deferred compensation plans. Information regarding the company’s 401(k) plan, which is generally available to all employees, is not included.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Named Officers	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	(1) Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	(2) Aggregate Balance at Last FYE ($)
Neil Austrian	—	—	—	—	—
Michael Newman	—	—	—	—	—
Kevin Peters	—	—	—	—	—
Steve Schmidt	—	—	$112	—	$24,844
Elisa D. Garcia	—	—	—	—	—
Charles Brown	—	—	$(15,341)	$72,216	$43,443
Daisy Vanderlinde	—	—	$(77)	—	$9,182

(1)	Amounts shown in this column are not otherwise reported as compensation in the last completed fiscal year in the Summary Compensation Table.

(2)

In 2008, as permitted under the Internal Revenue Code Section 409A transition rules, participants in the non-qualified deferred compensation plans were provided with the ability to make an election to change the method of distribution of their accounts. Mr. Schmidt and Ms. Vanderlinde each made an election in 2008 to change their account distribution method and instead received a full distribution of their account in July 2009. Following the distribution of each of these NEO's account, the remaining account balance for each NEO reflects the company matching contributions that may not be withdrawn until at least six months after an NEO terminates service with the company. Mr. Brown also made an election in 2008 to change his account distribution method and received a partial distribution of his account in July 2009.

Director Compensation

In October, 2010, the Compensation Committee set the 2011 compensation for the outside Directors at an annual targeted economic value (“annual retainer fee”) of $200,000, with $75,000 to be in the form of cash and the remainder in the form of restricted stock, which is fully vested at the time of grant as required under the terms of the 2007 Long-Term Incentive Plan. The restricted stock is granted in a lump sum as soon as administratively practicable following the release of election results from the annual shareholder meeting which is held in April. The equity portion of the 2011 annual retainer fee was granted on May 3, 2011. Directors may elect to defer the time of release or payment and/or the form of payment of any shares of restricted stock by converting such stock to restricted stock units based on the stock’s closing price on the date of grant; provided that, they make the election in the prior calendar year. The purpose of this allocation of compensation with the majority of the annual retainer fee payable in restricted stock is to more closely align the compensation of the Directors with the interests of long-term shareholders of the company. The 2011 annual retainer fee is at the median compensation of the boards of directors of the company’s Peer Group for fiscal year 2010 (described in the “Competitive Benchmarking” section). A separate compensation arrangement has been established for the three Directors added to the Board in 2009 pursuant to the terms of the Investor Rights Agreement in connection with the company’s transaction with BC Partners. Because of the company’s equity held by BC Partners as a result of its securities purchase in 2009, and because the three additional representatives added to the Board are employed by BC Partners, the compensation of the BC Partner representatives for Board service is paid entirely in cash and paid to BC Partners directly instead of to the individuals. All cash paid to all of the Directors is payable in equal quarterly installments at the end of each quarter during which the Director served. No deferrals of cash are permitted.

The Audit Committee Chair receives additional compensation of $25,000 annually for serving in that role, the Lead Director and the Compensation Committee Chair each receive additional compensation of $20,000 annually for serving in their respective roles, and all other Committee Chairs each receive $15,000 annually for serving as chairs of their respective committees. The additional compensation for services as the Lead Director or as a committee chair must be taken in the form of restricted stock unless the Director elects to convert such restricted stock into restricted stock units under his or her annual election made in the prior year. By granting equity compensation to Directors using restricted stock, long-term interest of the Directors in the company is achieved without the additional risk that would be created if a stock option grant was used.

In connection with the search for a new CEO, the Board formed a Search Committee made up of Ms. Evans (Chair), Ms. Hart, Mr. Rubin and Mr. Austrian. The Search Committee members, with the exception of Mr. Austrian, received cash compensation as follows: Ms. Evans $25,000; Ms. Hart $15,000; and Mr. Rubin $15,000, which was paid to BC Partners.

In 2011, the Compensation Committee approved the continued use of the stock ownership guidelines for the Directors, which requires that all Directors, with the exception of the Directors representing BC Partners, own an amount of the company’s stock equal to one times annual retainer fee (excluding chair retainer fees) to be achieved within three years from the initial date of Board service. In addition, the Compensation Committee approved a restriction on a Director’s right to sell stock during the initial three year period prior to the Director satisfying the required ownership. The restriction requires that the Director retain 50% of net shares (after shares are disposed of to pay for taxes and acquisition). As of February 28, 2012, the current holdings for each Director is appropriate considering the current market value. Due to the current market value of the company’s common stock, two of the seven directors who are subject to the stock ownership guidelines are not at the required ownership levels and one additional director who has not satisfied the required ownership level is within his three-year time frame for compliance. The stock ownership guidelines provide that new directors have three years to comply with the guidelines.

Following his appointment as Interim Chair and CEO, Mr. Austrian stepped down as Lead Director and his service on all committees of the Board requiring director independence was suspended; but he continued to serve as a Director and a member of the Finance Committee. Mr. Austrian did not receive the cash compensation portion of the company’s annual retainer fee for Directors for the period he served as Interim Chair and CEO; however, he was eligible to participate in the equity portion of the 2011 annual retainer fee. Following his election to serve as the Chair and CEO on May 23, 2011, Mr. Austrian continues to serve as a Director but has not served as a member of any committee. However, he is allowed to attend any and all meetings of the Board’s committees in his capacity as CEO. Mr. Austrian has not received any compensation for his service as a Director beginning May 23, 2011.

Director Legacy Program

A predecessor company, Viking Office Products, Inc., established a director legacy program in 1996. Under this program, any member of the Viking board of directors was permitted to nominate one or more charitable organizations to receive a future charitable contribution from Viking in the amount of $1,000,000. A portion of the gift is made at the time of the Director’s retirement and the remainder is to be paid at the time of the Director’s death. In order to fund these charitable gift payments, Viking took out a life insurance policy on each Director’s life. In 1998, the company acquired Viking, and now the company is the owner and beneficiary of the policies. Director participants and their estates have no legal right to the policy or its proceeds. The company uses all of the proceeds of the life insurance policies to fund the charitable gifts designated by the Director participant. All of the premiums of the life insurance policies have been paid in full and no further premiums are required. There are no additional costs related to the maintenance of this program. After the 2011 Annual Meeting, Mr. Austrian was the only remaining participant in this program as he was the only remaining member of the Board who was a member of the board of directors of Viking. Mr. Ault, who retired from the Board effective as of the 2011 Annual Meeting, had also been a participant in this program.

Director Compensation Table for Fiscal Year 2011

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash ($)	(1)(2)(3) Stock Awards ($)	(4) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation		(5) Total
						Total Other
Neil Austrian (6)	—	$125,000	—	—	—	—		$125,000
Lee Ault (7)	$18,750	—	—	—	—	—		$18,750
Justin Bateman	$200,000	—	—	—	—	—		$200,000
David Bernauer (7)	$18,750	—	—	—	—	$30,000	(8)	$48,750
Thomas Colligan	$75,000	$150,000	—	—	—	—		$225,000
Marsha Evans	$100,000	$145,000	—	—	—	$4,000	(8)	$249,000
David Fuente (7)	$41,576	$140,000	—	—	—	$57,690	(9)	$239,266
Brenda Gaines	$75,000	$125,000	—	—	—	—		$200,000
Myra Hart	$90,000	$125,000	—	—	—	$30,000	(8)	$245,000
Scott Hedrick	$75,000	$160,000	—	—	—	$20,000	(8)	$255,000
Kathleen Mason	$75,000	$125,000	—	—	—	—		$200,000
James Rubin	$215,000	—	—	—	—	—		$215,000
Raymond Svider	$200,000	—	—	—	—	—		$200,000

(1)

The dollar amounts in column (c) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the FASB ASC Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual cash value that will be recognized by each of the Directors when received. See Note A of the consolidated financial statements in our Annual Report on regarding assumption underlying valuation of equity awards.

(2)

The “Equity Compensation Paid to Directors for Fiscal Year 2011” Table that follows represents the aggregate grant date fair value of awards of restricted stock granted to our Directors under the company’s 2007 LTIP in 2011. Annual awards are calculated by a dollar value that is then translated into restricted stock based on the closing stock price on the date of grant. The per share price of the restricted stock on the grant date of May 3, 2011 was $4.27. All restricted stock awards made to Directors were immediately vested.

(3)

As of December 31, 2011, there were no outstanding shares of restricted stock held by any Directors other than Mr. Austrian who holds restricted shares in his capacity as Chair and CEO, and accordingly it is reported in the Grants of Plan Based Awards in Fiscal Year 2011 table. Beginning in 2007, all annual grants of equity to the Directors fully vest at the grant date. As of December 31, 2011, the following Directors held the following number of restricted stock units based on our common stock: Marsha Evans 59,439, Myra Hart 44,499, Scott Hedrick 52,696 and Thomas Colligan 35,129. Please see the table “Equity Compensation Paid to Directors for Fiscal Year 2011” that follows for all equity granted in 2011.

(4)

As of December 31, 2011, the following Directors held options to purchase the following number of shares of our common stock: Thomas Colligan 0, Marsha Evans 19,368, Brenda Gaines 116,310, Myra Hart 106,625, Scott Hedrick 71,402, and Kathleen Mason 56,013.

(5)

Except for the Directors who are representatives of BC Partners, the Directors receive annual compensation of: (a) $75,000 in cash, and (b) the remainder of the annual retainer fee and chair fees, if applicable, in restricted stock as discussed further in the “Director Compensation” section. The BC Partners Directors received their 2011 compensation entirely in cash. In connection with the search for a new CEO, the Board formed a Search Committee made up of Ms. Evans (Chair), Ms. Hart, Mr. Rubin and Mr. Austrian. The Search Committee members, with the exception of Mr. Austrian, received cash compensation as follows: Ms. Evans $25,000; Ms. Hart $15,000; and Mr. Rubin $15,000, which was paid to BC Partners. These amounts are included in column (b).

(6)

Following his appointment as Interim Chair and CEO, Mr. Austrian stepped down as Lead Director and his service on all committees of the Board requiring director independence was suspended; however, he continued to serve as a Director and a member of the Finance Committee. Mr. Austrian did not receive the cash compensation portion of the company’s annual retainer fee for Directors for the period he served as Interim Chair and CEO; however, he was eligible to participate in the equity portion of the 2011 annual retainer fee in May 2011. Since Mr. Austrian’s annual equity grant for 2011 vested immediately upon its grant on May 3, 2011 following his re-election to the Board, he received the full amount of his 2011 equity compensation grant rather than a pro rata portion. Following his appointment as the Chair and CEO on May 23, 2011,

Mr. Austrian continues to serve as a Director but has not served as a member of any committee. Mr. Austrian has not received any cash or equity compensation for his service as a Director since his appointment as Chair and CEO on May 23, 2011. The compensation received by Mr. Austrian as an NEO of the company is shown in the Summary Compensation Table and the Other Compensation Table for Fiscal Year 2011.
(7)

Mssrs. Bernauer, Ault and Fuente are no longer Directors of the company. Mr. Bernauer and Mr. Ault each served through to the 2011 Annual Meeting on April 21, 2011 and did not seek re-election to the Board for the following year. Mr. Fuente resigned from the Board effective July 20, 2011.

(8)

“All Other Compensation” includes the incremental cost to the company of charitable matching contributions made by the company on behalf of the Directors in the amount of $30,000 each for Mr. Bernauer and Ms. Hart, $4,000 for Ms. Evans, and $20,000 for Mr. Hedrick.

(9)

“All Other Compensation” also includes for Mr. Fuente the cost of participating in our Executive Medical Plan ($57,690). Mr. Fuente is entitled to these benefits pursuant to the residual terms of the employment agreement that the company had with Mr. Fuente when he was the CEO of Office Depot. Mr. Fuente served as CEO of Office Depot from 1987 to 2000.

Equity Compensation Paid to Directors for Fiscal Year 2011
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Directors	Grant Date	Option Awards	(1) Grant Date Fair Value of Option Awards	Stock Awards	(1) Grant Date Fair Value of Stock Awards	Total Value of Equity Awards for 2011
Neil Austrian (2)	5/3/11	—	—	29,274	$125,000	$125,000
Thomas Colligan	5/3/11	—	—	35,129	$150,000	$150,000
Marsha Evans	5/3/11	—	—	33,958	$145,000	$145,000
David Fuente	5/3/11	—	—	32,787	$140,000	$140,000
Brenda Gaines	5/3/11	—	—	29,274	$125,000	$125,000
Myra Hart	5/3/11	—	—	29,274	$125,000	$125,000
Scott Hedrick	5/3/11	—	—	37,471	$160,000	$160,000
Kathleen Mason	5/3/11	—	—	29,274	$125,000	$125,000

(1)

Amounts are determined using the fair market value of the company’s common stock on the grant date. See footnote 2 in the previous “Director Compensation Table for Fiscal Year 2011” for additional information.

(2)

In addition to the equity awards reflected in this table which he received in his capacity as a director, Mr. Austrian also received equity awards in 2011 when he was appointed as Chair and CEO, which are included in the “Grants of Plan-Based Awards in Fiscal Year 2011” Table.

SUMMARY OF EXECUTIVE AGREEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE IN CONTROL

The company has entered into Employment Agreements, Offer Letters, Retention Agreements and Change in Control Agreements with the NEOs. Material items addressed in these agreements include the term of the arrangement (including renewal provisions), the elements of the executive’s compensation, the amounts and benefits payable on various termination events (including a change in control of the company) and restrictions relating to non-competition, non-solicitation and confidentiality of information imposed on the executive management, all of which are described in more detail below.

Key Definitions

Cause. The following actions constitute “cause” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Cause”	Neil Austrian		Michael Newman (2)(3)	Kevin Peters (2)	Steven Schmidt (2)	Elisa D. Garcia (2)		Charles Brown (Former President, International Division) (2)		Daisy Vanderlinde (Former Executive Vice President, Human Resources)(2)
Willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the company								X	(4)

Engagement in illegal conduct or gross misconduct in violation of the company’s Code of Ethical Behavior	X	(6)	X	X	X	X	(2)(8)	X	(2)	X	(2)

Conviction of a felony or willful malfeasance or gross negligence in discharging executive’s duties, resulting in material harm to the company	X	(1)(5)

Willful and material violation of a material provision of the company’s written policies, including the company’s Code of Ethical Behavior										X	(7)

Willful and continued failure to perform substantially executive’s duties (other than from incapacity due to physical or mental illness), after written demand for substantial performance by the Board						X	(8)

Willful and continued failure to perform substantially executive’s duties (other than from incapacity due to physical or mental illness), after written demand for substantial performance by the CEO						X	(8)	X	(4)

Continued failure to perform substantially executive’s duties, after written demand for substantial performance	X	(6)	X	X	X	X	(2)	X	(2)	X	(2)

(1)	As set forth in the Interim Letter Agreement for Neil Austrian dated November 2, 2010.

(2)	As set forth in the Change in Control Agreement dated in December, 2010.
(3)	As set forth in the Retention Agreement for Michael Newman dated November 4, 2010.
(4)	As set forth in the Executive Employment Agreement for Charles Brown as amended and restated effective December 31, 2008 and subsequently amended April 26, 2010.
(5)	As set forth in the new Letter Agreement for Neil Austrian dated May 23, 2011, these actions are defined as “good cause.”
(6)	As set forth in the Change in Control Agreement for Neil Austrian dated May 23, 2011.
(7)	As set forth in the employment letter agreement for Daisy Vanderlinde dated September 8, 2005 as amended effective December 31, 2008.
(8)	As set forth in the Retention Agreement for Elisa D. Garcia dated November 2, 2010.

Good Reason. The following actions constitute “good reason” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Good Reason”	Neil Austrian (1)		Michael Newman (2)	Kevin Peters (2)	Steven Schmidt (2)	Elisa D. Garcia (2)	Charles Brown (Former President, International Division)		Daisy Vanderlinde (2) (Former Executive Vice President, Human Resources)
Assignment of duties inconsistent with executive’s position, authority, duties or responsibilities or any other action by the company that diminishes executive’s position, authority, duties or responsibilities							X	(3)

Failure by the company to comply with the compensation and benefit provisions of the agreement							X	(3)

Requirement that executive be based at any location not within vicinity of the company’s headquarters							X	(3)

Purported termination of executive’s employment other than as expressly permitted by the agreement							X	(3)

Material diminution of executive’s authorities, duties or responsibilities	X	(4)	X	X	X	X	X	(2)	X

Material failure by the company to comply with the compensation and benefit provisions in the agreement	X	(4)	X	X	X	X	X	(2)	X

Material change in the office or location at which executive is based or requiring executive to travel on company business to a substantially greater extent than required immediately prior to the change in control effective date	X	(4)	X	X	X	X	X	(2)	X

Material failure by the company to require the company’s successor to assume and perform the agreement	X	(4)	X	X	X	X	X	(2)	X

(1)	The Interim Letter Agreement for Neil Austrian dated November 2, 2010 and the new Letter Agreement for Neil Austrian dated May 23, 2011 do not include a reference to “Good Reason.”
(2)	As set forth in the Change in Control Agreement dated in December, 2010.
(3)	As set forth in the Executive Employment Agreement for Charles Brown as amended and restated effective December 31, 2008 and subsequently amended April 26, 2010.
(4)	As set forth in the Change in Control Agreement for Neil Austrian dated May 23, 2011

Change in Control. The following conditions constitute a “change in control” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Change in Control”	Neil Austrian (1)(4)	Michael Newman (2)(3)	Kevin Peters (2)(3)	Steven Schmidt (2)(3)	Elisa D. Garcia (3)	Charles Brown (2)(3) (Former President, International Division)	Daisy Vanderlinde (3) (Former Executive Vice President, Human Resources)

If any person or group (other than an exempt person) becomes the beneficial owner of 30% or more of the combined voting power of the outstanding securities of the company without the approval of the company’s Board of Directors (2)

	X	X	X	X	X	X	X

If any person (other than an exempt person) is or becomes the “beneficial owner” of greater than 50% of the combined voting power of the outstanding securities of the company	X	X	X	X	X	X	X

If during any period of two consecutive years, individuals who were directors at the beginning of the period and any new directors whose election by the Board or nomination for election by the shareholders was approved by at least two-thirds of the directors then still in office cease for any reason to constitute a majority of the Board

	X	X	X	X	X	X	X

Upon consummation of a merger or consolidation of the Company with any other corporation (subject to certain exceptions)	X	X	X	X	X	X	X

Upon a sale or disposition by the Company of all or substantially all of the company’s assets, other than a sale to an exempt person	X	X	X	X	X	X	X

Actions that Constitute “Change in Control”	Neil Austrian (1)(4)	Michael Newman (2)(3)	Kevin Peters (2)(3)	Steven Schmidt (2)(3)	Elisa D. Garcia (3)	Charles Brown (2)(3) (Former President, International Division)	Daisy Vanderlinde (3) (Former Executive Vice President, Human Resources)

Upon approval by shareholders of a plan of complete liquidation or dissolution of the company	X	X	X	X	X	X	X

Acquisition by any person or group other than an exempt person of: (i) 20% or more of the combined voting power of the company’s then outstanding securities without the prior approval of the company’s Board of Directors, or (ii) greater than 50% of the combined voting power of the company’s then outstanding securities, whether or not the company’s Board of Directors has first given its approval

(1)

A “change in control” is not referenced in the Interim Letter Agreement with Neil Austrian dated November 2, 2010. A “change in control” is referenced in the new Letter Agreement with Neil Austrian dated May 23, 2011 which refers to the Change in Control Agreement with Mr. Austrian dated May 23, 2011.

(2)

Any sale or transfer by BC Partners or their affiliates of their equity interest in the company, other than a sale with other shareholders, will be disregarded for purposes of this definition. Any acquisition or continued holding by BC Partners or their affiliates of equity interests shall be disregarded for purposes of the 30% threshold.

(3)	As set forth in the Change in Control Agreement dated in December, 2010.
(4)	As set forth in the Change in Control Agreement dated with Neil Austrian dated May 23, 2011.

Agreements with Neil Austrian as Chair and Chief Executive Officer

Mr. Austrian, formerly the company’s Lead Director, Chairman of the Corporate Governance and Nominating Committee, and member of the Finance Committee, agreed to serve as the Interim Chairman and Chief Executive Officer effective November 1, 2010 until the company hired a replacement. The company and Mr. Austrian entered into a Letter Agreement dated November 2, 2010, that set forth the compensatory arrangements for Mr. Austrian (the “Interim Agreement”) in order to reflect the unique nature of the newly created interim position until a Chief Executive Officer was hired by the company. On May 23, 2011, the Board elected Mr. Austrian to serve as the company’s Chairman and Chief Executive Officer (“Chair and CEO”). The company and Mr. Austrian entered into a new Letter Agreement dated May 23, 2011 (the “Agreement”) that supersedes and replaces Mr. Austrian’s Interim Agreement and sets forth his compensatory arrangements with the company commencing May 23, 2011. The Interim Agreement and the Agreement are summarized below.

Interim Agreement and Non-Qualified Stock Option Award Agreement with Mr. Neil Austrian as Interim Chair and CEO during Fiscal Year 2011

In connection with his appointment as Interim Chair and CEO, the company entered into the Interim Agreement and a Non-Qualified Stock Option Award Agreement (the “2010 Option Agreement”), each dated November 2, 2010, with Mr. Austrian to reflect the unique nature of the newly created interim position until a permanent chief executive officer was hired by the company.

Under the Interim Agreement, Mr. Austrian was eligible to receive a monthly salary of $200,000. Mr. Austrian was also granted a non-qualified stock option to purchase 400,000 shares of common stock of the company (the “2010 Options”) under the Non-Qualified Stock Option Award Agreement dated November 2, 2010 (the “2010 Option Agreement”) pursuant to and subject to the terms of the company’s 2007 Long-Term Incentive Plan (the “2007 LTIP”). The 2010 Options were granted with an exercise price of $4.43, and with such other customary terms as determined by the Compensation Committee under the 2007 LTIP and as set forth in the 2010 Option Agreement. The 2010 Options vested with respect to one third (1/3) of the shares on the grant date of November 2, 2010, and had been scheduled to vest 1/3 on each of the first and second anniversaries of the grant date (each a “Scheduled Vesting Date”), subject to Mr. Austrian, on each Scheduled Vesting Date, continuing to serve as, (i) CEO through the date of commencement of employment of a successor CEO of the company (“Successor CEO Event”), and as (ii) a member of the Board of the Directors of the company, from and after the employment of such Successor CEO. As discussed below the Agreement modified the terms of the 2010 Options.

Under the Interim Agreement, if Mr. Austrian continued to be employed as interim CEO through the Successor CEO Event, then as of such date, the 2010 Options would vest (to the extent not previously vested) with respect to 50% of the shares subject to the 2010 Options, and the then remaining unvested shares covered by the 2010 Options would vest, subject to Mr. Austrian’s continued services as a member of the Board of Directors on the first anniversary of the Successor CEO Event. In addition, the 2010 Options, unless previously forfeited by Mr. Austrian pursuant to a Forfeiture Event (defined below), would become 100% vested upon the occurrence of any of the following events:

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if prior to the occurrence of a Successor CEO Event, (A) Mr. Austrian’s employment as CEO of the company terminates for any reason other than because of his resignation or for termination by the company for good cause or (B) Mr. Austrian has not been re-elected to the Board, despite having offered himself as a candidate for re-election to the Board;

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following the occurrence of a Successor CEO Event, if Mr. Austrian dies, ceases performing services as a Director upon becoming Disabled (as defined in the 2010 Option Agreement), or has not been re-elected to the Board, despite having offered himself as a candidate for re-election to the Board (other than following the occurrence of a Director Good Cause Event (defined below)); or

•	immediately prior to the date of any “Change in Control” of the company (as defined in the 2007 LTIP).

The 2010 Options would expire on November 2, 2017, subject to earlier expiration due to certain termination events as described in Section 2(b) of the 2010 Option Agreement.

Notwithstanding any of the foregoing, the unvested portion of the 2010 Options, if any, would be forfeited without consideration if Mr. Austrian resigns or his employment as CEO is terminated by the company with good cause, in either case, prior to the Successor CEO Event or, thereafter, in the event of (A) Mr. Austrian’s resignation as a member of the Board, or (B) termination for cause (as defined in the 2010 Option Agreement).

The Interim Agreement could be terminated by either party with sixty (60) days notice to the other, and would have terminated immediately upon Mr. Austrian’s death or upon termination of his employment by the company for good cause.

During his service as Interim Chair and CEO, which ended on May 22, 2011, Mr. Austrian did not receive the cash compensation portion of the company’s 2011 annual retainer for Directors, but he was eligible for the equity portion of the 2011 annual retainer for Directors, which was granted on May 3, 2011, as described in the “Director Compensation Table for Fiscal Year 2011.”

Agreement with Mr. Neil Austrian as Chair and CEO during Fiscal Year 2011

On May 23, 2011, the Board elected Mr. Austrian to serve as the company’s Chair and CEO. The company and Mr. Austrian entered into the Agreement which supersedes and replaces Mr. Austrian’s Interim Agreement and sets forth his compensatory arrangements with the company commencing May 23, 2011.

Under the Agreement, Mr. Austrian is eligible to receive an annual base salary of $1,100,000. Mr. Austrian is also eligible to earn an annual target bonus (the “Target Bonus”) equal to 140% of his base salary, with such Target Bonus to be pro-rated for the duration of 2011. Mr. Austrian’s eligibility for the Target Bonus is subject to performance targets set by the Board or the Compensation Committee. Under the Agreement (prior to the Amendment as described below), Mr. Austrian had to achieve separate quarterly performance targets determined by the Board or the Compensation Committee of the Board in good faith consultation with Mr. Austrian. In addition, Mr. Austrian had to be continuously employed with the company through the last day of the applicable calendar quarter in order to receive the bonus earned for such quarter. For each calendar quarter that Mr. Austrian satisfied the service requirement and the applicable performance targets, he was to be paid the corresponding earned bonus within 2 1/2 months following the end of such calendar quarter during which such portion of the bonus is earned. Unless otherwise determined by the Board or the Compensation Committee, Mr. Austrian’s Target Bonus opportunity under the Agreement was in lieu of his right to participate in any other annual bonus plan applicable to other company employees, except that the Board or the Compensation Committee may administer Mr. Austrian’s Target Bonus under the terms of the company’s 2008 Bonus Plan for Executive Management Employees.

On July 25, 2011, the company and Mr. Austrian entered into an Amendment to the Agreement (the “Amendment”) to change his incentive compensation from quarterly targets and payments, if any, to annual targets and payments, if any, with his 2011 performance targets to be the same as the other NEOs. No changes were made to Mr. Austrian’s Target Bonus which remains at 140% of his base salary. The Amendment also provides that for calendar year 2012 and each subsequent calendar year, Mr. Austrian shall participate in the company’s 2008 Bonus Plan for Executive Management Employees (“Executive Bonus Plan”) pursuant to such plan’s terms and in accordance with performance targets established by the Board or its Compensation Committee.

2010 Options. Pursuant to the Interim Agreement, Mr. Austrian was granted the 2010 Options, pursuant to the 2007 LTIP. As discussed above, under the 2010 Option Agreement, 1/3 of the 2010 Options vested on the grant date of November 2, 2010, and additional 1/3 installments of the 2010 Options had been scheduled to vest on each of the first and second anniversaries of such grant date. The Agreement modified the terms of the 2010 Options. Under the Agreement, 100% of the remaining unvested portion of the 2010 Options (i.e., 2/3 of the total grant) will now vest on April 30, 2013. In addition, under the Agreement, Mr. Austrian agreed that his appointment as Chair and CEO of the company did not constitute a “Successor CEO Event” under the 2010 Option Agreement (which would have resulted in a partial vesting acceleration of the 2010 Options). All other previously disclosed terms of the 2010 Option Agreement remain the same.

Restricted Stock Grants: Under the Agreement, in lieu of a sign-on cash bonus and to incentivize future performance, Mr. Austrian was awarded two grants of restricted shares of the company’s common stock (“Restricted Shares”) on May 23, 2011 (“2011 Grant Date”) pursuant to the 2007 LTIP. The first grant of 600,000 Restricted Shares is subject to vesting based on a service requirement under the 2011 Restricted Stock Award Agreement (Time Vesting) dated May 23, 2011 (“2011 Time Grant”), and the second grant of 600,000 Restricted Shares is subject to vesting based on both service and performance requirements under the 2011 Restricted Stock Award Agreement (Performance Vesting) dated May 23, 2011 (“2011 Performance Grant”), as more fully described below.

2011 Time Grant—Under the 2011 Time Grant, 100% of the 600,000 Restricted Shares will vest on April 30, 2013 if Mr. Austrian is continuously employed by the company or any subsidiary. If Mr. Austrian’s employment with the company or any subsidiary terminates voluntarily or involuntarily prior to April 30, 2013, he will forfeit 100% of the 2011 Time Grant upon such termination of employment unless one of the following occurs in which case the Restricted Shares will be accelerated:

(1) upon death or disability;

(2) upon termination without cause (as defined in the 2007 LTIP) from his position as CEO if he is subsequently not re-elected to the Board; or

(3) upon a change in control.

2011 Performance Grant—Under the 2011 Performance Grant, the 600,000 Restricted Shares will vest (in whole or in part) to the extent that the applicable “Performance Condition” and “Service Condition” (each, as defined below) have both been satisfied on or prior to April 30, 2014 (the “Termination Date”).

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Performance Condition. The “Performance Condition” shall be satisfied: (i) for 300,000 Restricted Shares if the closing trading price of the company’s Common Stock on the New York Stock Exchange (“NYSE”) equals or exceeds $5.50 for 30 consecutive trading days, and (ii) for the additional 300,000 Restricted Shares if the closing trading price of the company’s Common Stock on the NYSE equals or exceeds $7.00 for 30 consecutive trading days.

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Service Condition. The “Service Condition” will be satisfied for each half of the 600,000 Restricted Shares if Mr. Austrian remains continuously employed by the company or any subsidiary from the 2011 Grant Date until the later of: (i) April 30, 2013, or (ii) the date on which the applicable Performance Condition for each half of the Restricted Shares is satisfied.

Mr. Austrian will forfeit all unvested shares of the 2011 Performance Grant as of the Termination Date, or as of the date Mr. Austrian voluntarily or involuntarily terminates his employment with the company or any subsidiary, if earlier, unless the shares are subject to accelerated vesting as described below:

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Death or Disability. If Mr. Austrian terminates employment with the company or any subsidiary before the Termination Date due to death or Disability (as defined above under the 2011 Time Grant), the Service Condition will be deemed satisfied, and: (i) to the extent that one or both of the Performance Conditions has previously been satisfied, the corresponding portion(s) of the Restricted Shares shall vest immediately, and (ii) any remaining unvested portion(s) of the Restricted Shares will vest if and when such Performance Condition(s) is achieved on or prior to the Termination Date.

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Termination Without Cause. If Mr. Austrian is terminated by the company without Cause (as defined in the 2007 LTIP) before the Termination Date, the Service Condition will be satisfied: (i) as of the later of: (x) April 30, 2013, or (y) the date on which the applicable Performance Condition for each half of the Restricted Shares is satisfied, if he continues serving as a Director until such date, or (ii) if he is subsequently not re-elected to the Board (other than following an event that would have constituted Cause) despite offering himself as a candidate for re-election to the Board, on the date he is not re-elected to the Board. In the case of option (ii) to the extent that one or both of the Performance Conditions has been previously satisfied, the corresponding portion(s) of the Restricted Stock shall immediately become vested. Following a termination without Cause, Mr. Austrian will remain eligible to satisfy the Performance Conditions with respect to the Restricted Shares (to the extent not previously satisfied) until the Termination Date, as described above.

•	Change in Control. 100% of the 2011 Performance Grant will vest immediately prior to a Change in Control (as defined in the 2007 LTIP).

Benefits: Mr. Austrian is entitled to participate in all of the company’s benefit plans on the same basis as generally made available to other senior executives of the company, except for a car allowance, which he has waived.

Termination: The Agreement may be terminated by either party at any time and for any reason with not less than sixty (60) days notice to the other, and will terminate immediately upon Mr. Austrian’s death or upon termination of his employment by the company for “good cause” (as defined in the Agreement). The company may also terminate Mr. Austrian’s employment on less than sixty (60) days notice if Mr. Austrian becomes Disabled (as defined above under the 2011 Time Grant). Upon Mr. Austrian’s voluntary or involuntary termination, the company shall pay Mr. Austrian only his accrued base salary through such termination together with his then vested benefits pursuant to the company’s employee benefit plans (including, without limitation, any bonus earned in respect of a previously completed calendar year or other vested benefits that Mr. Austrian is entitled to receive pursuant to the Agreement).

Following his election to serve as the Chair and CEO on May 23, 2011, Mr. Austrian continues to serve as a Director but has not served as a member of any committee. However, he is allowed to attend any and all meetings of the Board’s committees in his capacity as CEO. Mr. Austrian will not receive any compensation for his service as a Director beginning May 23, 2011.

Restrictive Covenants

Mr. Austrian is also subject to a Non-Compete Agreement that subjects him to various restrictive covenants that can limit his post-employment activity. These include an eighteen month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the company’s confidential information and work product.

Change in Control Agreement with Mr. Austrian Dated May 23, 2011: The Change in Control Agreement between the company and Mr. Austrian dated May 23, 2011 governs the terms and conditions of Mr. Austrian’s employment with the company for the one year period following the date of a change in control (as defined in the agreement). During this period, if the company terminates Mr. Austrian’s employment other than for cause, death or disability or if Mr. Austrian resigns for good reason (as such terms are defined in the agreement) following the change in control, Mr. Austrian will be eligible to receive:

•	certain accrued compensation, obligations and other benefits (as provided in the agreement);

•	a pro rata portion of the target annual bonus;

•	two times the sum of annual base salary and target annual bonus;

•	a payment of 18 times the company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination; and

•	a 24-month executive outplacement services package.

If Mr. Austrian dies or the company terminates Mr. Austrian’s employment on account of disability following the change in control, Mr. Austrian will be eligible to receive the payments and benefits described in the first two bullets above.

Agreements with Michael Newman, Executive Vice President and Chief Financial Officer

The company’s Executive Vice President and Chief Financial Officer, Michael Newman, is employed pursuant to the terms of an employment offer letter agreement dated August 22, 2008, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the agreement was further amended effective April 23, 2010 to recognize the change in Mr. Newman’s target bonus percentage under the annual cash bonus plan from 70% to 75% of his base salary beginning with the 2010 performance period. The company is also party to a retention agreement with Mr. Newman dated November 4, 2010 and a Change in Control Agreement with Mr. Newman dated December 17, 2010.

Employment Offer Letter Agreement with Mr. Newman Dated August 22, 2008, As Amended Effective December 31, 2008 and April 23, 2010

Mr. Newman is eligible to receive the following:

•	a base salary of $625,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

Mr. Newman’s employment is terminable at will by either Mr. Newman or the company. If Mr. Newman’s employment is involuntarily terminated by the company for no fault of his own, then he is eligible to receive:

•	A payment of 18 months of the executive’s annual base salary on the date of termination;

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a payment of 18 times the difference between the company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage;

•	a pro-rata annual bonus, based on actual performance, for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Mr. Newman’s severance entitlements are conditional upon his execution of a release of claims against the company and its affiliates, and his compliance with the terms of that release.

Restrictive Covenants

Mr. Newman is also subject to a Non-Compete Agreement that subjects him to various restrictive covenants that can limit his post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the company’s confidential information and work product.

Retention Agreement with Mr. Newman Dated November 4, 2010

Under the Retention Agreement between the company and Mr. Newman dated November 4, 2010, Mr. Newman is eligible to earn a retention payment of up to $1,937,500 (the “Retention Payment”), if he remains actively employed until the last day of the retention period which expires on the date the company files its Annual Report on Form 10K for fiscal year 2011, but no later than December 31, 2012 (the “Retention Period”). The Retention Payment is payable to Mr. Newman in two installments as follows as long as he remains actively employed with the company until the last day of the Retention Period:

(i) the first installment of $937,500 shall vest upon the earlier of: the date in 2011 that the company files its Form 10-K for the 2010 fiscal year, or December 31, 2011, and shall be payable to Mr. Newman on the earlier of: within thirty (30) days after the company files its Form 10-K for the 2010 fiscal year or December 31, 2011; and

(ii) the second installment of $1,000,000 shall vest upon the earlier of: the date in 2012 that the company files its Form 10-K for the 2011 fiscal year, or December 31, 2012, and shall be payable to Mr. Newman on the earlier of: within thirty (30) days after the company files its Form 10-K for the 2011 fiscal year or December 31, 2012.

The first payment to Mr. Newman under (i) above was made on May 11, 2011.

If prior to the vesting of one or both installments of the Retention Payment, Mr. Newman’s employment is terminated: (i) by the company as a result of a termination for cause (as defined in the agreement), or (ii) by

Mr. Newman for any reason, the remaining portion of the Retention Payment which has not yet vested shall be immediately forfeited. If Mr. Newman’s employment is involuntarily terminated prior to the end of the Retention Period by the company for any reason other than cause, any such termination shall result in an immediate vesting of the remaining portion of the Retention Payment which has not yet vested. Such Retention Payment shall be payable to Mr. Newman in addition to any severance benefits that may be payable to him pursuant to the terms in his Offer Letter, as amended, upon separation from employment, or as set forth in any then applicable change in control agreement between Mr. Newman and the company. If, as a result of Mr. Newman’s misconduct, the company is required to prepare an accounting restatement due to the company’s material noncompliance with any financial reporting requirement under the securities laws, the Board may seek recoupment of the Retention Payments.

Change in Control Agreement with Mr. Newman Dated December 17, 2010: The substantive provisions of the Change in Control Agreement between the company and Mr. Newman dated December 17, 2010 accord with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

Agreements with Kevin Peters, President, North America

The company’s President, North America, Kevin Peters, is employed pursuant to the terms of an employment offer letter agreement with Mr. Peters, dated September 20, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Code Section 409A. On April 21, 2010 Mr. Peters was promoted to President, North American Retail Division and on July 17, 2011 he was promoted to President, North America. The company is also a party to a Change in Control Agreement with Mr. Peters dated December 17, 2010.

Employment Offer Letter Agreement with Mr. Peters dated September 20, 2007, As Amended Effective December 31, 2008

Mr. Peters is eligible to receive the following:

•	a base salary of $625,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

Mr. Peters’ employment is terminable at will by either Mr. Peters or the company. If Mr. Peters’ employment is involuntarily terminated by the company for no fault of his own, then he is eligible to receive:

•	A payment of 18 months of the executive’s annual base salary on the date of termination;

•	a payment of 18 times the company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination;

•	a pro-rata target annual bonus for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Mr. Peters’ severance entitlements are conditional upon his execution of a release of claims against the company and its affiliates, successors and assigns and his compliance with the terms of that release.

Restrictive Covenants

Mr. Peters is also subject to a Non-Compete Agreement that subjects him to various restrictive covenants that can limit his post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the company’s confidential information and work product.

Change in Control Agreement with Mr. Peters Dated December 17, 2010

The substantive provisions of the Change in Control Agreement between the company and Mr. Peters dated December 17, 2010 accord with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

Agreements with Steve Schmidt, President, International

The company’s President, International, Steve Schmidt, is employed pursuant to the terms of an employment offer letter agreement with Mr. Schmidt, dated July 10, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A. On July 13, 2011 Mr. Schmidt was appointed as the company’s new Executive Vice President, Corporate Strategy and New Business Development. On November 14, 2011, Mr. Schmidt was appointed as the President, International of the company. The company is also a party to a Change in Control Agreement with Mr. Schmidt dated December 16, 2010.

Employment Offer Letter Agreement with Mr. Schmidt Dated July 10, 2007, As Amended Effective December 31, 2008

Mr. Schmidt is eligible to receive the following:

•	a base salary of $625,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

Mr. Schmidt’s employment is terminable at will by either Mr. Schmidt or the company. If Mr. Schmidt’s employment is involuntarily terminated by the company for no fault of his own, then he is eligible to receive:

•	A payment of 18 months of the executive’s annual base salary on the date of termination;

•	a payment of 18 times the company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination;

•	a pro-rata target annual bonus for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Mr. Schmidt’s severance entitlements are conditional upon his execution of a release of claims against the company and its affiliates, successors, and assigns, and his compliance with the terms of that release.

Restrictive Covenants

Mr. Schmidt is also subject to a Non-Compete Agreement that subjects him to various restrictive covenants that can limit his post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the company’s confidential information and work product.

Change in Control Agreement with Mr. Schmidt Dated December 16, 2010

The substantive provisions of the Change in Control Agreement between the company and Mr. Schmidt dated December 16, 2010 accord with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

Agreements with Elisa D. Garcia, Executive Vice President, General Counsel & Corporate Secretary

The company’s Executive Vice President, General Counsel & Corporate Secretary, Elisa D. Garcia, is employed pursuant to the terms of an employment offer letter agreement dated May 15, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A of the Code. The company is also party to a retention agreement with Ms. Garcia dated November 2, 2010 and a Change in Control Agreement with Ms. Garcia dated December 17, 2010.

Employment Offer Letter Agreement with Ms. Garcia dated May 15, 2007, As Amended Effective December 31, 2008

Ms. Garcia is eligible to receive the following:

•	a base salary of $440,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

Ms. Garcia’s employment is terminable at will by either Ms. Garcia or the company. If Ms. Garcia’s employment is involuntarily terminated by the company for no fault of her own, then she is eligible to receive:

•	A payment of 18 months of the executive’s annual base salary on the date of termination;

•

a payment of 18 times the difference between the company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage;

•	a pro-rata annual bonus for the year of termination; and

•	a target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Ms. Garcia’s severance entitlements are conditional upon her execution of a release of claims against the company and its affiliates, and her compliance with the terms of that release.

Restrictive Covenants

Ms. Garcia is also subject to a Non-Compete Agreement that subjects her to various restrictive covenants that can limit her post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the company’s confidential information and work product.

Retention Agreement with Ms. Garcia Dated November 2, 2010

Under the Retention Agreement between the company and Ms. Garcia dated November 2, 2010, Ms. Garcia is eligible to earn a retention payment of up to $1,500,000 (the “Retention Payment”), if she remains actively employed until the last day of the retention period which expires on November 1, 2013 (the “Retention Period”). The Retention Payment is payable to Ms. Garcia in three equal installments of $500,000, with the first payment vested on November 1, 2011, the second payment vests on November 1, 2012, and the final payment vests on November 1, 2013 (each, a “Redemption Payment Date” and collectively, the “Retention Payment Dates”) as long as she remains actively employed with the company until each Redemption Payment Date.

The first payment to Ms. Garcia pursuant to the Retention Agreement was made on November 10, 2011.

If prior to the vesting of any of the three installments of the Retention Payment, Ms. Garcia’s employment is terminated: (i) by the company as a result of a termination for cause (as defined in the agreement), or (ii) by

Ms. Garcia for any reason, the remaining portion of the Retention Payment which has not yet vested shall be immediately forfeited. If Ms. Garcia’s employment is involuntarily terminated prior to the end of the Retention Period by the company for any reason other than cause, any such termination shall result in an immediate vesting of the remaining portion of the Retention Payment which has not yet vested. Such Retention Payment shall be payable to Ms. Garcia in addition to any severance benefits that may be payable to her pursuant to the terms in her Offer Letter, as amended, upon separation from employment, or as set forth in any then applicable change in control agreement between Ms. Garcia and the company.

Change in Control Agreement with Ms. Garcia Dated December 17, 2010: The substantive provisions of the Change in Control Agreement between the company and Ms. Garcia dated December 17, 2010 accord with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

Agreements with Charles Brown, Former President, International Division

The company entered into an Executive Employment Agreement initially dated October 8, 2001 with Charles Brown, who was Executive Vice President and Chief Financial Officer when the Executive Employment Agreement was initially entered into and who was subsequently named President, International Division in 2005, in addition to his role as Chief Financial Officer which he maintained until a replacement was hired for such position. Mr. Brown’s Executive Employment Agreement was amended as of July 26, 2005 to recognize Mr. Brown’s promotion to President, International Division, amended and restated effective December 31, 2008 to bring the agreement into documentary compliance with Code Section 409A, and amended as of April 26, 2010 to recognize the addition of a special retention bonus in exchange for the elimination of a walk-away right which existed under the provisions of Mr. Brown’s Change in Control Agreement in effect at the time. The company was also a party to a Change in Control Agreement with Mr. Brown dated December 16, 2010.

Payment of Severance Benefits under Executive Employment Agreement for Charles Brown.

On September 26, 2011, Mr. Brown, President, International, was terminated without cause from employment. In connection with his termination without cause and pursuant to the terms of his previously negotiated Executive Employment Agreement, Mr. Brown received a severance payment of $4,401,209 which included a retention bonus that the Compensation Committee had negotiated with Mr. Brown in April 2010 in exchange for Mr. Brown waiving his walk-away right under his change in control agreement that was in effect at the time.

Executive Employment Agreement with Mr. Brown Dated October 8, 2001, As Amended Effective July 26, 2005, December 31, 2008, and April 26, 2010

The term of Mr. Brown’s Executive Employment Agreement ran until July 25, 2009, which period was automatically extended for successive one-year periods until Mr. Brown’s termination without cause in September, 2011.

Mr. Brown was eligible to receive the following:

•	a base salary of $625,000 per annum, subject to annual review and upward adjustment by the Compensation Committee;

•	an annual bonus through participation in the company’s annual bonus plan for senior executives or other bonus plans offered to him; and

•	certain benefits and perquisites.

Mr. Brown’s employment was subject to termination by the company or by Mr. Brown at any time, subject to the terms and conditions of the Executive Employment Agreement. In September 2011, Mr. Brown was terminated without cause from employment. The respective rights and obligations of Mr. Brown and the company depended upon the party that initiates the termination and the reason for the termination.

The following table summarizes the termination events (each as defined in Mr. Brown’s Executive Employment Agreement) and the payments Mr. Brown was eligible to receive upon each event.

Termination Event	Payment
1. Termination for “cause” or resignation without “good reason”	•	accrued compensation and benefits (including vested and earned but unpaid amounts under incentive plans and other employee programs); and

	•	a special retention bonus of up to $3,000,000 to the extent vested as of the termination date, with such special retention bonus to vest $1,000,000 on each of September 14, 2010, September 14, 2011, and September 14, 2012; provided that, Mr. Brown is employed with the company continuously through each vesting date.

2. Termination resulting from death or “disability”	•	accrued compensation and benefits (including vested and earned but unpaid amounts under incentive plans and other employee programs);

	•	a pro rata portion of the target annual bonus; and

	•	a special retention bonus of $3,000,000.

3. Termination without cause or resignation for good reason	•	accrued compensation and benefits (including vested and earned but unpaid amounts under incentive plans and other employee programs);

	•	one point five (1.5) times base salary;

	•	a pro rata portion of the target annual bonus;

	•	a payment of 18 times the company’s monthly COBRA and other welfare plan premiums for the type of coverage in effect for executive on the date of termination; and

	•	a special retention bonus of $3,000,000.

Restrictive Covenants

Mr. Brown’s Executive Employment Agreement subjects him to various restrictive covenants that can limit his post-employment activity. These include a 12-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the company’s confidential information and work product.

Change in Control Agreement with Mr. Brown Dated December 16, 2010

The substantive provisions of the Change in Control Agreement between the company and Mr. Brown dated December 16, 2010 accorded with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

Agreements with Daisy Vanderlinde, Former Executive Vice President, Human Resources

The company’s former Executive Vice President, Human Resources, Daisy Vanderlinde was employed pursuant to the terms of an employment offer letter agreement with Ms. Vanderlinde, dated September 14, 2005, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A. The company was also a party to a Change in Control Agreement with Ms. Vanderlinde dated December 16, 2010. In August 2011, Ms. Vanderlinde, was terminated and, pursuant to a Separation Agreement, received a severance payment of $1,572,296.

Employment Offer Letter Agreement with Ms. Vanderlinde As Amended Effective December 31, 2008

Ms. Vanderlinde was eligible to receive the following:

•	a base salary of $440,000 per annum, subject to annual review by the Compensation Committee;

•	the right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	certain benefits and perquisites.

Ms. Vanderlinde’s employment was terminable at will by either Ms. Vanderlinde or the company. Except for cause, or as specified in the letter agreement, if Ms. Vanderlinde’s employment was involuntarily terminated by the company, then she was eligible to receive:

•	continued base salary for 18 months following termination;

•	reimbursement of COBRA premiums in excess of applicable active employee co-premiums for 18 months following termination;

•

a payment equal to one point five (1.5) times target annual bonus in effect for the year in which employment is terminated (provided no violation of non-compete agreement and in lieu of any other bonus with respect to the year in which termination occurs); and

•	a period of 18 months from date of termination in which to exercise any vested stock options.

Separation Agreement with Ms. Vanderlinde

In August 2011, Ms. Vanderlinde was terminated and, pursuant to a Separation Agreement with the company dated September 1, 2011, received a total severance payment of $1,572,296, which included amounts owed to her pursuant to her previously negotiated Employment Offer Letter Agreement and an additional payment to obtain her release of any and all claims against the company. In addition, pursuant to the Separation Agreement, Ms. Vanderlinde remains subject to certain restrictive covenants, discussed below, for a period of 18 months from her termination date. Ms. Vanderlinde’s severance entitlements were conditional upon her execution of a release of claims against the company and its affiliates, and her compliance with the terms of that release.

Restrictive Covenants

Ms. Vanderlinde is also subject to a Non-Compete Agreement that subjects her to various restrictive covenants that can limit her post-employment activity. These include an 18-month non-competition period that bars employment or engaging in any business for any competitor. Other restrictions include non-solicitation and non-interference provisions. In addition, non-disclosure provisions protect the company’s confidential information and work product.

Change of Control Agreement with Ms. Vanderlinde dated December 17, 2010

The substantive provisions of the Change in Control Agreement between the company and Ms. Vanderlinde dated December 17, 2010 accorded with those described above for Mr. Austrian’s Change in Control Agreement dated May 23, 2011.

TABULAR INFORMATION REGARDING POTENTIAL PAYMENTS UPON TERMINATION

OR A CHANGE IN CONTROL

The following tables quantify the potential termination and change in control payment amounts assuming a hypothetical triggering event had occurred under each of the NEO employment agreements, change in control agreements and equity plans as of December 31, 2011. The terms and conditions of the post employment and change in control provisions for each of the NEOs are described in detail above.

Potential Payments Upon Termination or a Change in Control

Neil Austrian
	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)	Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—	$—		$—	$815,015	(2)
Benefits
Outplacement	$—	$—	$—	$—	$—	$30,000	(6)	$—	$—
Long-Term Incentive or Performance Plan
Restricted Stock (3)	$1,290,000	$1,290,000	$—	$—	$1,290,000	$2,580,000		$—	$2,580,000
Cash Severance (4)	$—	$—	$—	$—	$—	$6,997,112	(5)	$—	$—

Total for Mr. Austrian	$1,290,000	$1,290,000	$—	$—	$1,290,000	$9,607,112		$—	$3,395,015

(1)

Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”). Mr. Austrian’s 2011 Time Grant and 2011 Performance Grant incorporate the restricted stock vesting provisions of the Agreement, which supersede the vesting provisions of the 2007 LTIP.

(2)	Reflects a payment under Mr. Austrian’s Change in Control Agreement at earned rate.
(3)

Mr. Austrian’s 2011 Time Grant and 2011 Performance Grant incorporate the restricted stock vesting provisions of the Agreement, which supersede the vesting provisions of the 2007 Long-Term Incentive Plan under which his restricted stock was granted. A description of the vesting provisions under the Agreement are included earlier in the “Agreement with Mr. Neil Austrian as Chair and CEO during Fiscal Year 2011” section. Amounts shown reflect the value of all unvested restricted stock based on the closing price of the company’s stock on December 30, 2011. The amounts shown also assume that Mr. Austrian does not remain a director of the company.

(4)	Mr. Austrian’s Agreement does not provide cash severance upon termination other than a termination for a change in control.
(5)

Reflects a payment under Mr. Austrian’s Change in Control Agreement dated May 23, 2011 equal to the sum of: (i) two times the sum of: Mr. Austrian’s base salary in effect on December 30, 2011 and Mr. Austrian’s 2011 target bonus, (ii) Mr. Austrian’s annualized pro-rated 2011 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Mr. Austrian on December 30, 2011. Under Mr. Austrian’s Change in Control Agreement, if his termination is due to death or disability after a change in control, Mr. Austrian is entitled to his pro-rated 2011 target bonus, which is $1,540,000

(6)	Reflects the value of a 24-month outplacement services package under Mr. Austrian’s Change in Control Agreement.

Potential Payments Upon Termination or a Change in Control

Michael Newman
	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—		$—		$—	$468,750	(6)
Benefits
Outplacement Services	$—	$—	$—	$—	$—		$30,000	(7)	$—	$—
Long-Term Incentive or Performance Plan
Stock Options (2)	$119,375	$119,375	$—	$—	$—		$119,375		$—	$119,375
Restricted Stock (3)	$179,166	$179,166					$179,166			$179,166
Cash Severance	$—	$—	$—	$—	$2,431,119	(4)	$3,802,759	(5)	$—	$—

Total for Mr. Newman	$298,541	$298,541	$—	$—	$2,431,119		$4,131,300		$—	$767,291

(1)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”).
(2)

A description of the vesting provisions for stock options under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested stock options based on the closing price of the company’s stock on December 30, 2011.

(3)

A description of the vesting provisions for restricted stock under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested restricted stock based on the closing price of the company’s stock on December 30, 2011.

(4)

Reflects a payment under Mr. Newman’s Employment Offer Letter dated August 22, 2008, as amended December 31, 2008 and April 24, 2010, equal to the sum of: (i) 1.5 times his base salary in effect on December 30, 2011, (ii) his 2011 pro-rata bonus at the earned rate, and (iii) the product of 18 and the difference between the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Mr. Newman on December 30, 2011 and the active employee charge for such coverage. In addition, under Mr. Newman’s Retention Agreement dated November 4, 2010, he is entitled to a special retention payment of $1,000,000.

(5)

Reflects a payment under Mr. Newman’s Change in Control Agreement dated December 17, 2010 (“Change in Control Agreement”) equal to the sum of: (i) two times the sum of: Mr. Newman’s base salary (including car allowance) in effect on December 30, 2011 and Mr. Newman’s 2011 target bonus, (ii) Mr. Newman’s pro-rated 2011 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Mr. Newman on December 30, 2011. In addition, under Mr. Newman’s Retention Agreement, he is entitled to a special retention payment of $1,000,000. Under Mr. Newman’s Change in Control Agreement, if his termination is due to death or disability after a change in control, Mr. Newman is entitled to his pro-rated 2011 target bonus, which is $477,764. The total payments for Mr. Newman under the foregoing arrangement equal $4,131,300. However, these payments are subject to reduction if the parachute amounts associated with the payments under section 280G of the Code equal or exceed three times Mr. Newman’s average taxable compensation received from the company for the five year period ending December 31, 2010, and if he would receive more on an after tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by section 4999 of the Code. The cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. The amount of the reduction in the cash severance would be $395,461, and after this reduction the total payments to Mr. Newman would be $3,735,839.

(6)

Reflects a payment under Mr. Newman’s Change in Control Agreement equal to his highest annual bonus earned under the bonus plan with respect to the 2008, 2009 and 2010 fiscal years; provided that, he was employed by the company at the end of the 2011 fiscal year. Mr. Newman’s highest bonus was earned under the bonus plan during the 2010 fiscal year.

(7)	Reflects the value of a 24-month outplacement services package under Mr. Newman’s Change in Control Agreement.

Potential Payments Upon Termination or a Change in Control

Kevin Peters
	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—		$—		$—	$301,740	(6)
Benefits
Outplacement	$—	$—	$—	$—	$—		$30,000	(7)	$—	$—
Long-Term Incentive or Performance Plan
Stock Options (2)	$89,531	$89,531	$—	$—	$—		$89,531		$—	$89,531
Restricted Stock (3)	$179,166	$179,166	$—	$—	$—		$179,166		$—	$179,166
Cash Severance	$—	$—	$—	$—	$1,520,428	(4)	$2,819,657	(5)	$—	$—

Total for Mr. Peters	$268,697	$268,697	$—	$—	$1,520,428		$3,118,354		$—	$570,437

(1)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”).
(2)

A description of the vesting provisions for stock options under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested stock options based on the closing price of the company’s stock on December 30, 2011.

(3)

A description of the vesting provisions for restricted stock under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested restricted stock based on the closing price of the company’s stock on December 30, 2011.

(4)

Reflects a payment under Mr. Peters’ Employment Offer Letter dated September 20, 2007, as amended December 31, 2008 and April 24, 2010, equal to the sum of: (i) 1.5 times his base salary in effect on December 30, 2011, (ii) his 2011 pro-rata target bonus, and (iii) the product of 18 and the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Mr. Peters on December 30, 2011.

(5)

Reflects a payment under Mr. Peters’ Change in Control Agreement dated December 17, 2010 equal to the sum of: (i) two times the sum of: Mr. Peters’ base salary (including car allowance) in effect on December 30, 2011 and Mr. Peters’ 2011 target bonus, (ii) Mr. Peters’ pro-rated 2011 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Mr. Peters on December 30, 2011. Under Mr. Peters’ Change in Control Agreement, if his termination is due to death or disability after the change in control, Mr. Peters is entitled to his pro-rated 2011 target bonus, which is $477,764.

(6)

Reflects a payment under Mr. Peters’ Change in Control Agreement equal to his highest annual bonus earned under the bonus plan with respect to the 2008, 2009 and 2010 fiscal years; provided that, he was employed by the company at the end of the 2011 fiscal year. Mr. Peters’ highest bonus was earned under the bonus plan during the 2009 fiscal year.

(7)	Reflects the value of a 24-month outplacement services package under Mr. Peters’ Change in Control Agreement.

Potential Payments Upon Termination or a Change in Control

Steve Schmidt
	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—		$—		$—	$468,750	(6)
Benefits
Outplacement Services	$—	$—	$—	$—	$—		$30,000	(7)	$—	$—
Long-Term Incentive or Performance Plan
Stock Options (2)	$375,835	$375,835	$—	$—	$—		$375,835		$—	$375,835
Restricted Stock (3)	$179,166	$179,166	$—	$—	$—		$179,166		$—	$179,166
Cash Severance	$—	$—	$—	$—	$1,503,530	(4)	$2,802,759	(5)	$—	$—

Total for Mr. Schmidt	$555,001	$555,001	$—	$—	$1,503,530		$3,387,760		$—	$1,023,751

(1)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”).
(2)

A description of the vesting provisions for stock options under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested stock options based on the closing price of the company’s stock on December 30, 2011.

(3)

A description of the vesting provisions for restricted stock under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested restricted stock based on the closing price of the company’s stock on December 30, 2011.

(4)

Reflects a payment under Mr. Schmidt’s Employment Offer Letter dated July 10, 2007, as amended December 31, 2008, equal to the sum of: (i) 1.5 times his base salary in effect on December 30, 2011, (ii) his 2011 pro-rata target bonus, and (iii) the product of 18 and the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Mr. Schmidt on December 30, 2011.

(5)

Reflects a payment under Mr. Schmidt’s Change in Control Agreement dated December 16, 2010 equal to the sum of: (i) two times the sum of: Mr. Schmidt’s base salary (including car allowance) in effect on December 30, 2011 and Mr. Schmidt’s 2011 target bonus, (ii) Mr. Schmidt’s pro-rated 2011 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Mr. Schmidt on December 30, 2011. Under Mr. Schmidt’s Change in Control Agreement, if his termination is due to death or disability after the change in control, Mr. Schmidt is entitled to his pro¬rated 2011 target bonus, which is $477,764.

(6)

Reflects a payment under Mr. Schmidt’s Change in Control Agreement equal to his highest annual bonus earned under the bonus plan with respect to the 2008, 2009 and 2010 fiscal years; provided that, he was employed by the company at the end of the 2011 fiscal year. Mr. Schmidt’s highest bonus was earned under the bonus plan during the 2009 fiscal year.

(7)	Reflects the value of a 24-month outplacement services package under Mr. Schmidt’s Change in Control Agreement.

Potential Payments Upon Termination or a Change in Control

Elisa D. Garcia
	Termination Resulting from Death	Termination Resulting from Disability	(1) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$—	$—	$—	$—	$—		$—		$—	$308,000	(6)
Benefits
Outplacement Services	$—	$—	$—	$—	$—		$30,000	(7)	$—	$—
Long-Term Incentive or Performance Plan
Stock Options (2)	$89,531	$89,531	$—	$—	$—		$89,531		$—	$89,531
Restricted Stock (3)	$102,381	$102,381	$—	$—	$—		$102,381		$—	$102,381
Cash Severance	$—	$—	$—	$—	$2,028,555	(4)	$2,958,133	(5)	$—	$—

Total for Ms. Garcia	$191,912	$191,912	$—	$—	$2,028,555		$3,180,045		$—	$499,912

(1)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2007 Long-Term Incentive Plan (“2007 LTIP”).
(2)

A description of the vesting provisions for stock options under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested stock options based on the closing price of the company’s stock on December 30, 2011.

(3)

A description of the vesting provisions for restricted stock under the 2007 LTIP are included later in the “2007 Long-Term Incentive Plan Vesting” section. Reflects the value of all unvested restricted stock based on the closing price of the company’s stock on December 30, 2011.

(4)

Reflects a payment under Ms. Garcia’s Employment Offer Letter dated May 15, 2007, as amended December 31, 2008, equal to the sum of: (i) 1.5 times her base salary in effect on December 30, 2011, (ii) her 2011 pro-rata bonus at the earned rate, and (iii) the product of 18 and the difference between the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Ms. Garcia on December 30, 2011 and the active employee for such coverage. In addition, under Ms. Garcia’s Retention Agreement dated November 2, 2010, she is entitled to a special retention payment of $1,000,000.

(5)

Reflects a payment under Ms. Garcia’s Change in Control Agreement dated December 17, 2010 equal to the sum of: (i) two times the sum of: Ms. Garcia’s base salary (including car allowance) in effect on December 30, 2011 and Ms. Garcia’s 2011 target bonus, (ii) Ms. Garcia’s pro-rated 2011 target bonus, (iii) the product of 18 and the monthly COBRA premium on December 30, 2011 for the type of group health plan coverage in effect for Ms. Garcia on December 30, 2011. In addition, under Ms. Garcia’s Retention Agreement, she is entitled to a special retention payment of $1,000,000. Under Ms. Garica’s Change in Control Agreement, if her termination is due to death or disability after the change in control, Ms. Garcia is entitled to her pro-rated 2011 target bonus, which is $313,923.

(6)

Reflects a payment under Ms. Garcia’s Change in Control Agreement equal to her highest annual bonus earned under the bonus plan with respect to the 2008, 2009 and 2010 fiscal years; provided that, she was employed by the company at the end of the 2011 fiscal year. Ms. Garcia’s highest bonus was earned under the bonus plan during the 2009 fiscal year.

(7)	Reflects the value of a 24-month outplacement services package under Ms. Garcia’s Change in Control Agreement.

The following table quantifies the termination payment amounts under Mr. Brown’s Executive Employment Agreement based on his triggering event which occurred as of September 26, 2011.

Charles Brown
(1) Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)

Bonus (2)	$345,462
Benefits (3)	$118,247
Retention Award (4)	$3,000,000
Cash Severance (5)	$937,500

Total for Mr. Brown	$4,401,209

(1)

On September 26, 2011, Mr. Brown, President, International, was terminated without cause from employment. In connection with his termination without cause and pursuant to the terms of his previously negotiated Executive Employment Agreement, Mr. Brown received a severance payment of $4,401,209, which included a retention bonus that the Compensation Committee had negotiated with Mr. Brown in April 2010 in exchange for Mr. Brown waiving his walk-away right under his change in control agreement that was in effect at the time.

(2)	Represents Mr. Brown’s 2011 pro-rata bonus at target for the current fiscal year through September, 26, 2011 under the terms of his previously negotiated Executive Employment Agreement.
(3)

Under Mr. Brown’s previously negotiated Executive Employment Agreement, he is eligible to receive: (i) the product of 18 and the monthly COBRA premium for the type of group health plan coverage Mr. Brown was enrolled in on September 26, 2011, and (ii) the product of 18 and the aggregate monthly premiums for disability insurance, life insurance, and accidental death and dismemberment insurance coverage Mr. Brown was enrolled in on September 26, 2011.

(4)

Reflects a retention bonus that the Compensation Committee had negotiated with Mr. Brown in April 2010 in exchange for Mr. Brown waiving his walk-away right under his change in control agreement that was in effect at the time. This amount reflects the payment of $1,000,000 accrued retention bonus accrued in 2010 as well as the remaining $2,000,000 retention bonus he became entitled to receive as a result of his termination by the company on September 26, 2011 as discussed in Footnotes 8 and 9 to the Summary Compensation Table.

(5)	Under Mr. Brown’s previously negotiated Executive Employment Agreement, he is eligible to receive a payment equal to 1.5 times the sum of his base salary in effect on September 26, 2011.

The following table quantifies the termination payment amounts under Ms. Vanderlinde’s Separation Agreement based on her triggering event which occurred as of August 31, 2011.

Daisy Vanderlinde
(1) Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)

Bonus (2)	$616,000
Benefits (3)	$76,296
Cash Severance (4)	$880,000

Total for Ms. Vanderlinde	$1,572,296

(1)	In August 2011, Ms. Vanderlinde terminated her employment and, pursuant to a Separation Agreement with the company dated September 1, 2011, received a total severance payment of $1,572,296.

(2)	Represents a payment equal to 2 times Ms. Vanderlinde’s annual bonus at target pursuant to the terms of her Separation Agreement.
(3)	Represents the payment of COBRA and other welfare benefit plan monthly premiums pursuant to the terms of Ms. Vanderlinde’s Separation Agreement.
(4)	Under Ms. Vanderlinde’s Separation Agreement, she is eligible to receive a payment equal to 2 times the sum of her base salary in effect on her termination date with the company.

2007 Long Term Incentive Plan Vesting

Under the terms of the 2007 Long-Term Incentive Plan (“2007 LTIP”), upon termination from employment with the company, an NEO’s stock options will vest and be exercisable as follows: If an NEO involuntarily terminates employment with the company for any reason other than death, Disability, or Cause (as each is defined in the 2007 LTIP), or if an NEO voluntarily terminates employment with the company after completing at least five (5) years of service with the company, the NEO’s unvested stock options will be immediately forfeited; and the NEO’s vested stock options shall remain exercisable until the earlier of: eighteen (18) months (twelve (12) months for new grants made on or after April 21, 2011) following the NEO’s separation date, or the expiration date of the options. An NEO’s stock options will fully vest upon termination from the company as a result of death or Disability and shall remain exercisable until the earlier of: twenty-four (24) months following the NEO’s separation date, or the expiration of the options. An NEO’s stock options will fully vest upon termination from the company as a result of Retirement (i.e., age 60 with 5 years of service with the company) and shall remain exercisable until the earlier of: ninety (90) days following the NEO’s separation date, or the expiration of the options. All of an NEO’s stock options, including any stock options which were previously vested, will be immediately forfeited if the NEO is terminated by the company for Cause. If an NEO’s termination from employment with the company does not satisfy one of these provisions, then the NEO’s unvested stock options will be immediately forfeited and the vested stock options shall remain exercisable until the earlier of: ninety (90) days following the NEO’s separation date, or the expiration date of the options.

Under the terms of the 2007 LTIP, upon an NEO’s termination from employment with the company, the applicable restriction period will lapse and an NEO’s restricted stock will vest as follows: An NEO’s restricted stock based solely on the requirement to continue to perform services shall become fully vested: (i) immediately prior to a Change in Control (as defined in the 2007 LTIP), (ii) as of the NEO’s date of death or Disability, or (iii) as of the date the NEO has both attained age sixty and completed 5 years of continuous service with the company regardless of whether the restricted stock was granted before or after the date the NEO satisfied the age and service requirements. An NEO’s restricted stock that contains performance conditions as a requirement for vesting shall vest: (i) pro-rata at target based on the amount of time that has elapsed from the beginning of the performance cycle through the NEO’s date of death, Disability, or Retirement, and (ii) in full at target as of a Change in Control. If an NEO is involuntarily terminated by the company for Cause or if the NEO’s termination from employment does not satisfy one of the circumstances described above, all of the NEO’s restricted stock will be automatically forfeited as of the date of termination.

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by Our Directors and Executive Officers

We have provided a stock ownership table below that contains certain information about Shareholders whom we believe are the “beneficial” owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our Directors, NEOs and our Directors and Executive Officers as a group as of February 28, 2012, unless otherwise indicated. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Name of Beneficial Owner	Beneficial Ownership (1)	Percent of Class (Less than 1% not shown) (2)
BC Partners Holdings, Ltd. And related entities: (3)
PO Box 225, Heritage Hall, Le Marchant Street
St. Peter Port, Guernsey, GY1 4HY, Channel Islands
CIE Management II Limited
PO Box 225, Heritage Hall, Le Marchant Street
St. Peter Port, Guernsey, GY1 4HY, Channel Islands
LMBO Europe SAS
54 Avenue Marceau, Paris, France 75008	75,545,774	21.20%

Thornburg Investment Management Inc (4)
2300 North Ridgetop Road Santa Fe NM 87506	25,985,069	9.25%

Blackrock, Inc. (5)
40 East 52nd Street New York, NY 10022	19,763,603	7.04%

Board of Directors and NEOs (6)
Neil R. Austrian, Chair and CEO	1,716,103
Justin Bateman	0
Thomas J. Colligan	15,000
Marsha J. Evans	47,756
Brenda Gaines	193,250
Myra M. Hart	121,834
W. Scott Hedrick	256,998
Kathleen Mason	114,954
James S. Rubin	0
Raymond Svider	0

Total of Board of Directors	2,465,895
(Our NEOs, other than the CEO)
Charles Brown, Former President International (7)	968,983
Elisa D. Garcia, Executive Vice President and General Counsel	492,609
Kevin Peters, President, North America	653,198
Steven M. Schmidt, President, International	1,194,602
Michael D. Newman, Executive Vice President and CFO	1,053,876
Daisy Vanderlinde, Former Executive Vice President, Human Resources (7)	935,951
Directors and Executive Officers as a Group (20 Persons in Total)	8,064,564	2.87%

(1)

Includes shares of common stock subject to options exercisable within 60 days of February 28, 2012, if applicable, even though a considerable number of the options are underwater. See “Options Exercisable within 60 days of Record Date” table below for detail. Also included are unvested shares of restricted stock, as to which the holder has voting rights.

(2)

Except for BC Partners Holdings, Ltd. and related entities (including CIE Management II Limited and LMBO Europe SAS), applicable percentage of ownership for all Shareholders listed in the table above is based on 280,864,843 shares of common stock outstanding as of February 28, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of February 28, 2012, are not deemed outstanding for purposes of computing the percentage of ownership of any other person. Applicable percentage of ownership for BC Partners Holdings, Ltd. (including CIE Management II Limited and LMBO Europe SAS) is based on 356,410,617 shares of common stock, which includes the as-converted number of common shares underlying the shares of Series B Preferred owned by these entities, which are now convertible into common stock.

(3)

The information regarding CIE Management II Limited, which we refer to as CIE, and LMBO Europe SAS, which we refer to as LMBO was derived from a Schedule 13D filed on July 2, 2009, jointly by: (i) BC European Capital VIII-1 to 12 (inclusive), each a United Kingdom limited partnership (“Funds 1-12”); (ii) BC European Capital VIII-14 to 34 (inclusive), each a United Kingdom limited partnership (“Funds 14-34” and together with Funds 1-12, the “CIE Investors”); (iii) BC European Capital VIII-35 SC to 39 SC (inclusive), each a Société Civiles organized under the laws of France (the “LMBO Investors” and together with the CIE Investors, the “Investors”); (iv) LMBO; and (v) CIE on July 2, 2009. CIE is the general partner of, and has investment control over the shares held by, each of the CIE Investors and LMBO is Gérant as to, and has investment control over the shares held by, each of the LMBO Investors. BC Partners Holdings Limited, a limited corporation organized under the laws of Guernsey, Channel Islands (“BCHL”), is the controlling entity of each of (i) CIE; and (ii) LMBO. CIE, LMBO and BCHL are each managed by separate boards of directors. A list of the directors of CIE, LMBO and BCHL is provided on Schedules II, III and IV to the Schedule 13D filed on July 2, 2009 and none of those directors have beneficial ownership of the share held by the Investors. Since CIE, LMBO and BCHL are managed by boards of directors, no individuals have ultimate voting or investment control (as determined by Rule 13d-3) over the shares that may be deemed beneficially owned by CIE and LMBO. We have no further information or knowledge about CIE, LMBO or BCHL. The Investors, CIE and LMBO may be deemed to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) and, as such, may be deemed to be beneficial owners of (y) 274,596 shares of 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share and (z) 75,404 shares of 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share, of Office Depot, Inc., each Investor, however, disclaims beneficial ownership with respect to the shares owned by each of the other Investors, CIE and LMBO. None of the Investors own any shares of common stock over which it has sole voting, disposition or investment power. The figures in the table set forth the number of shares of common stock, on an as-converted basis, owned of record and beneficially owned by the funds including the as-converted underlying shares of Series B Preferred owned by the funds, which are now convertible into common stock.

(4)

The information regarding Thornburg Investment Management Inc. is reported as of December 31, 2011 and was derived from a Schedule 13G filed on February 3, 2012 that reported sole voting power over 25,985,069 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 25,985,069 shares.

(5)

The information regarding BlackRock, Inc. is reported as of December 30, 2011 and was derived from a Schedule 13G filed on February 9, 2012 that reported sole voting power over 19,763,603 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 19,763,603 shares.

(6)	The address for all Directors and NEOs is c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496.
(7)	The ownership information regarding stock ownership of Mr. Brown and Ms. Vanderlinde is as of the date of termination, September 26, 2011 and August, 31, 2011 respectively.

Options Exercisable within 60 Days of Record Date

The number of options that are or will be exercisable within 60 days of February 28, 2012, for each applicable person named in the table above and for our Executive Officers and Directors as a group is as follows:

Neil R. Austrian	254,335	Justin Bateman	0
Thomas Colligan	0	Marsha J. Evans	19,368
Brenda Gaines	112,110	Myra M. Hart	102,425
W. Scott Hedrick	67,202	Kathleen Mason	56,013
James Rubin	0	Raymond Svider	0
Charles E. Brown	790,421	Steven M. Schmidt	978,714

Kevin Peters	516,626	Michael D. Newman	970,543
Elisa D. Garcia	349,322	Daisy Vanderlinde	822,060

All Executive Officers and Directors as a Group (20 Persons)	5,188,958

Underwater Options

Based on the closing price of our common stock on February 28, 2012, the following number of options that are or will be exercisable within 60 days of February 28, 2012, for each applicable person named in the table above are out of the money (i.e. underwater):

Neil R. Austrian	215,599	Justin Bateman	0
Thomas Colligan	0	Marsha J. Evans	0
Brenda Gaines	112,110	Myra M. Hart	66,747
W. Scott Hedrick	67,202	Kathleen Mason	20,335
James Rubin	0	Raymond Svider	0
Charles E. Brown	523,755	Steven M. Schmidt	378,713
Kevin Peters	291,626	Michael D. Newman	670,543
Elisa D. Garcia	161,822	Daisy Vanderlinde	372,060

ITEM 3—ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In deciding how to vote on this proposal, our Board of Directors and the Compensation Committee urge you to specifically consider the changes related to our executive compensation practices that were recently instituted in response to last year’s Say on Pay vote (defined below), which are more fully described in the Compensation Discussion and Analysis beginning on page 23.

Background

At our 2011 Annual Meeting of Shareholders, as required by the Dodd-Frank Act, the Company submitted non-binding advisory votes to our Shareholders to approve our executive compensation (“Say on Pay vote”) and to determine the frequency of the Company’s future Say on Pay votes. Our Board of Directors determined that it would submit a Say on Pay vote to our shareholders annually.

We are asking Shareholders to cast an advisory vote approving the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is advisory and therefore non-binding, Office Depot values the opinions of Shareholders and will consider the outcome of the vote when making future executive compensation decisions.

Our Compensation Philosophy and Practices

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning the interests of executive management with Shareholders, attracting and retaining qualified individuals and creating long-term value while not incentivizing excessive risk taking. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes the decisions made by the Compensation Committee in 2011 in detail. Some highlights include:

•

Chair and CEO compensation: In connection with his appointment as Chair and CEO in May 2011, the Compensation Committee negotiated, and the Board of Directors approved, a new letter agreement with Mr. Austrian that superseded and replaced Mr. Austrian’s interim letter agreement entered into in November 2010. Under the new letter agreement, Mr. Austrian is eligible to receive an annual base salary of $1,100,000, which is less than what he was eligible to receive as Interim Chair and CEO. Mr. Austrian’s other compensation (excluding his time-based restricted stock grant) represents 53% of his total compensation and is at-risk. The Compensation Committee felt it was critical that the Chair and CEO compensation be linked to improving shareholder value. This was accomplished through two equity grants one of which vests based on performance and service requirements while the other vests based on service requirements only. The Company and Mr. Austrian also entered into a change in control agreement which contains the same provisions as the change in control agreements provided to the other NEOs and requires the double trigger of a change in control and termination before any severance benefits become payable. Mr. Austrian is not entitled to severance upon termination prior to a change in control. In July 2011, the parties amended Mr. Austrian’s letter agreement to change the cash bonus performance and payment periods from a quarterly to an annual basis, to align with the performance and payment periods in effect for the other NEOs. There are no gross-up provisions in any of the arrangements with the Chair and CEO.

•

NEO base salary and target incentive compensation levels for 2011 remain at the same levels as 2010: As part of its annual compensation review for NEOs, the Compensation Committee decided to maintain the existing base salary and target incentive compensation levels for NEOs for 2011.

•	Changes to Annual Cash Bonus metrics: The Compensation Committee changed two of the 2010 annual bonus metrics for fiscal 2011 as follows: (i) from Earnings Before Interest, Taxes, Depreciation,

and Amortization (“EBITDA”) to EBIT to align with divisional metrics which focused on improving operating performance while continuing to reduce costs to drive earnings improvement, and (ii) from sales to gross profit dollars to focus the NEOs on profitable sales. The third metric, free cash flow, which was chosen to ensure ongoing liquidity and retention of creditor and vendor confidence, remained the same as the 2010 metric. The 2011 bonus metrics were designed to allow a leveraging up if objectives were “over achieved” or down if below target, but above threshold, performance resulted.

•	Fiscal 2011 Annual Cash Bonus payout: Due to the Company’s 2011 financial performance, the NEOs (except for Mr. Brown and Ms. Vanderlinde) received a bonus at 86% of target.

•

Fiscal 2011 Long-Term Equity Incentive grant: In May 2011, the Compensation Committee approved the annual long-term incentive grant to the NEOs (excluding Mr. Austrian, who was the Interim Chair and CEO at the time) which was delivered 50% in non-qualified stock options and 50% in restricted stock with all equity vesting one-third on each of the first, second, and third anniversaries of the grant date; provided that, each NEO remains in the Company’s employment until each anniversary date. For 2011, all of the non-qualified stock options were granted at a 25% premium over the exercise price, which is the fair market value on the grant date.

•

Termination of Executive Medical Plan beginning in 2012: The Compensation Committee approved terminating coverage of all executives, including the NEOs, under the Executive Medical Plan beginning in 2012 after reviewing the Peer Group and determining that an executive medical benefit is no longer necessary for a competitive executive compensation program and in response to the escalating cost of health care under the Executive Medical Plan. As of January 1, 2012, the executives are now eligible to participate in the medical, dental, vision, and pharmacy benefit programs available to the Company’s broad-based full-time employees.

•

Enhancing Stock Ownership Guidelines: In October 2011, the Compensation Committee enhanced the Company’s stock ownership guidelines for the executives, including the NEOs, to more closely reflect the ownership guidelines of the Company’s competitors and peers and current corporate governance trends. Under the enhanced guidelines, the Chair and CEO is expected to hold Company stock equal to at least either: 700,000 shares, or a multiple equal to five times his annual base salary, to be satisfied within five years of assuming his position. Under the enhanced guidelines, the other NEOs are expected to hold Company stock equal to at least either: 250,000 shares, or a multiple equal to three times each individual’s annual base salary, to be satisfied within five years of becoming a Section 16(b) officer of the Company. The amount of stock required to satisfy the ownership requirement must be held by each NEO until termination of employment with the Company. The Compensation Committee also adopted a restriction on an NEO’s right to sell stock during the initial five year period prior to such individual satisfying the required ownership. The restriction requires that the NEO retains 50% of the net shares (after shares are disposed of to pay for taxes upon acquisition).

•

Risk assessment review: In December 2011, the Compensation Committee reviewed a risk assessment of the Company’s global incentive plans and had a joint review meeting with the Audit Committee in February 2012 as part of the Compensation Committee’s oversight of risk in incentive compensation paid to employees, including the NEOs.

•

Response to 2011 Say on Pay Vote: Because the Compensation Committee established the fiscal 2011 NEO executive compensation program in fiscal year 2011 prior to the 2011 Say on Pay Vote, no specific component of the program was altered for fiscal year 2011 based on the Say on Pay Vote. However, in February 2012, as a result of investor feedback regarding our Say on Pay Vote, as well as the discussions with Hay Group, our compensation consultant, and management, the Company made the following changes to our NEO executive compensation program (other than for the Chair and CEO) for fiscal year 2012 to further link NEO compensation with performance. The Compensation Committee is evaluation changes to the CEO compensation in light of Say on Pay.

•	The Compensation Committee approved a Long Term Incentive Plan structure that will provide a stronger alignment with the Company’s three year performance, while providing stretch goals and retention value for the NEOs. The 2012 Long Term Incentive Plan provides an award to an NEO based on a targeted value broken down as follows:

•

50% of equity award and the entire cash award is performance-based with additional time-based vesting component to promote retention and to better align interests of executive management with shareholders.

•	In fiscal 2012, the long-term incentive opportunity will be:

•	50% of opportunity is Restricted Stock

•	25% of opportunity: Time-based vesting with three year pro-rata vesting period

•	25% of opportunity: Performance-based (subject to meeting EBIT threshold) and time-based vesting pro-rata over three year period

•	50% of opportunity is Cash

•	Performance-based (subject to meeting EBIT threshold) and time-based vesting pro-rata over three year period

•	If fiscal year 2012 performance threshold (EBIT) is not satisfied, NEOs receive only the time-vested restricted stock (25% of opportunity).

We believe that Office Depot’s executive compensation programs align the interests of our NEOs with those of our Shareholders by tying a significant portion of their compensation to Office Depot’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to Office Depot’s long term success.

Effect of Say on Pay Vote

The Say on Pay vote is non-binding on our Board of Directors and the Compensation Committee. However, because our Board of Directors values the opinions of our Shareholders as expressed through their votes and other communications with the Company our Board of Directors and the Compensation Committee will carefully review the 2012 Say on Pay voting results and seek to determine the causes of any significant negative voting results in an effort to better understand Shareholder issues and concerns with our executive compensation. Shareholders who want to communicate with our Board of Directors or management should refer to “Communicating with our Board of Directors” on page 12 of this Proxy Statement for additional information.

Recommendation

We are asking our Shareholders to indicate their support for our executive compensation practices as described in this Proxy Statement. Accordingly, we will ask our Shareholders to vote “FOR”, in a non-binding vote, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement for the 2012 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”, ON AN ADVISORY BASIS, ITEM 3 ON YOUR PROXY CARD.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, Executive Officers and persons who own more than 10% of Office Depot’s common stock to file reports of their holdings and transactions of Office Depot common stock with the SEC and the NYSE. Based on our records, we believe that each of our officers and Directors reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2011.

COPIES OF FORM 10-K AVAILABLE

We filed our Annual Report on Form 10-K for the year ended December 31, 2011, with the SEC on February 28, 2012. The Annual Report on Form 10-K, including all exhibits, can be found on the Company’s website: www.officedepot.com and can be downloaded free of charge. We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2011, which includes our consolidated financial statements and notes to our financial statements, to any Shareholder upon written request. Requests should be sent to the Department of Investor Relations at our Corporate offices, 6600 North Military Trail, Boca Raton, FL 33496.

2013 SHAREHOLDER PROPOSALS

Any Shareholder proposal, including nominations of persons for election to the Board of Directors, intended to be presented for consideration at the 2013 Annual Meeting of Shareholders and to be included in our Proxy Statement for that meeting must be received by the Corporate Secretary at our corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, Attn: Office of the General Counsel, on or before 5:00 p.m. (Eastern Standard Time) no earlier than the close of business on December 23, 2012 and no later than close of business on January 22, 2013. If you wish to submit a proposal to be presented at the 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary at our corporate offices no later than November 11, 2012, and otherwise must comply with Securities and Exchange Commission requirements in Proxy Rule 14a-8 in order to be considered for inclusion in the 2013 Proxy Statement and proxy. If a shareholder desires to bring business or make nominations of persons for election to the Board of Directors before the Annual Meeting that is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, written notice of such business, as prescribed in the Company’s Bylaws, must be received by the Company at its principal office on or before January 22, 2013. If the Company does not receive timely notice, such business will be excluded from consideration at the meeting.

OTHER MATTERS

It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Annual Meeting, it is the intention of the persons named as proxy holders to vote in accordance with the recommendation of our Board of Directors.

Office DEPOT OFFICE DEPOT, INC. 6600 NORTH MILITARY TRAIL BOCA RATON, FL 33496

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 6:00 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 6:00 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M41652-P20063 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OFFICE DEPOT, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1.	To elect ten (10) members of the Board of Directors for the term described in this Proxy Statement.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.		For	Against	Abstain

						2.	To ratify our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the current year.	☐	☐	☐

	Nominees:		For	Against	Abstain
3.

To hold an advisory vote approving the Company’s executive compensation.

Other Matters: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

								☐	☐	☐
	1a.	Neil R. Austrian	☐	☐	☐
	1b.	Justin Bateman	☐	☐	☐
	1c.	Thomas J. Colligan	☐	☐	☐
	1d.	Marsha J. Evans	☐	☐	☐
	1e.	Brenda J. Gaines	☐	☐	☐
	1f.	W. Scott Hedrick	☐	☐	☐
	1g.	Kathleen Mason	☐	☐	☐
	1h.	James S. Rubin	☐	☐	☐
	1i.	Raymond Svider	☐	☐	☐
	1j.	Nigel Travis	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)			Date

ADMITTANCE PASS

2012 ANNUAL MEETING OF SHAREHOLDERS

OFFICE DEPOT, INC.

Thursday, April 26, 2012

8:30 a.m. Eastern Daylight Time

Renaissance Boca Raton Hotel

2000 Northwest 19th Street

Boca Raton, FL 33431

(561) 939-1568

For Security Reasons, You Must Present This Admittance Pass In Order To Enter The Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

M41653-P20063

PROXY

OFFICE DEPOT, INC.

6600 NORTH MILITARY TRAIL

BOCA RATON, FL 33496

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jennifer Leong and Heather Stern as Proxies, each with the power to appoint her or his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of common stock of Office Depot. Inc. held of record by the undersigned on February 28, 2012, at the Annual Meeting of Shareholders to be held on April 26, 2012 or any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. TO VOTE BY MAIL, MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

(continued on reverse side)